UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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ALIGN TECHNOLOGY, INC.

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Cautionary Note Regarding Forward-Looking Statements

In addition to historical information, this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, among other things, our strategies and financial performance; our development of new and existing products and technologies; and other statements that are not historical fact. These statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “may,” “opportunity,” “plan,” “project,” “should,” “strategy,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in particular, the risks discussed in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the Securities and Exchange Commission on February 28, 2025.

We undertake no obligation to revise or update these forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Unless otherwise expressly stated or context requires otherwise, information in this proxy statement is as of April 8, 2025.

Letter to Our Stockholders

“Together, with our customers, we are transforming the way doctors deliver and patients experience digital orthodontics and restorative dentistry, expanding the adoption of clear aligners, and creating lasting value for all stakeholders.”

•Major milestones: 20 million Invisalign® patients treated—including over 5.6 million teens and kids—over 271 thousand active Invisalign® trained practitioners, and over 2 billion clear aligners manufactured worldwide

•FY 2024 Total Revenues of $4.0 billion

• FY 2024 Operating Margin of 15.2%, or 21.8% on a non-GAAP basis

•FY 2024 Diluted Net Income per share of $5.62, or $9.33 on a non-GAAP basis

•Repurchased $353 million of Align common stock during 2024

April 8, 2025
Dear Stockholders,
As I write this letter, we have just wrapped up a global clinical symposium with our most engaged orthodontist and dentist customers from around the world. Some were early adopters of Invisalign treatment, and have been customers since Align’s earliest days. Others discovered the Invisalign system as part of their practice journey or in dental school – or after first purchasing an iTero scanner and experiencing the benefits of Invisalign treatment for their patients and practice. Whatever their history with Align, they all share an excitement about what we are creating together in digital orthodontics and dentistry.
2024 was a year of solid progress, and I’m excited to kick off 2025 building on our portfolio of digital products and services that are redefining how doctors treat patients and are driving practice efficiency and growth while cultivating the best customer experience in the industry. We delivered growth across the business despite relatively slow consumer demand and a flat dental market for the third consecutive year. We achieved several record results for fiscal 2024:
•    Record full year total worldwide revenues of $4.0 billion
•    Record full year total worldwide Systems and Services revenues of $768.9 million
•    Record Teen Clear Aligner shipments 868.1 thousand Invisalign cases
•    Record 130.4 thousand Invisalign trained doctors “shipped to”
We also reached several cumulative milestones that demonstrate our leadership and significant global scale in digital scanning diagnostics, artificial intelligence (AI)-driven solutions, and visualizations facilitating patient communications, 3D printing, and polymer science solutions helping change the fields of orthodontics and dentistry. These include over 100 thousand iTero™ scanners sold, 60 thousand exocad CAD/CAM software installations, 271.6 thousand active Invisalign trained doctors, 19.5 million Invisalign® patients treated—including 5.6 million teens, 7 million Vivera™ retainer cases, and over 2 billion clear aligners manufactured worldwide.
For the full year 2024, total revenues of $4.0 billion, increased 3.5%, and were impacted by unfavorable foreign exchange of approximately $38.5 million, or 1%, compared to 2023. Through strategic cost management and optimization efforts, we enhanced profitability while concurrently investing in key innovations designed to fuel long-term growth, including scanning, software, and direct fabrication 3D printing technologies. For 2024 we delivered an operating margin of 15.2% and a non-GAAP operating margin of 21.8%, exceeding our 2023 performance. Foreign exchange negatively impacted 2024 operating margin by approximately 0.7 points compared to 2023.
As of year-end, our balance sheet remained robust, with no debt and over $1 billion in cash and cash equivalents, after repurchasing approximately 1.5 million of our common stock for approximately $353 million. We continued to focus on optimizing capital allocation to drive innovation, expand our market presence, and return value to shareholders through strategic investments and share repurchases. During 2024, we invested an additional $75 million in Heartland Dental, following our previous $75 million equity investment in 2023, and we announced a $30 million equity investment in Smile Doctors. In February 2025, we announced plans to repurchase $225 million of our common stock through open market repurchases, which, when concluded, will complete our 2023 $1.0 billion stock repurchase program in its entirety.
Clear Aligners
Full year 2024 Clear Aligner revenues of $3.2 billion increased 1.0% year-over-year and were impacted by unfavorable foreign exchange of approximately $31.0 million, or 1%, compared to 2023. Throughout 2024, Clear Aligner volumes accelerated, culminating in the fourth quarter with 6.1% year-over-year growth, driven by increased shipments across all regions, with notable strength in EMEA, APAC, and LATAM, alongside stability in North America.

Full year 2024 Clear Aligner shipments of 2.5 million cases increased 3.5% year-over-year, driven by increased adoption by our customer base, particularly in EMEA, APAC, and LATAM, as well as solid performance in both the orthodontic and general practitioner (GP) channels. In North America, the Invisalign Doctor Subscription Program (DSP) continues to expand, and in 2024, we shipped over 100 thousand DSP Touch-Up cases, up 37% compared to 2023. DSP is currently available in North America and certain countries in Europe and was most recently launched in Brazil.

Of the more than 22 million annual orthodontic case starts globally, teen treatments represent approximately 75% and consist predominantly of wires and brackets as a modality. Gaining share in the teen market through groundbreaking technological innovations and increased productivity are keys to transforming the industry.

In 2024, we shipped a record 868.1K Invisalign cases for teenagers and younger patients, up 7.7% compared to 2023, and they comprised approximately 35% of Clear Aligner’s total volume. We believe teen-specific marketing and sales programs, continued momentum for Invisalign First™, and commercialization of the Invisalign® Palatal Expander System in North America drove adoption and utilization with teens and kids. As more clinical data on the Invisalign Palatal Expander System becomes available, practitioners gain experience, and parents become better informed about it as an innovative and user-friendly treatment option, we believe our share of the kids and teens segment will continue to grow.

Systems and Services

Full-year 2024 Systems and Services revenues of $768.9 million increased 16.0% year-over-year and were unfavorably impacted by foreign exchange by approximately $7.5 million, or 1%, compared to 2023. The strong performance of Systems and Services reflects increasing demand for digital orthodontic workflows, as well as expansion of the iTero™ scanner portfolio, including the successful launch of our next-generation iTero Lumina™ scanner with orthodontic software. The iTero Lumina™ intraoral scanner is a revolutionary device that has a 3X wider field of capture in a 50% smaller wand. It scans faster, is more accurate, and provides better visualization, which allows practices to run more smoothly and helps doctors and patients communicate better with one another.

The intraoral scanner market presents a significant growth opportunity as digital dentistry continues to gain traction. When combined with other diagnostic tools and AI features, scanning technology provides more accurate and complete digital data of patients’ health conditions. It has become an important tool that helps doctors find, diagnose, and treat all their patients' oral health needs, such as orthodontic and restorative issues.

Dental Service Organization (DSO)

The Dental Service Organization market is one of the fastest-growing segments in the dental industry. DSOs currently represent approximately 25-30% of the U.S. dental market, and this share is expected to rise significantly in the coming years. DSOs help drive operational efficiencies and improvements in the quality and access to care across the dental industry.

In 2024, Invisalign Clear Aligner treatment through DSOs outpaced our retail channel globally, driven by our largest U.S. strategic DSO partners, Heartland Dental and Smile Doctors. We also experienced strong growth in iTero scanner sales as DSOs invested in their member practices’ end-to-end digital workflows.

Innovation

Our digital platform of integrated technologies, software, and services has helped improve orthodontic treatment for millions by delivering seamless workflows in dental practices, on mobile devices, and through remote monitoring, and is designed to help doctors and patients realize the benefits of seamless end-to-end digital workflows that improve practice efficiencies and patient experiences. We are especially excited about the potential for the following innovations:

•The iTero Lumina™ intraoral scanner with orthodontic and restorative capabilities (without iTero NIRI technology) and the iTero Lumina™ Pro dental imaging system (with iTero NIRI technology). Powered by iTero Multi-Direct Capture™ technology with a 3x larger field of view and a maximum capture distance of 25 mm, designed to scan 2x faster. iTero Lumina creates a new standard in digital scanning that achieves exceptional clinical outcomes; increases practice efficiency with an effortless, faster scanning experience; and delivers an elevated, more comfortable experience for clinicians and patients. iTero Lumina also enables efficient restorative and multidisciplinary ortho-restorative workflows (including Near Infra-Red Imaging (NIRI) technology in the iTero Lumina Pro dental imaging system) and supports diagnostic of interproximal caries above the gingiva, helping GP dentists reach new levels of practice efficiency and growth while delivering exceptional clinical outcomes.
v

•New iTero scanner innovations to further enhance digital dentistry workflows and integrated treatment options in oral health, restorative and aesthetic treatment in general dentistry, including: Align™ Oral Health Suite, a comprehensive digital suite with new comparison tools that aid in multi-modality assessments and personalized oral health reports; Invisalign® Outcome Simulator Pro with Multiple Treatment Simulation to drive chairside patient education about treatment options; and iTero™ Design Suite with intuitive design capabilities for in-practice 3D printing restorations.
•Align X-ray Insights, a new software-based (CADe*) computer-aided detection solution that uses AI to automatically analyze 2D radiographs. By integrating AI into radiographic analysis, doctors have more precise diagnostic capabilities to improve their patient outcomes.
•“ClinCheck in Minutes” is an AI-powered tool that delivers customized treatment plans in near real-time, significantly streamlining digital workflows. Based on doctors’ built-in, personalized treatment preferences or pre-populated templates for almost touchless digital workflows, “ClinCheck in Minutes” technology is revolutionizing treatment planning for doctors to be able to in the moment treatment planning and patient conversion.
•The next generation of Invisalign Smile Architect™ software, with Multiple Treatment Plans allows doctors to visually compare and modify orthodontic-only and ortho-restorative treatment plans side by side. The Multiple Treatment Plans are integrated into ClinCheck® treatment planning software for doctors to visually compare, review, and choose the best treatment option for each patient.
•The next generation of Invisalign Virtual Care not only enables doctors to stay virtually connected to their Invisalign patients also provides doctors with progress photos, treatment tracking, and scheduling virtual appointments.
•The Invisalign Palatal Expander System consists of a series of removable devices staged in small increments of movement to expand a patient’s narrow maxilla to a position determined by their treating doctor. Each direct 3D-printed device is customized to the patient’s unique anatomy based on an iTero™ intraoral digital scan. Together with Invisalign First aligners, Invisalign Palatal Expanders enable doctors to treat the most common skeletal and dental malocclusions in growing children.
•The Invisalign® system with mandibular advancement featuring occlusal blocks offers doctors and patients a better option for Class II correction of malocclusions in younger patients while simultaneously straightening their teeth. The addition of mandibular advancement features to Invisalign aligners also provides doctors with more options for treating skeletal and dental jaw imbalances and bite correction.
•Direct 3D-printed orthodontic devices demonstrate our commitment to pushing the boundaries of digital orthodontics. In 2025, we plan to expand our 3D-printed portfolio with a pilot for Invisalign First™ direct-printed retainers.

Our achievements in 2024 and commitment to digital transformation set a strong foundation for continued innovation and growth. As we look ahead to 2025, we are energized by the opportunities before us. Orthodontic and dental practices require full digital transformation to truly realize the promise of digital dentistry and provide access to care for millions who want and deserve a healthy, beautiful smile. And we believe we are the best positioned to help doctors transform their practices. From digital diagnosis to scanning and AI-driven visual explanations of patient issues, from polymer science to direct 3D printing, we are revolutionizing dentistry and orthodontics to establish clear aligner therapy as the standard of care.

By the time this letter is published, we will have achieved our 20 millionth Invisalign patient milestone, representing 20 million smiles, 20 million stories, and 20 million lives transformed – a testament to the passion and purpose of our employees, our doctor customers, and their patients.

Thank you for your continued trust and support. Together, with our customers, we are transforming the way doctors deliver and patients experience digital orthodontics and restorative dentistry, expanding the adoption of clear aligners, and creating lasting value for all stakeholders.

Sincerely,

Joe Hogan, President & CEO
Align Technology, Inc.

Notice of 2025 Annual Meeting of Stockholders

Date and Time	Record Date	Virtual Meeting Location
Wednesday, May 21, 2025 10:00 a.m. Mountain Standard Time	March 24, 2025	Online at https://web.viewproxy.com/aligntech/2025

ITEMS OF BUSINESS

YOUR VOTE IS IMPORTANT

Please vote as promptly as possible by using any of the following methods: You may vote your shares over the Internet or by telephone. If you received a paper copy of a proxy card by mail, you may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled, “Voting Information—How do I vote my shares during the Annual Meeting?”

COMPANY PROPOSALS
Proposal 1: Election of Directors	For Each Nominee
Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers	For
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	For
Proposal 4: Replacement of Supermajority Provisions in our Charter with a Simple Majority Vote	For
Proposal 5: Approval of an Amendment to the Align Technology, Inc. 2005 Incentive Plan	For
Proposal 6: Advisory Vote to Allow Stockholders Owning 25% of our Stock to Call a Special Meeting	For
STOCKHOLDER PROPOSAL
Proposal 7: Support for Shareholder Ability to Call for a Special Shareholder Meeting	Against

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21, 2025.

The Proxy Statement and Align Technology, Inc.’s Annual Report on Form 10-K are available electronically at https://web.viewproxy.com/aligntech/2025

Virtual Meeting Admission
All stockholders as of the Record Date (March 24, 2025), or their duly appointed proxies, may attend our virtual Annual Meeting. Online access will begin at 9:30 a.m. Mountain Standard Time, and we encourage you to join early. To be admitted to the Annual Meeting, eligible stockholders must register in advance at https://web.viewproxy.com/aligntech/2025

Technical Issues
Contact 866-612-8937 (toll-free) or 973-873-7684 (international) for any technical difficulties or trouble accessing the virtual meeting or if you are unable to locate your digital control number.

Adjournments and Postponements
Any action on the Items of Business may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

OTHER BUSINESS
Consideration of other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
On or about April 8, 2025, we will mail to our beneficial and registered stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. The Notice also contains instructions on how to request and receive a printed paper copy of the Proxy Statement, Proxy Card and Annual Report.
Stockholders of record of Align Technology, Inc. common stock at the close of business on March 24, 2025, are entitled to vote at the meeting and any adjournments or postponements thereof.
Thank you for your ongoing support of, and continued interest in, Align Technology, Inc.

Sincerely, Align Technology, Inc.
Julie Coletti Executive Vice President, Chief Legal and Regulatory Officer

Proxy Statement Summary
Voting Roadmap
Our Business
2024 Performance Highlights
Governance Highlights
Director Highlights
Fiscal Year 2024 Executive Compensation Highlights

Proxy Statement Summary
This Proxy Statement Summary highlights selected information contained elsewhere in this proxy statement of Align Technology, Inc. (“we,” “us,” “our,” “Align” or the “Company”). It does not contain all the information you should consider, and as such, we urge you to carefully read this proxy statement in its entirety prior to voting. For additional information, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, available at https://investor.aligntech.com/financial-information/annual-report.

Voting Roadmap

Proposals	For More Information	Board Recommendation
COMPANY PROPOSALS
Proposal 1: Election of Directors. Our Board of Directors (the “Board”) and its Nominating and Governance Committee believe that the ten nominated directors (the “Nominees”) encompass a range of talents, skills, expertise, diversity of backgrounds and experiences sufficient to provide sound and prudent guidance for Align’s operations and interests and the interests of Align’s stockholders. See the section entitled “Director Nominees.”
	Page 104	FOR EACH NOMINEE
Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers. Our executive compensation program is designed to align pay with performance, taking into account stockholder feedback and interests. See the section entitled “Executive Compensation—Compensation Discussion and Analysis.”
	Page 105	FOR
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm. Our Board believes the continued retention of PricewaterhouseCoopers LLP is in the best interests of Align and our stockholders. Our Board submits the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. See the section entitled “Company Proposal Three Ratification of Appointment of Independent Registered Public Accounting Firm.”
	Page 106	FOR
Proposal 4: Replacement of Supermajority Provisions in our Charter with a Simple Majority Vote. Our Board requests that our stockholders approve an amendment and restatement of our Charter to replace all voting requirements that call for greater than a simple majority vote with a simple majority vote and make other administrative updates.
	Page 107	FOR
Proposal 5: Approval of an Amendment to the Align Technology, Inc. 2005 Incentive Plan. Our Board believes that long-term equity-based compensation is an important element of our compensation program. We need to increase the number of shares authorized for issuance under the Incentive Plan to continue granting long-term equity to all our employees, including our executive management team and our non-employee directors.
	Page 109	FOR
Proposal 6: Advisory Vote to Allow Stockholders Owning 25% of our Stock to Call a Special Meeting. Our Board believes that giving stockholders of a combined 25% of our outstanding common stock the right to call a special meeting of stockholders strikes the appropriate balance between enhancing stockholder rights and protecting the long-term interests of Align and its stockholders as opposed to the 10% threshold in Proposal Seven.
	Page 121	FOR
STOCKHOLDER PROPOSAL
Proposal 7: Support for Shareholder Ability to Call for a Special Shareholder Meeting. Our Board does not believe this proposal is in the best interests of Align and our stockholders. The proponent’s proposal is inconsistent with market practice and introduces unnecessary risks of disruption and inappropriate use of corporate assets from a small number of stockholders. Our strong corporate governance practices and demonstrated responsiveness to stockholders already provide stockholders with multiple channels to raise their concerns with our Board and management.
	Page 124	AGAINST

Our Business
Align is a global medical device company primarily engaged in the design, manufacture and marketing of Invisalign® clear aligners for the treatment of malocclusions, or the misalignment of teeth, by orthodontists and general dental practitioners (“GPs”), Vivera™ retainers for retention, iTero™ intraoral scanners and services for dentistry, and exocad™ computer-aided design and computer-aided manufacturing (“CAD/CAM”) software for dental laboratories and dental practitioners. Our vision and strategy are to revolutionize orthodontic and restorative dentistry through digital treatment planning and implementation using the Align™ Digital Platform, an integrated suite of proprietary technologies and services designed to deliver a seamless, end-to-end solution for patients, consumers, orthodontists, GPs and lab partners. We strive to achieve our vision and strategy through key objectives made possible with the proprietary technologies and services of the Align™ Digital Platform to establish: clear aligners as the principal solution for the treatment of malocclusions with the Invisalign System as the treatment solution of choice by orthodontists, GPs and patients globally, our iTero intraoral scanners as the preferred scanning technology for digital dental scans and our exocad CAD/CAM software as the dental restorative solution of choice for dental labs.

2024 Performance Highlights
In 2024, we remained steadfast in our commitment to our doctor customers and their patients and further extended our leadership in digital orthodontics and restorative dentistry by focusing on and executing our strategic growth drivers:

International Expansion	GP Dentist Treatment	Patient Demand	Orthodontist Utilization

We continue increasing the presence of our operations and commercial organization globally, expanding our products and service offerings and trainings and educating more doctors in more markets.	We strive to enable GPs, who have the potential to treat the general patient population, to more easily identify potential cases they can treat with the Invisalign System, monitor patient progress or, if needed, help refer cases to an orthodontist while providing high-quality restorative, orthodontic and dental hygiene care.	Our goal is to make the Invisalign brand a highly recognized name brand worldwide by creating awareness for Invisalign treatment among consumers and motivating the potential 600 million patients who can benefit from treatment of malocclusion to seek treatment using the Invisalign System.
We continue to innovate and increase product applicability and predictability to address a wide range of malocclusion cases, from simple to complex, thereby enabling doctors to confidently diagnose and treat growing patients, teens and adults with the Invisalign System.

In 2024, we achieved new milestones towards our strategic priorities.

REVENUES AND MILESTONES

*Included in cumulative Invisalign Clear Aligner Patients' total

For the full year 2024, total revenues were $4.0 billion, Clear Aligner revenues were $3.2 billion, and Systems and Services revenues were $768.9 million. During 2024, we reached the 19.5 millionth Invisalign clear aligner patient milestone, which included over 5.6 million teens and kids. In 2024, we had a record number of 271.6 thousand active Invisalign trained practitioners globally, reinforcing our commitment to doctor-directed and managed care for clear aligner treatment to achieve the safest, most predictable and best possible clinical treatment outcomes for patients. We have also manufactured over 2 billion clear aligners.

In December 2023, we received 510(k) clearance in the United States for the Invisalign® Palatal Expander System, which are intended for rapid expansion and subsequent holding of skeletal and/or dental narrow maxilla (upper jaw) with primary, mixed, or permanent dentition. The Invisalign® Palatal Expander System consists of a series of removable devices staged in small increments of movement to expand a patient’s narrow maxilla to a position determined by their treating doctor. The Invisalign® Palatal Expander System is our first direct 3D printed orthodontic device. Combined with Invisalign First™ Phase 1 clear aligners, Invisalign® Palatal Expanders provide doctors with a full early intervention treatment solution such as Phase 1, an early interceptive orthodontic treatment for young patients. The Invisalign Palatal Expander System is currently available in the United States, Canada, Australia, New Zealand, Hong Kong, Singapore, Japan and certain countries in EMEA. The Invisalign Palatal Expander System is expected to be commercially available in additional markets, pending regulatory approvals.

In January 2024, we completed the acquisition of Cubicure GmbH (“Cubicure”), a company that develops, produces and distributes innovative materials, equipment and processes for novel 3D printing solutions. We believe the acquisition of Cubicure will support our long-term growth strategy by enabling us to scale our 3D printing operations to eventually direct print millions of custom appliances per day. We expect the acquisition of Cubicure will ultimately extend and scale our printing, materials and manufacturing capabilities for our 3D printed products while concurrently materially reducing the amount of resin used in our manufacturing process. Direct fabrication offers the transformative potential of design flexibility that goes beyond what the current thermoforming technology allows. This will potentially allow us to design unique appliances that may perform even better than our existing ones and address unmet market needs. We expect to pilot our first devices on this platform with 3D printed retainers in the first half of 2025.

In January 2024, we launched the iTero Lumina intraoral scanner. The iTero Lumina intraoral scanner is designed with iTero Multi-Direct Capture™ technology that we believe quickly, easily and accurately captures more data while delivering exceptional scan quality and photorealistic images that remove the need for intraoral photos. iTero Multi-Direct Capture replaces the confocal imaging technology in earlier intraoral scanner models. It has a wider field of capture and multi-angled scanning that enables simultaneous capture from multiple angles. Additionally, the iTero Lumina scanner has a capture distance of up to 25mm, making it easier to scan complex oral regions such as narrow or deep palates, edentulous spaces, and partially erupted teeth with minimal maneuvering. It has a 50% smaller and 45% lighter wand (as compared to iTero Element™ 5D imaging system wand, excluding the wand cable), which is expected to be especially beneficial for kids and teen patients. The iTero Lumina scanner has photorealistic scans which enable high quality clinical decisions the same way intraoral photos do, and its advanced software enables scanning at two times the speed. We launched additional restorative software on the iTero Lumina intraoral scanner in the first quarter of 2025.

In addition to these and other innovations in the coming years, we intend to continue to build the Align Digital Platform and add new capabilities to improve clinical outcomes and elevate patient experiences to drive continued practice growth and positive patient experiences.

Net Revenues and Operating Income

The following graphs show Align’s net revenues and operating income from fiscal year 2017 to 2024.

NET REVENUES ($B)
1.473
1.966
2.407
2.472
3.953
3.735
3.862
3.999
FY'17
FY'18
FY'19
FY'20
FY'21
FY'22
FY'23
FY'24

OPERATING INCOME ($M)
353.6
466.6
542.5
387.2
976.4
642.6
643.3
607.6
FY'17
FY'18
FY'19
FY'20
FY'21
FY'22
FY'23
FY'24

Revenue and Profit CAGR

The following graph provides the eight-year compound annual growth rate for our revenue and operating income in comparison to our 2024 peers over the same period.

Governance Highlights

We recognize the importance of strong corporate governance as the foundation for long-term stockholder value. Our Board is responsible for ensuring our governance practices are well-designed and appropriate for our business. We continually review and update our corporate governance practices and frequently meet with stockholders to ensure that our policies are aligned with their interests and corporate governance best practices. As of the date of this proxy statement, these best practices include:

Our CEO and independent Chair of our Board (“Chair”) roles are separated
90% of our directors are independent
Our Board is made up of seasoned executive leaders with a diversity of viewpoints, backgrounds, national origins, and experiences
Since 2017, we have added five new members to our Board
We have significant stock ownership requirements and our CEO has purchased $7 million of our common stock since his last sale in 2021 (1)
Our independent directors hold regular meetings without management present
Employees and directors are prohibited from engaging in short-selling, hedging or pledging transactions
Our Board oversees our overall risk management infrastructure
We promote a culture of integrity and quality that manages risks as part of our corporate strategy and day-to-day operations
(1) To ensure his alignment with Align’s long-term growth objectives and that his interests are closely aligned with those of our stockholders, our CEO has purchased approximately $7 million (as valued at the time of each purchase) of our common stock with his personal funds since his last sale of our common stock in 2021.

Director Highlights
The Board has nominated ten talented directors with skills, experiences and professional backgrounds representing a breadth of perspectives and characteristics particularly relevant to Align's business and strategies.

Fiscal Year 2024 Executive Compensation Highlights

Pay for Performance

In 2024, we retained all of the key elements of our long-standing, stockholder-supported, performance-focused executive management compensation program, which has historically received strong support in our annual say-on-pay vote. As with prior years, the 2024 program directly tied a substantial portion of the target direct compensation of executive management to at risk compensation with 92% and 82% of the target compensation of our CEO and our other named executive officers (“NEOs”), respectively, being at risk. Base salary remained the only fixed direct compensation component. Highlights of our 2024 executive compensation program are in the table below. For a more detailed understanding of our compensation program see the section “Executive Compensation—Compensation Discussion and Analysis.”

Aligned Pay with Long-Term Performance	Cash Incentives Aligned with Company Performance	CEO Pay	CEO Realizable Pay and Stockholder Alignment

The three-year performance-based market stock units (“MSUs”) granted to our NEOs in February 2022 paid out at 72.4% of target in February 2025 based on stock underperformance from 2022 to 2024, all relative to companies comprising the Nasdaq Composite Index.

In 2024, our annual cash incentive bonus paid out at 98% of target to our NEOs under our short-term cash incentive bonus program due to performance that fell short of rigorous targets set by the Compensation and Human Capital Committee.

Our CEO’s target annual long-term incentive value was reduced by $1 million to $12.5 million in 2024 and has again been reduced by an additional $1 million to $11.5 million in 2025, a reduction of approximately 15% over the two-year period. Additionally, realizable pay declined from $28.95 million in 2023 to $27.32 million in 2024.
Our CEO’s cumulative 3-year realizable total direct compensation (“TDC”) was 77% of his cumulative 3-year target TDC and 49% of his cumulative 3-year reported total compensation, as further discussed in the Realizable Pay section of the Compensation Discussion and Analysis section.

Alignment with Stockholder Interest and Company Performance

Corporate Governance
Strong Corporate Governance Policies and Practices
Key Policies
Board Structure and Independence
Role of our Board
Board Risk Oversight
Risk Oversight Program
Committee Responsibilities and Oversight
Annual Committee and Board Evaluations
Board Meetings
Stockholder Communications with the Board

Corporate Governance
We remain committed to high standards of corporate governance, which we believe are foundational to the success of our business, create stockholder value and maintain our credibility in the marketplace.

Strong Corporate Governance Policies and Practices
Our policies and practices are the framework by which we govern our business. Our Board, along with management, regularly reviews our corporate governance policies and practices to ensure that they are appropriate and reflect our high standards. In reviewing these policies and practices and making recommendations, management and our Board consider the feedback of stockholders to be essential.

We maintain a corporate governance page on our website which includes many of our policies and practices, including our Global Code of Conduct (our “Code”), Corporate Governance Guidelines (our “Guidelines”), and the charters for each of the standing committees of our Board. The corporate governance page can be found by clicking on the “Corporate Governance” link in the “Investors” section of our website at www.aligntech.com.

The various policies and practices that we maintain and review regularly, including during the fiscal year ended December 31, 2024, foster responsible corporate governance. These policies include the following:

Global Code of Conduct	Corporate Governance Guidelines	Committee Charters
Our Code emphasizes our ongoing commitment to conducting business with integrity and complying with the law. It applies to all our directors, officers and employees, third parties acting on our behalf and our customers. In addition to finding the Code on our website, stockholders may request a free copy of it by writing to Align Technology, Inc., 410 N. Scottsdale Rd., Suite 1300, Tempe, AZ 85288, Attn: Investor Relations or investorinfo@aligntech.com. We post on our website any amendments to our Code, as well as any required waivers pursuant to the rules of the Securities and Exchange Commission (“SEC”) or the NASDAQ Stock Market LLC (“Nasdaq”).

Our Guidelines establish the size and composition of our Board, Board membership criteria, independence requirements, nominations and elections, director compensation review and approval, Board evaluations, director orientation, stock ownership guidelines, and leadership development and succession among other topics.

Our Committee Charters establish the practices and procedures applicable to each committee. Our Board maintains four standing committees:

•an Audit Committee;
•a Compensation and Human Capital Committee;
•a Nominating and Governance Committee; and
•a Technology Committee.

Key Policies
Our corporate governance policies and practices establish the following key governance requirements:

One share equals one vote	We have a single class of shares with equal voting rights.
Annual director elections	All directors are elected annually for a one-year term and our Board is declassified.
Majority voting	We have a majority voting standard for uncontested elections of directors.
Separation of Chair and CEO roles	Our CEO is focused on managing Align and our independent Chair of the Board drives accountability at the Board level.
Stockholder engagement	We have a longstanding and comprehensive year-round stockholder engagement program.
Access to management	Our Board has significant interaction with senior management and access to other employees.
Time commitment practice	Our Nominating and Governance Committee reviews each director’s various time commitments.
Succession planning	Our Nominating and Governance Committee annually reviews Board and CEO succession planning and provides recommendations to the Board for CEO succession planning. Our Compensation and Human Capital Committee regularly reviews succession planning for executives below the level of CEO.
Board, committee, and individual self-evaluations	Our Board, committees, and individual directors conduct annual performance self-evaluations led by our independent Chair of the Board.
Independent Committees	Only independent directors sit on our committees.
Access to Advisors	We pay for the Board and each of its committees to retain outside advisors and consultants at their discretion.
Board Training	We support the ongoing development and expansion of knowledge of our directors through regular updates on trends and best practices in areas including governance, compliance, ethics and other topics deemed relevant to the fulfillment of their fiduciary duties and encourage and pay for third party trainings, seminars and workshops.
Significant Stock Ownership Guidelines
We maintain meaningful stock ownership guidelines for executive management and non-employee directors: (i) CEO - 6x his annual base salary, (ii) other executive management - 3x their annual base salaries and (iii) non-employee directors - $400,000.They each have five years after becoming subject to the guidelines to attain the requisite stock ownership. As of December 31, 2024, all such individuals were in compliance with these guidelines.(1)

Hedging, pledging, and other transactions	We prohibit short sales, transactions in derivatives, pledging and hedging of our securities and holding our securities in margin accounts by directors, executive officers, and employees.
Proxy Access	An individual or a group of up to 20 stockholders owning at least 3% of our outstanding shares continuously for three years may nominate directors for election of up to the greater of two directors or 20% of our Board.
Global Speak Up Policy	Our Global Speak Up Policy (“Speak Up Policy”) encourages current and former directors, employees and third-party business partners such as contractors, consultants, suppliers, distributors and even customers to voice their questions and concerns regarding conduct they believe in good faith to be inconsistent with the Code so that we may respond promptly, objectively, fairly, appropriately and without retaliation.
Cybersecurity Leadership	We employ a dedicated Chief Information Security Officer (“CISO”) responsible for enterprise-wide information security strategy and standards.
Corporate Social Responsibility Leadership	We maintain a Vice President of Human Resources, Employee Programs and Community Engagement that enables us to dedicate our time, talents, and resources to organizations and programs that make a positive difference in the lives of others.

(1) For purposes of this policy, “ownership” includes shares of our common stock directly held or held in trust for the benefit of such director, member of executive management or their family members living in the same household and shares of our underlying restricted stock units held directly, whether or not yet vested. “Ownership” does not include vested or unvested options to purchase our common stock or shares underlying unvested MSUs.

Board Structure and Independence

Our Board currently consists of ten directors. Our Board has determined that all Board members, other than our President and CEO, Mr. Hogan, are independent under the applicable rules of Nasdaq.

Our Board maintained four standing committees in 2024, an Audit Committee, a Compensation and Human Capital Committee, a Nominating and Corporate Governance Committee and a Technology Committee. Our Board has furthermore determined that under applicable Nasdaq and SEC rules for committee memberships all committee members are independent, and each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Exchange Act. Our Board also has also determined that Ms. Anne Myong qualifies as an “audit committee financial expert” as that term is defined under SEC rules.

The roles of CEO and Chair are separated in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and establishing key initiatives after consultation and input from our Board. The CEO furthermore provides our day-to-day leadership and monitors our performance against our initiatives. On the other hand, the Chair provides guidance to the CEO and, in consultation with the CEO and other members of our Board, sets the agenda for Board meetings and presides over meetings of the full Board. We believe this separation of duties allows the CEO and Chair to most efficiently use their time and fulfill their respective responsibilities, which are critical to our success. While our Amended and Restated Bylaws (“Bylaws”) and Guidelines do not require the Chair and CEO positions to be separate, our Board believes having separate positions and an independent outside director serve as Chair is the appropriate leadership structure for us at this time.

Role of our Board

Our Board is responsible for reviewing our overall performance, overseeing our management, and assuring the long-term interests of stockholders are served. To satisfy its duties, our Board reviews corporate objectives and strategies, evaluates and approves significant policies and proposed major commitments of corporate resources, selects, evaluates and provides for the succession of executive management and, subject to oversight by our Nominating and Governance Committee, nominates individuals for election at annual stockholder meetings to serve as our directors and appoints individuals to fill any vacancies on our Board.

Board Risk Oversight

Our Board takes an active role in overseeing corporate strategy with the intent to secure the long-term interests of stockholders. While management is responsible for the day-to-day management of the risks we face, our Board, as a whole and through its committees, is responsible for overseeing management in the competent and ethical operation of Align. Our Board does not have a standing risk management committee. Rather, it administers its oversight responsibilities directly through the Board as a whole, as well as through the various standing committees that address risks inherent to their respective areas of oversight. When a committee receives reports, the chair of the committee discusses them with the full Board at subsequent Board meetings, which enables the entire Board to coordinate the risk oversight function.

Risk Oversight Program

Board of Directors
The Board directly oversees corporate strategy, CEO succession planning, and other matters reserved for the full Board. The Board reviews and discusses with management potential significant risks affecting Align. Our directors take a proactive, focused approach to their responsibilities by setting standards to ensure our business success is achieved through the highest standards of responsibility and ethics.

Audit Committee	Compensation and Human Capital Committee	Nominating and Governance Committee	Technology Committee
Our Audit Committee assists our Board in areas of financial and investment risks, internal financial controls, cybersecurity, data privacy, crisis preparedness, and legal and regulatory requirements.	Our Compensation and Human Capital Committee assists our Board to manage risks arising from our compensation policies and practices and long-term and emergency succession planning of our non-CEO executives.	Our Nominating and Governance Committee assists our Board to manage risks associated with Board membership, structure, responsibilities and organization, long-term and emergency CEO and Board succession planning, and sustainability.	Our Technology Committee assists our Board to manage risks associated with technical and market risks associated with product development and investment and with data and analytics capabilities, and initiatives that leverage these capabilities, including artificial intelligence.

Management
Led by our CEO and executive team, management implements and supervises day-to-day risk management processes and reports significant matters to the Board and its committees. Executive management, other employees, consultants and advisors routinely attend and present at Board meetings and are available to address questions or concerns raised by our Board on risk management-related and other matters.

Internal Audit	Risk Management Program
Internal Audit is directly overseen by our Audit Committee. Internal Audit identifies and helps mitigate risk and improve internal controls.
Our Board encourages management to establish a culture that actively promotes risk identification as part of our corporate strategy and day-to-day business operations. Furthermore, our Board encourages full and open communication between it and management. The Chair of the Board meets regularly with our CEO and other members of executive management to discuss strategy and the risks we face. Our directors take a proactive, focused approach to their responsibilities by setting standards to ensure our business success is achieved through the highest standards of responsibility and ethics.

Succession Planning
Our Nominating and Governance Committee oversees succession planning for our Board and our Chief Executive Officer, and our Compensation and Human Capital Committee oversees succession planning for our other executives.
First Quarter	Second Quarter	Third Quarter	Fourth Quarter

PERFORMANCE REVIEW AND COMPENSATION AWARDS	REVIEW OF MARKET TRENDS AND STOCKHOLDER FEEDBACK	REVIEW OF COMPENSATION RISKS AND DIRECTOR QUALIFICATIONS	PERFORMANCE ASSESSMENT AND SUCCESSION PLANNING

Compensation and Human Capital Committee: Finalize and approve performance reviews and compensation decisions for the prior year and target compensation for the current year, with deliberation and input from the entire Board.
Compensation and Human Capital Committee: Annual review of recruitment, executive compensation market trends and compensation philosophy. Annual review of say-on-pay voting results.
Nominating and Governance Committee: Review and determination of desired qualifications, skills, expertise and characteristics for the full Board.

Compensation and Human Capital Committee: Annual review of risks associated with Align’s compensation policies and practices.

Compensation and Human Capital Committee: Review of the performance of the executive officers in connection with compensation analysis and succession pipelines.

Nominating and Governance Committee: Review succession plans for Align’s directors and CEO.

Committee Responsibilities and Oversight
During the year, our Board maintained the Audit Committee, the Compensation and Human Capital Committee, the Nominating and Governance Committee and the Technology Committee. Each of the committees assisted our Board with risk management oversight within their areas of responsibility and apprised the full Board of significant matters and management’s response.

AUDIT COMMITTEE Report of the Audit Committee on Page 99

Committee Members Anne M. Myong Kevin J. Dallas Andrea L. Saia Mojdeh Poul(1)
Financial Reporting and Audits
Our Audit Committee oversees and monitors our accounting and financial reporting processes, financial statement audits, internal accounting and financial controls, and Internal Audit Department. It is responsible for appointing, compensating, retaining, terminating, evaluating and overseeing the work of our independent auditors and reviewing the auditors’ proposed scope of work, approach and independence. The Committee also establishes procedures for receiving, retaining and responding to complaints regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Compliance and Ethics
Our Audit Committee is responsible for reviewing compliance and ethics risks as well as the steps management takes to understand and mitigate these risks. The Committee also reviews, approves and monitors our Code and Speak Up Policy. Our Global Compliance and Ethics Officer (“GCEO”) is responsible for implementing and maintaining an effective compliance and ethics program, including the Code, Speak Up Policy and other policies, trainings and communications related to key risk areas such as anti-bribery, anti-corruption and ethical interactions with healthcare professionals. Our GCEO is responsible for reviewing and assessing the effectiveness of our program against related laws and industry best practices.

Anti-Bribery and Anti-Corruption Compliance
Our Audit Committee reviews and oversees our Global Anti-Bribery and Anti-Corruption Compliance Program (“ABAC Program”). The Committee receives periodic updates from the GCEO concerning the ABAC Program and related activities. In 2024, our GCEO met with the Committee twice to discuss our ABAC Program.

Cybersecurity
Our Audit Committee has responsibility for overseeing and reviewing our cybersecurity, data privacy, and other information technology risks, controls and procedures, including our plans to mitigate cybersecurity risks and to respond to data breaches. The Committee also reviews with management any specific cybersecurity issues that could affect the adequacy of our internal controls and disclosure procedures and any public disclosures about our cybersecurity controls and procedures, the Board’s cybersecurity expertise, and its oversight of cybersecurity risk. The Committee periodically reports on its review of cybersecurity risks and our cybersecurity program to the Board. In 2024, the CISO or his team met with the Committee four times to discuss cybersecurity risks and threats.

Data Privacy
Our Audit Committee is responsible for overseeing and reviewing our data privacy risks, controls and procedures, including our efforts to mitigate cybersecurity risks and to respond to data breaches. The Committee receives periodic updates on our data privacy program and in its oversight role, sets the expectation that we address the risks we face and take action to mitigate those risks. We have various technical, administrative, and physical safeguards in place to help protect against unauthorized access to, use, or disclosure of customer, consumer and patient information and data we collect and store. We have a Compliance and Privacy Officer and dedicated privacy experts who advise the business on privacy risks and assesses the effectiveness of privacy controls and compliance with various legislative and regulatory requirements. In 2024, our Compliance and Privacy Officer and AI experts met with the Committee twice to discuss data privacy matters.

(1) Ms. Poul was appointed to the Audit Committee in February 2024.

Compensation and Human Capital Committee Compensation and Human Capital Committee Report on Page 74

Committee Members George J. Morrow Anne M. Myong Andrea L. Saia Kevin T. Conroy(1)
Our Compensation and Human Capital Committee assists our Board to manage risks associated with our compensation policies and practices. It ensures that our compensation programs successfully align the interests of employees, including executive management, with those of our stockholders. Align routinely seeks the input of our stockholders regarding our compensation practices through our stockholder engagement program and members of our Compensation and Human Capital Committee join those discussions as appropriate. The Committee furthermore assists our Board to manage and oversee long-term and emergency succession planning for our non-CEO executives.

Our Compensation and Human Capital Committee also reviews and administers all compensation arrangements for executive management and reviews general compensation goals and guidelines for our employees and the criteria for which bonuses are determined. It evaluates the various elements of our compensation programs to avoid encouraging, and to mitigate against, excessive risk-taking by promoting behaviors that support sustainable value creation. Additionally, the Committee retains, oversees and assesses the independence of our compensation consultants and advisors.

The Compensation and Human Capital Committee also oversees our human capital management-related activities, including matters regarding employee hiring, retention, advancement, engagement, and workplace culture. It periodically reviews the human capital management strategies, programs and policies.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation and Human Capital Committee is, nor has ever been, a member of our executive management or an employee. None of the members of executive management currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more members of executive management serving on the Committee or our Board.

(1)Mr. Conroy was appointed to the Compensation and Human Capital Committee in February 2024.

Nominating and Governance Committee

Committee Members Joseph Lacob C. Raymond Larkin, Jr. George J. Morrow Susan E. Siegel
Our Nominating and Governance Committee educates and assists our Board to oversee and make recommendations regarding corporate governance programs, policies and practices, manage risks associated with Board membership, structure, responsibilities and organization as well as long-term and emergency CEO and Board succession planning.

At the request of our Board, our Nominating and Governance Committee conducts annual reviews and evaluations and makes recommendations concerning Board and CEO succession. It evaluates the current size, composition, organization and governance of the Board and its committees and identifies, evaluates and recommends nominees to the Board, including as it relates to their independence, skills, expertise, characteristics and ability to dedicate sufficient time and attention to meet their responsibilities as directors. In 2023, the Committee managed the process and search by which two new directors were appointed to our Board following the departure of two longer-tenured directors. The Committee also develops and recommends corporate governance principles applicable to Align and oversees and coordinates our ecological and governance initiatives, policies, practices and programs.

Technology Committee

Committee Members Kevin J. Dallas Joseph Lacob Andrea L. Saia Susan E. Siegel
Our Technology Committee assists our Board to evaluate major technology plans and strategies, including technical and market risks associated with product development and investment. It reviews our technology and development activities, evaluates and monitors our intellectual property portfolio, and oversees and advises our Board on matters of innovation and technology. It also reviews and monitors delivery of data and analytics capabilities, and initiatives that leverage these capabilities, including artificial intelligence. Additionally, it assesses existing and potential new advanced technology markets. The Technology Committee also monitors future technology trends that may affect Align’s strategic plans.

Annual Committee and Board Evaluations
To ensure that our Board and its committees are performing effectively and in our best interests and those of our stockholders, our directors perform an annual assessment of our Board and its committees, as described below.

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1. QUESTIONNAIRES Each director completes a Board self-assessment questionnaire and a separate questionnaire for each committee on which the director serves. Each questionnaire requests ratings and solicits detailed suggestions for improving the structure and composition of the Board (or committee), effectiveness and culture, meeting content and conduct, access to information, committee responsibilities, access to independent advisors and overall performance. The committee-specific questionnaires are further tailored to the respective committees’ roles and responsibilities.

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2. DIRECTOR REVIEW Self-assessment questionnaire results are compiled and summarized by our Chief Legal and Regulatory Officer. The summaries include all specific comments from directors, without attribution. Each director receives the Board self-assessment summary and the self-assessment summary for each committee on which the director serves.

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3. BOARD SUMMARY & FEEDBACK Committee self-assessments results are discussed by each committee, and Board self-assessments results are discussed by the full Board. Each committee and the Board identify areas for further consideration and opportunities for improvement and implement plans to address those matters.

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4. ONGOING FEEDBACK Throughout the year, directors may discuss concerns separately with the Chair.

Board Meetings
Our Board holds meetings at least quarterly, and the committees hold meetings at least annually. For the period of their service on the Board and each applicable committee in 2024, each director attended at least 75% of the aggregate of the total number of meetings of our Board and the committees on which each served. Our Board held six meetings in 2024.

Our Guidelines provide that our independent directors meet in executive session at least twice a year. The independent directors met in executive sessions four times in 2024.

Our Board members are encouraged, but not required, to attend annual meetings of stockholders. Last year, eight directors attended our 2024 annual meeting of stockholders.

Stockholder Communications with our Board
Stockholders may communicate directly with our non-management directors by sending an email to Board@aligntech.com. These communications are monitored to ensure appropriate summaries of all received messages are provided to our Board at its regularly scheduled meetings. Where the nature of a communication warrants, our Executive Vice President, Chief Legal and Regulatory Officer may decide to obtain the more immediate attention of an appropriate committee of our Board or a non-management director, executive management or independent advisors. After reviewing stockholder messages, our Board determines an appropriate response if they deem a response necessary or warranted.

Stockholder Engagement
Stockholder Outreach and Engagement
Meaningful Compensation and Governance Changes

Stockholder Outreach and Engagement

Recognizing that stockholders are the owners of Align, we maintain consistent, frequent and open dialogue as part of our proactive Investor Relations function to actively inform and educate existing and potential stockholders on Align’s business and financial performance, as well as encourage and welcome feedback from stockholders regarding all aspects of our business, including our executive management compensation program and the outreach program itself. Our engagement is year-round day-to-day communication with stockholders and is managed by our Investor Relations Officer (“IRO”). Proactive outreach can include members of our Board and various members of executive management, including our CEO, CFO, IRO and other organizational leaders from select internal organizations, including Finance, Human Resources, Legal, Regulatory Affairs, Quality Assurance, Operations, Sales and Marketing, Research and Development, Clinical, and Product Development. We use this outreach to provide stockholders with timely, accurate, consistent and transparent information on our strategy, products and technology and business performance, as well as addressing issues expressed by our stockholders, sharing our underlying vision, the rationales for our compensation programs and the impact of Board oversight in key areas.

Input from stockholders, analysts and customers is shared internally, including with our Board and its committees, to be used in future strategic, operational, compensation and governance decisions, as appropriate. Feedback from the majority of stockholders with whom we spoke in 2024 was positive despite challenging macroeconomic conditions. Throughout our many discussions with stockholders, they remained engaged and willing to provide feedback and suggestions regarding our Board structure and composition, executive compensation practices, sustainability policies, human capital management, Board and CEO succession planning, executive management, governance, diversity and inclusion and other various topics of importance to them, including our strategy, financial model, business performance, competition, and guidance practices. While several stockholders offered suggestions for alternative ways to structure our executive management compensation program, including diversifying and enhancing our annual cash incentive compensation plan and long-term equity compensation components, none insisted that modifications were required.

Meaningful Compensation and Governance Changes Reflects Stockholder Feedback

In recent years, our Board, Nominating and Governance Committee, and Compensation and Human Capital Committee have carefully considered feedback from our stockholders and taken action where appropriate. Recent examples include the following:

Appointment of New Board Members	Appointing five new Board members since 2017, including two in 2023 that replaced two longer-tenured directors and increased the diversity of experiences and skills of our Board
Adoption of Clawback Policy	Adopting a clawback policy that provides for the recoupment of executive compensation in certain circumstances
Reduction of CEO Target Pay
Reducing the target value of Mr. Hogan’s long term incentive grant by $1 million compared to 2023 and further reducing to it by an additional $1 million in 2025 (a reduction of approximately 15% over two years), to better align with stockholder expectations

Amendment of Bylaws	Amending our bylaws to include proxy access provisions and clarifying director nomination requirements. See “Board Composition and Refreshment” below for more information
Amendment of NGC Charter	Amending the charter of our Nominating and Governance Committee to assign to it Board oversight of ESG efforts and disclosures
Amendment of Compensation Committee Charter	Amending the charter of the then Compensation Committee to assign to it oversight responsibilities of human capital management strategies, programs and policies. In doing so, the Board deemed it important to rename the committee as the Compensation and Human Capital Committee in recognition of its additional responsibilities
Expansion of Sustainability Disclosures	Expanding disclosures concerning sustainability related matters, including corporate responsibility and human capital management, on our website and in our securities filings including, most recently, those set forth in our Annual Report on Form 10-K filed with the SEC on February 28, 2025, and in this proxy statement
Formation of ESG Steering Committee
Forming an ESG Steering Committee overseen by key members of executive management to gather data and develop strategies in ways that allow us to incorporate ESG principles into our strategic objectives

Establishment of Corporate Social Responsibility Committee and Oversight	Creating a Corporate Social Responsibility (“CSR”) organization, appointing a full-time dedicated Vice President of Human Resources, Employee Programs and Community Engagement, and a Vice President of Global Real Estate, Workplace Services and Sustainability, establishing a CSR Committee, and establishing the philosophical pillars of our CSR program
No One-Time Equity Awards to Executives	Pledging not to award significant one-time equity awards to members of executive management, including our CEO, without prior consultation with stockholders
Increased Proxy Engagement	Increasing the focus, frequency, and breadth of stockholder proxy engagement in order to ensure we consistently foster relationships and more effectively capture and address stockholder suggestions and feedback regarding proxy related matters
Proposed Charter Amendments	Seeking stockholder approval at the Annual Meeting of an amendment and restatement of our Charter to replace all voting requirements that call for greater than a simple majority vote with a simple majority vote

Corporate Social Responsibility
Accountability and Governance
Sustainability
Employees
Community

Corporate Social Responsibility

align
ALIGN
Employee Engagement
Accountability &
Governance
Community Engagement
Sustainability
Month of
smiles
Share. Give. Smile.

Our vision is to make clear aligner orthodontic treatment accessible to everyone globally and realize our purpose of transforming smiles and changing lives through doctor directed and supervised treatment. We understand our impact is not limited to improving patient health through the medically supervised use of a prescription medical device. We are responsible for increasing awareness of the overall health benefits of straighter teeth and better oral hygiene and to incentivize both by making clear aligner therapy the standard of care for the treatment of malocclusion in orthodontics and restorative dentistry.

Straightening your teeth is not only about aesthetics and a beautiful smile, but can also improve chewing and speech function, ease pain related to TMJ disorder, and reduce the risk of cavities, gum disease and other oral health issues. The majority of the world’s population have some form of malocclusion or crooked teeth, however, only a fraction receives orthodontic treatment because access to care is limited by a number of factors including the manual nature of traditional orthodontic treatment using metal wires and brackets. By continually innovating and developing digital technologies and services that enable more dental health professionals to easily diagnose and treat patients with crooked teeth, and help them retain their healthy, functionally correct bites and beautiful smiles, we are increasing access to care for millions of people who might not otherwise receive oral health care, including needed orthodontic treatment. We believe the digital transformation of dental practices and treatment modalities has a significant positive impact on people’s oral health, overall health, and our society.

It does not stop there, however. We believe that establishing a sound foundational skeletal and dental structure is fundamental for lifetime oral and overall health, equally as important as good oral hygiene and regular check-ups are to helping prevent oral diseases closely linked to non-communicable diseases such as diabetes, heart disease and a host of other serious conditions that exact a costly toll on people, governments and society. We are driving the evolution of comprehensive digital dentistry from diagnosis and prevention through orthodontic and restorative dental treatments, and treatment monitoring with technologies such as our upgraded iTero Lumina™ scanner and iTero Lumina™ Pro dental imaging system, that improve and increase patient access and outcomes, expand doctors’ reach, capacity and accelerate practice efficiencies.

We also understand that as an organization our impact is not limited to improving patient oral and overall health. Interacting ethically and constructively with our employees, customers, patients, suppliers, and stockholders around the globe is fundamental to achieving our purpose and creating value for investors who put their trust in us.

We continuously assess our actions and evaluate our success based on four areas: the standards we set for ourselves and how we hold ourselves and those around us accountable to those standards; ecological continuity and resilience; establishing and maintaining a corporate culture that encourages respect, wellness and the growth of our employees; and contributing to the communities in which we live and work.

Accountability and Governance
Evaluating the impact we have on our employees and the communities in which we operate, and proactively making improvements to create a positive impact

Our Board and senior management believe that for us to fulfill our mission, we must conduct our business ethically and demonstrate integrity through open and clear disclosures that foster transparency and accountability. This is not only the right thing to do, but it is essential to building the trust and credibility required to generate engagement and loyalty in our employees, deliver against our business goals and improve the lives and health of those we serve. It strengthens our brand and ultimately increases value for all of our stakeholders.

We focus first on those matters most closely associated with the impact of our operations and products on our customers, patients and employees, and then more broadly on the impact to our communities and the world at large. We then tailor our initiatives to align with our strategic growth drivers, allowing us to also meet the demands placed on us by our stockholders and the constituents we serve. We believe that maintaining ethical, transparent oversight starts at the top with dedicated time and attention from our Board and executive management team.

•Our Nominating and Governance Committee oversees our ecological and governance strategy, initiatives, and disclosures and receives regular updates from our CEO and other members of executive management throughout the year.
•Our cross-functional ESG Steering Committee – drawn from our Executive Management Committee and senior leadership – is tasked with assessing the regional and global impacts and risks of our operations and the products we produce in the areas of sustainability, human capital management, and philanthropy. The

ESG Steering Committee also coordinates the policies, practices and initiatives needed to meet our corporate goals.
•Our Compensation and Human Capital Committee is specifically chartered and empowered to oversee our corporate culture, particularly those matters relating to human capital management.
•Our Audit Committee is tasked with overseeing a wide variety of risks related to our operations, including violations of our Code and Speak Up Policy, and cybersecurity risks, amongst many others.
•Our Technology Committee is charged with supervision of our artificial intelligence processes, governance, implementation and risk management.

Sustainability

Recognizing resources are finite and should be used wisely with a view to reducing our ecological impact and mitigating risks to our long-term operations

We are committed to making our operations resilient and creating a positive overall impact by minimizing the ecological impacts of our supply-chain, processes, and services. To help us achieve these commitments, we integrate recurring practices and renewable or recyclable materials into our business operations and products in ways that help manage the impact of our operations, mitigate risk, reduce costs and increase stockholder value.

We have embarked on a multi-year strategy to advance resilient and enduring operational initiatives to mitigate risks to our operations and the communities in which we operate and that we serve. This includes:

•Expanding our capabilities to assess and comply with emerging domestic and international regulations governing the ecological impacts of our operations.
•Obtaining limited assurance of our 2023 Scope 1 & 2 greenhouse gases (“GHG”) emissions, water and waste data by a third-party auditor.
•Publishing our Financial Year 2023 Sustainability Report, which was issued in compliance with Swiss law. A copy of the report can be found in the Corporate Social Responsibility section of our website.
•Evaluating the ecological and social impacts of our operations through a Double Materiality Assessment as we prepare to comply with reporting obligations under the European Union’s Corporate Sustainability Reporting Directive as early as 2026.

As we continue to evaluate our global sustainability and operating risks and impacts, we have various research, development, and operational initiatives underway.

•Energy Consumption and Generation. We believe it is important to diversify our sources of energy to mitigate overdependence on any particular form of energy. This includes:

◦Renewable Electricity Procurement. Clean energy programs and renewable energy credits comprised 47% of our total electricity consumption in 2024. Grid-supplied electricity for our San Jose campus is sourced from 100% renewable energy, and we are advancing efforts to further maximize the use of renewable energy sources across global operations where economically feasible and in furtherance of our efforts to avoid dependence on any one form of energy.
◦Energy Generation. We utilize on-site solar PV systems as one of several means to reduce our reliance on grid-supplied electricity. In 2024, we installed three additional PV systems. In total, our PV systems generated 2,941 MWh of electricity in 2024.

•Strategically Leveraging Proximity and Smart Building Design. We continue to diversify operating risks, bring operations closer to our customers, and reduce shipping and transportation costs. This includes the expansion of our Wroclaw, Poland operations to speed delivery of our products to customers in Europe, Africa and portions of Asia while reducing shipping costs and ecological impacts. In addition, Wroclaw, Poland continues to maintain its Leadership in Energy and Environmental Design (LEED) Gold certification.

•Water Conservation. Through Best Management Practices, we reduced costs and water consumption through initiatives that have recycled over 21 million gallons of water since January 2023.

•Waste Reduction and Recycling. Building on 2023, we continued to add comprehensive recycling programs to address the entire waste profile ranging from everyday operations to manufacturing and product use by our customers and patients.

◦The majority of plastic we use is diverted from landfills through energy recovery programs or via recycling.
◦We responded to customer and patient feedback for recycling initiatives by launching recycling model programs in Brazil and piloting new models in the United States and Australia, providing customers with options for recycling used aligners they have requested.

•Other Initiatives

◦We began limited direct fabrication of certain products. In the future, we expect direct fabrication will significantly reduce the amount of resin used in the manufacturing process as we scale the production process and thereby reduce our per unit materials costs.
◦Since 2016, product design and manufacturing innovations to traditional manufacturing processes have reduced our materials costs by reducing the polymer content used in our aligner fabrication process by approximately 50% and the amount of resin in aligner molding by approximately 33%.
◦Expanding the use of our intraoral iTero scanners to overall reduce the need for traditional polyvinyl-siloxane dental impressions, mining of the materials used to make those impressions and the costs and environmental impacts of shipping those impressions.
◦Redesigning our packaging materials to decrease costs related shipping as well as compliance with packaging regulations and the ecological impact of product packaging.

•Responsible Procurement Practices. Our suppliers are essential to all aspects of our business, and our supplier relationships are based on trust and shared commitments to ethical and legal conduct. We select key suppliers that have implemented sustainable business practices to serve our core business processes.

◦We expect our supply partners to follow the highest standards in the industry, such as ISO 14001, and we require our suppliers to adhere to responsible sourcing. We prohibit our suppliers from profiting from the sale of tantalum, tin, tungsten, and gold (“conflict minerals”) that funds conflict in the Democratic Republic of the Congo and adjoining countries and require them to source such minerals from socially responsible suppliers.
◦Our suppliers are asked to comply with our Code through which we expect them to respect human rights and treat others fairly, including complying with labor and employment laws, namely minimum wages, overtime, forced and child labors, not unlawfully confiscating immigration documents, and respecting the rights of individuals to return to their home countries.

Employees

2.7 Million

Children, caregivers and parents reached since 2019 through Align's title sponsorship of the **HERO Program**

74

Students received Align scholarships to attend Operation Smile's International Student Leadership Conference

17

Years of support for America's Tooth Fairy, a nonprofit dedicated to enhancing access to oral healthcare for underserved children

Enhancing quality, accessibility and affordability of health services

$3.0M

Donated to **Operation Smile**

7th Annual Month of Smiles

Encourages our global employees to volunteer and donate to various causes

Prioritizing our employees' development, wellness and safety, and valuing our employees' differences and perspectives

We believe our success is driven by a global workforce characterized by differing backgrounds, beliefs, perspectives and skills. We also strongly believe that the motivation, support, safety, and well-being of employees is fundamental to our success. Our employees must comply with our Code and are regularly asked to read and acknowledge their obligations under the Code. We also strengthen our organization by creating and following values that honor our employees:

•Authenticity and Integrity. We are committed to a culture in which we conduct our business ethically, responsibly and transparently and inform our employees of our expectations through well-designed policies and procedures that start with our Code.
•Listening and Empathizing. We encourage active listening and development of healthy and respectful relationships in which employees can openly and honestly express their thoughts, opinions, hopes and concerns for the betterment of the organization and all its stakeholders. We value our employees' collective voices and as a result utilize a continuous employee listening strategy that includes globally managed pulse surveys, employee lifecycle surveys, and a self-service feature to support listening efforts for our global employees have a continuous listening strategy. We leverage survey results and comments to seek ways to make positive changes throughout the organization.
•Developing our Talent. We have confidence in our employees and encourage them to actively manage their own careers and development using our learning and development resources. Align University Online enables our global employee population to access a diverse portfolio of approximately two thousand self-directed courses in up to 80 languages. We also offer a full suite of custom leadership development programs, beginning with aspiring leaders, continuing with managers and directors, and culminating with executive development opportunities. Our global initiative, Voyage, offers a set of tools, resources and a new mindset, empowering employees to start thinking differently about career growth by embracing development opportunities in new and sometimes unexpected ways. Voyage helps employees experience their career through four distinct lenses: Self, Networks, Experience and Skills. Since its launch in 2022, 45% of our employee population has interacted with Voyage with over 140,000 total visits. In addition to our navigation site, we host two Voyage Set Sail weeks annually, where we offer experiential learning for individuals and teams utilizing activities that helps keep development as a focus for our employees. This helps us attract and retain an engaged and productive workforce.
•Balanced and Fair. We welcome differences as opportunities for learning, overcoming challenges and thinking creatively. We serve customers and patients in over 100 countries, making inclusion, diversity and belonging essential for our growth. We are committed to building a workforce of diverse cultural backgrounds and life experiences through fair and balanced policies and practices. A variety of employee resources and standards embody our commitment to inclusion and diversity, including our employee resource groups that focus on the professional development, recruitment, and cultural awareness of underrepresented groups.
•Health, Wellness and Safety. We prioritize the health, safety and well-being of our employees and their families.
◦We have implemented extensive training programs focused on keeping our employees safe while on our premises and while working remotely.
◦We offer compensation that is competitive in our industry so employees can feel financially secure and can in turn contribute to the well-being of their families and the economies and communities in which they live.
◦We offer a wide variety of robust programs and initiatives designed to promote the overall health and welfare of all our employees and their families. Every year, we have a month dedicated to well-being, called Month of Wellness. Throughout the Month of Wellness, employees participate in a variety of activities such as informational sessions and health fairs and receive useful resources aligned to our wellness pillars - mental resilience, physical well-being and healthy living, social/family connections, and financial wellness. This provides our employees with a variety of meaningful ways to embrace wellness and well-being including mindfulness, meditation, nutrition and mental wellness activities, exercise, hikes, yoga, volunteer activities, financial education sessions, social events, and stress management.

We have received numerous awards for our positive work environment and culture. Some of the certifications, awards and recognitions recognized or received in 2024 and 2025 include:

•Best Places to Work for Women in Korea
•Dun & Bradstreet Top Tech Companies to Work for in Israel
•Great Places to Work and Best Places to Work based on our employee-validated great workplaces in the following countries, Australia, Brazil, Canada, China, India, Italy, Korea, Singapore, Taiwan, Thailand, the United Kingdom, Vietnam and Raleigh, North Carolina (United States)
•Forbes America’s Dream Employers, America’s Best Midsize Employers, America’s Best Employers for Engineers, America’s Best Employers for New Grads
•Fortune, America’s Most Innovative Companies
•LinkedIn Top Companies, Brazil
•Mercer China, Healthiest Workplace Award for Outstanding Women Care
•Newsweek, America’s Greatest Workplaces; Greatest Workplaces for Mental Wellbeing America
•U.S. News & World Report - Best Companies to Work For and Best Companies to Work For in the Health Care Industry

For further discussions of our diversity and inclusion initiatives as well as our many employee policies, benefits, achievements and awards please see “Human Capital” under Part I, Item 1 “Business” of our Annual Report on Form 10-K filed with the SEC on February 28, 2025.

Community

Promoting Overall Health and Wellness

Custom Leadership Development Programs

4th Annual Month of Wellness

7th Annual Month of Smiles

Encouraging volunteerism, charitable donations, fundraising, and intentional acts of goodness

Numerous Awards for Positive Work Environment

80

Languages of our Employee Development Directed Courses

Align Uplift,

Our Social Recognition Platform:
Activated by 92% of employees,
Recognized 80% of our employees,
Enabled over 189K total recognitions

Contributing to the communities in which we live and work by using our talents and resources
Contributing to our communities is important in our culture. Our overall philanthropic philosophy is to support organizations whose visions tie closely to our own - transforming smiles, supporting and educating youth/teens, and advancing technology through research and other partnerships with learning institutions and/or foundations. We also focus on the needs of our communities, employees, customers and their patients, and healthcare workers in general.
Launched in 2020, the Align Foundation provides a structured means by which significant donations are directed from a donor-advised fund overseen by Fidelity Charitable, with the flexibility to provide smaller monetary donations, processes to donate our products, as well as an organized way to involve our employees in giving activities. Below are some of our key community initiatives in 2024:
•Since 2013 we have been a proud supporter of Operation Smile, a global medical nonprofit that has provided hundreds of thousands of free surgeries for people born with cleft lips and cleft palates in low and middle-income countries. For the fourth year, we sponsored Operation Smile’s International Student Leadership Conference, a powerful opportunity for youth in high schools and colleges around the world to develop leadership skills and impact their communities. As part of our 2024 sponsorship, we provided full scholarships for 74 participants including students born with a cleft condition. In addition, we covered a portion of the conference fee for all students to make this opportunity more accessible for all attendees. As of December 31, 2024, we had donated approximately $3.0 million to Operation Smile.
•As part of Align’s commitment to improving oral health, we partnered with the INCAE Business School as they relaunched, after the pandemic, the CAHI Jeffe Fellowship in Health and Innovation to improve health services in Latin America. The CAHI Jeffe Fellowship brought together 23 leaders from six Latin American countries and focused on enhancing the quality, accessibility, and affordability of health services through a variety of programs. Align provided scholarships to two leaders from the program who focused on oral health education and expansion of dental health for low-income populations.
•For 17 years we have supported America’s ToothFairy, an organization with a mission to ensure underserved children in the United States have access to dental care and learn about oral health by supporting nonprofit clinics and community partners. As of December 31, 2024, we have provided almost $2 million for the foundation’s operational expenses and children’s oral health programs. As Title Sponsor of the HERO Program since 2019, we have helped the program reach an estimated 2.7 million children, caregivers, and parents. During America’s ToothFairy’s 2024 fiscal year, which ended June 30th, the HERO Program positively impacted more than 900,000 children and caregivers, including:
◦More than 600,000 children—33,500 of whom speak a language other than English—who were reached with downloadable resources accessed from AmericasToothFairy.org,
◦43,250 children taught with ToothFairy 101® Community Education Kits distributed to educators, public health workers, and oral health professionals, and
◦Nearly 268,000 people who were reached through two sponsored awareness campaigns that included educational materials and social media kits.
•We have also established programs to support our doctors that treat patients who may not be well-suited for wearing and managing fixed appliances due to health issues, allergies, disabilities or specific health disorders through discounted fees and other support.
•We held our 7th annual Month of Smiles in October 2024, where each of our more than 20,000 employees are encouraged to participate and make a positive difference through volunteerism, charitable donations, fundraising activities, and intentional acts of goodness. Although the Month of Smiles happens in October, the giving continues through the rest of the year and we are continuously amazed with the participation by and impact of our employees.
•Our partnership with Benevity, a corporate purpose platform, continues to transform our workplace, culture, and the communities where we live and work. It is a platform where employees can find ways to make a difference through volunteer activities, donation opportunities, charitable education, ad hoc matching programs, and volunteer rewards.
•In both Canada and the United States, Invisalign® product donation programs bring smiles to young individuals. Through Align’s Acts of Random Kindness (ARK) program, Invisalign-trained doctors collaborate to provide a straight smile to young patients dealing with health conditions. Since 2019, Align has extended a helping hand to over 200 patients by waiving the lab fees for their treatments through the ARK program. In 2023, Align established a partnership with two non-profit organizations: Smiles Change Lives and Smile for a Lifetime. These organizations offer an affordable option for families who cannot bear the full cost of teeth straightening treatment for their children. As part of this program, Align waives lab fees and enables treatments through Invisalign-trained doctors who donate their time, skills, and practice resources.
•Employees at our site in Juarez, Mexico which represents our largest aggregate employee population, have a longstanding partnership with United Way Chihuahua, an organization that advocates for the health, education, and financial stability of every person in every community. Through our site’s voluntary payroll deduction program, our Juarez employees generously contributed almost $90,000 USD to support United Way Chihuahua. Beyond monetary contributions, Juarez employees engaged in numerous volunteer events with United Way which served as avenues for employees to directly engage with the community, fostering meaningful connections and making tangible differences in the lives of those in need. This partnership and the passion and support from our employees earned Align recognition by United Way Chihuahua as one of their top 2024 donors.
•We partnered with universities, dental schools, hospitals, and clinics that support education, leadership and diversity among current and future GP doctors and orthodontists. In 2010, Align began the Research Award Program with the goal to support clinical and scientific orthodontic and dental research in universities across the globe. Since its inception in 2010, we have funded over approximately $3 million in research awards. Research has provided insights into various areas including tooth movement efficacy with clear aligner therapy, oral hygiene and microbial bacteria presence or absence with clear aligners, and comparisons in quality of life with aligners as compared to fixed appliances. We awarded $300,000 to university faculty for scientific and technological research initiatives in 2024 to advance patient care in the fields of orthodontics and dentistry.

Directors
Board Composition and Refreshment
Director Nominees
Summary of Director Experience, Skills and Attributes

Directors

Our Board consists of a unique and varied group of highly qualified leaders in their respective fields, all of whom have senior leadership experience at large domestic and multinational companies. In these positions, they have gained significant and extensive management experience, including strategic and financial planning, public company financial reporting, compliance, enterprise risk management, leadership development, technology and innovation, and consumer marketing and brand management. Our directors also have in-depth public company experience serving as executive officers, or on boards of directors and board committees, and have a robust understanding of corporate governance practices and trends. Our Board and Nominating and Governance Committee believes the skills, qualities, attributes, and experiences of our directors provide us with business acumen and a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders.

Board Composition and Refreshment

Our Board considers its composition and refreshment annually and our Nominating and Governance Committee is tasked with managing succession planning and recruitment.

Identifying Nominees

Our Nominating and Governance Committee considers candidates for Board membership suggested by our Board, executive management and stockholders. The Committee also periodically retains third-party executive search firms to identify independent director candidates. In 2023, the Committee retained a third-party executive search firm to assist with the identification and evaluation of potential independent director candidates following the end of the terms of two Board members not standing for re-election at the 2023 Annual Meeting. In considering candidates for director nominees, the Committee generally assembles information regarding candidates’ backgrounds and qualifications. The Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Committee may seek input from executive management and other members of our Board, who may interview any candidate. The Committee recommends nominees on its assessment of the backgrounds, experiences and overall suitability to serve on our Board in accordance with our policy regarding nominations and qualifications of directors.

Under our Guidelines, our Nominating and Governance Committee considers candidate recommendations from stockholders holding at least 1% of the total outstanding shares of our common stock continuously for at least 12 months prior to the date they submit a recommendation. The Committee will consider persons recommended by our stockholders in the same manner as nominees recommended by our Board, individual board members and executive management. A stockholder may also nominate a person directly for election to our Board at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our Bylaws and the rules and regulations of the SEC related to stockholder proposals.

Pursuant to our proxy access provisions, a stockholder (or a group of not more than 20 stockholders) holding at least 3% of our outstanding common stock continuously for at least three years is entitled to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board, provided that the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws, including providing us with advance notice of the nomination and other ownership requirements. The required notice must include the information and documents set forth in our Bylaws and, with respect to our 2026 annual meeting of stockholders, must be provided to the Corporate Secretary between November 9, 2025 and December 9, 2025 at the following address: Align Technology, Inc., 410 N. Scottsdale Rd., Suite 1300, Tempe, AZ 85288, Attn: Investor Relations or investorinfo@aligntech.com.

Any notice of director nomination submitted to Align other than as described above must include the additional information required by Rule 14a-19(b) under the Exchange Act. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board at an annual meeting, is described below in the answer to the question, “Is there any information that I should know regarding future annual meetings?”

Board Skills & Qualifications

Qualifications and Backgrounds

Our Nominating and Governance Committee has the following minimum qualifications it believes should be met by a nominee for a position on our Board:

•the highest personal and professional ethics and integrity;
•proven achievement and competence in the nominee's field and the ability to exercise sound business judgment;
•skills and experience that are complementary to those of the existing directors;
•the ability to assist and support management and make significant contributions to our success; and
•an understanding of the fiduciary responsibilities required of a member of our Board, including care, loyalty, and good faith along, with the commitment of time and energy necessary to diligently seek out, oversee and make decisions consistent with those responsibilities.

Our Board seeks directors who represent a mix of backgrounds, skills, and experiences that will enhance the quality of deliberations and decisions. Moreover, our directors have diverse business and professional backgrounds, including experience in finance and accounting, venture capital, medical device, consumer products, technology, cybersecurity, brand management and international sales, marketing and operations. Such diversity considerations are discussed by our Nominating and Governance Committee in connection with the general qualifications of each potential nominee.

5 Directors Appointed Since 2017	Diverse Skills and Backgrounds

4 Female Directors

Professional Integrity	Strong Personal Ethics

Proven Achievement

Field Expertise

Sound Business Judgement

2024

Board Refreshment

In 2023, our Board added two new independent directors, and since 2017 it has added five new independent directors (50% of the Board), each of whom has brought valuable and diverse backgrounds and perspectives to our Board overall. Moreover, since 2021, three longer-tenured directors have rotated off the Board. As an innovative technology company in the highly regulated medical device industry, our directors bring considerable experience overseeing sales and marketing, operations, finance and accounting, research and development, legal, regulatory and compliance and corporate governance, all practices essential to our success. Our refreshment process reflects a balanced approach that allows us to benefit from our valued tenured members who know and understand our company, while also seeking new members with experiences that add future value. We are committed to maintaining a Board that blends a breadth of backgrounds with strategic expertise in varying fields and who offer perspectives in areas key to our mission, vision and strategic growth and expansion of our business into key domestic and international markets, including technology and innovation, cybersecurity, healthcare, life sciences, medical devices, e-commerce, consumer products, 3D printing and materials science, and manufacturing.

2023

2022	Mojdeh Poul	Kevin T. Conroy

2021

2020

2019

Anne M. Myong

2018

Kevin J. Dallas

2017

2016	Susan E. Siegel

2015

2014	Joseph M. Hogan

2013

Andrea L. Saia
Pre-2010

	C. Raymond Larkin, Jr.	George J. Morrow	Joseph Lacob

Director Nominees
Kevin T. Conroy Age: 59 Director Since: 2023 Roles: Independent Director; Committees: Compensation and Human Capital Committee
Experience:
	2009 - Present	CEO and Chairman of the Board (2014), Exact Sciences Corp. (molecular diagnostics company)
	2005 - 2008	President and CEO, Third Wave Technologies, Inc. (molecular diagnostics company)
	2004 - 2005	General Counsel, Third Wave Technologies, Inc. (molecular diagnostics company)
	Prior	Various Leadership Positions at GE Healthcare (medical technology company)

Other Board Positions
Exact Sciences Corp. (2014-present)
LetsGetChecked Inc. (2024)
Adaptive Biotechnologies Corporation (2019-2023)
Epizyme, Inc. (2017-2022)
CM Life Sciences II Inc. (2021)
SomaLogic, Inc. (2021)
Arya Sciences Acquisition Corp. (2018-2020)

Notable Experience and Key Board Contributions
•Mr. Conroy has extensive experience creating stockholder value as a business, legal, corporate strategy, and executive leader and has significant experience in the healthcare and the molecular diagnostics industries.
•At Exact Sciences, Mr. Conroy has developed Cologuard and the company has grown to $2.76B in revenue while serving 4.5 million patients.
•At Third Wave, Mr. Conroy developed and brought a novel cervical cancer screening test, Cervista, to patients.

Education
B.S. in Electrical Engineering from Michigan State University
J.D. from the University of Michigan Law School

Kevin J. Dallas Age: 61 Director Since: 2018 Roles: Independent Director; Chair of Technology Committee Committees: Technology Committee; Audit Committee
Experience:
	2023 - Present	CEO, EnterpriseDB Corporation (software company)
	2020 - 2022	CEO, Wind River Systems, Inc. (software company)
	1996 - 2020	Corporate Vice President, Cloud & AI Business Development, Microsoft (software company)
	Prior	Various Positions, NVIDIA Corporation and National Semiconductor, now Texas Instruments Inc. (technology company)

Notable Experience and Key Board Contributions
•Mr. Dallas brings more than 25 years of experience driving digital innovation and growth at technology companies and expertise in the digital transformation of customers and partners.
•At Microsoft, Mr. Dallas enabled the digital transformation of customers and partners across a range of industries including: connected/autonomous vehicles, industrial IoT, discrete manufacturing, retail, financial services, media and entertainment, and healthcare.
•Mr. Dallas has deep expertise in cybersecurity, artificial intelligence, machine learning and information technology.

Education
B.S.c. in Electrical and Electronic Engineering from Staffordshire University

Joseph M. Hogan Age: 67 Director Since: 2015 Roles: Director, President and CEO of Align Technology, Inc.
Experience:
	2015 - Present	President and CEO, Align Technology Inc. (dental technology company)
	Prior	CEO, ABB (technology company) Various Positions including CEO of GE Healthcare, General Electric (a medical technology company)

Other Board Positions
Supervisory Board of avateramedical N.V. (2019-2021)

Notable Experience and Key Board Contributions
•At Align, Mr. Hogan has overseen significant financial and operating performance.
•Mr. Hogan is a proven leader serving as an integral connection between our board of directors and management. He brings to Align significant leadership experience from large public companies, with strategic business, market development and sales acumen, and expertise in strategic and operational aspects of complex, international organizations.
•During his five years at ABB, Mr. Hogan oversaw a 25% increase in revenues.
•As CEO of GE Healthcare, Mr. Hogan drove significant geographic and market portfolio expansion and more than doubled revenues from $7 billion to $16 billion.

Education
B.S. in Business and Economics from Geneva College
M.B.A. from Robert Morris University

Joseph Lacob Age: 69 Director Since: 1997 Roles: Independent Director; Chair of Nominating and Governance Committee Committees: Nominating and Governance Committee; Technology Committee
Experience:
	2010 - Present	Governor, Co-Executive Chairman and CEO, Golden State Warriors (basketball team) and Golden State WNBA (basketball team)
	1987 - 2010	Partner, Kleiner Perkins Caufield & Byers (venture capital firm)
Prior
Various Positions, Cetus Corporation, now Chiron Corporation (biotechnology company)
Various Positions, FHP International (health maintenance organization)
Various Positions, Booz, Allen & Hamilton (consulting firm)

Other Board Positions
Golden State Warriors (2010-present)
NeuroPace, Inc. (1997-present)
Orexigen Therapeutics, Inc. (2004-2012)

Notable Experience and Key Board Contributions
•Mr. Lacob brings expertise in evaluating and developing strategic opportunities, specifically in the technology, healthcare and life sciences industries.
•Mr. Lacob also has significant consumer marketing, financial, strategic investment and mergers and acquisition experience.
•Mr. Lacob was closely involved with KPCB’s investments in more than 50 life science companies, including the startup or incubation of a dozen ventures, and with KPCB’s medical technology practice, which includes more than 30 therapeutic and diagnostic medical device companies.

Education
B.S. in Biological Sciences from the University of California at Irvine
Masters in Public Health from the University of California at Los Angeles
M.B.A. from Stanford University

C. Raymond Larkin, Jr. Age: 76 Director Since: 2004 Roles: Independent Director; Chairman of the Board Committees: Nominating and Governance Committee

Experience:
	1999 - 2010	Principal, Group Outcome L.L.C. (merchant banking)
	2003 - 2007	CEO, Eunoe, Inc. (medical device company)
	Prior	Venture Partner, Cutlass Capital (venture capital firm) President and CEO, Nellcor Puritan Bennett, Inc. (respiratory products companies)

Other Board Positions
Shockwave Medical, Inc., Chair (2019-2024)
Neuropace (2008-2019)
Heartware, Inc., Chair (2008-2018)
Reva Medical, Inc., Chair (2008-2018)

Notable Experience and Key Board Contributions
•Mr. Larkin brings significant leadership experience at large public companies, a deep knowledge and authority in the medical device and healthcare fields, extensive public and private company board experience, and strong strategic business development and tactical implementation skills.
•Mr. Larkin has unique experience with the growth and maturation of a medical device company. He grew Nellcor to nearly $1 billion in revenues through the development and introduction of pulse oximetry into worldwide use for patient safety monitoring, setting the standard of care for the respiratory-impaired patient.
•Mr. Larkin served in the United States Marine Corps, rising to the level of Captain.

Education
B.S. in Industrial Management from LaSalle University

George J. Morrow
Age: 73
Director Since: 2006
Roles: Independent Director;
Chair of Compensation and Human Capital Committee
Committees: Nominating and Governance Committee; Compensation and Human Capital Committee

Experience:
2003 - 2011	Executive Vice President, Global Commercial Operations, Amgen Inc. (biotechnology company)
2001 - 2003	Executive Vice President of Worldwide Sales and Marketing, Amgen Inc. (biotechnology company)
Prior	Various Positions including President and Chief Executive Officer of Glaxo Wellcome Inc., GlaxoSmithKline Inc. (biopharma company)

Other Board Positions
Neurocrine Biosciences, Inc. (2015-present)
Vical, Inc. (2012-2019)
Otonomy, Inc. (2015-2018)
Human Genome Sciences, Inc.
Glaxo Wellcome, Inc.
Safeway, Inc.
National Commerce Bank

Notable Experience and Key Board Contributions
•Mr. Morrow brings significant leadership experience in sales, marketing and operational global ownership, a valuable understanding of medical device regulatory and compliance, financial, and corporate governance, and expertise in growth driven sales compensation strategies and risk mitigation controls.
•As Executive Vice President of Amgen, Mr. Morrow oversaw all commercial functions for Amgen's broad spectrum of products in more than 50 countries.

Education
B.S. in Chemistry from Southampton College, Long Island University
M.B.A. from Duke University
M.S. in Biochemistry from Bryn Mawr College

Anne M. Myong Age: 57 Director Since: 2019 Roles: Independent Director; Chair of Audit Committee Committees: Audit Committee; Compensation and Human Capital Committee
Experience:
	2021 - 2023	President, Amyris, Inc. (biotechnology company)
	2020 - 2021	Chief Executive Officer and Chief Financial Officer, Aura Financial (financial services company)
	2014 - 2017	Senior Vice President and Chief Financial Officer, Walmart Global eCommerce (eCommerce segment of retail corporation)
	2011 - 2014	Senior Vice President, Chief Financial and Administrative Officer, Walmart China Retail (retail corporation)
	Prior	Vice President and Chief Financial Officer, Agilent Technologies China (life science software and supplies company)

Other Board Positions
Goodwill Industries International, Inc. (2016-2022)

Notable Experience and Key Board Contributions
•Ms. Myong brings extensive experience in global operations, finance and accounting with a unique knowledge of international markets, a deep understanding of financial reporting and organizational risks, controls and monitoring, and expertise in consumer products, omnichannel retailing, digital marketing, and scaling industry-transforming innovations.
•As Senior Vice President and Chief Financial Officer of Walmart Global eCommerce, Ms. Myong accelerated the growth, profitability, and digital transformation of Walmart’s retail and e-commerce operations in the United States, China, and Brazil.

Education
B.B.A. in Computer Information Systems from James Madison University
M.B.A. from Harvard Business School

Mojdeh Poul Age: 62 Director Since: 2023 Roles: Independent Director Committees: Audit Committee

Experience:
	2025 - Present	Director, President and Chief Executive Officer, Integra LifeSciences Holdings Corporation (global medical technology company)
	2019 - 2022	Executive Vice President and Group President, 3M Healthcare Business Group (global healthcare products company)
	2011 - 2018	Various Global Executive Leadership Positions, 3M Healthcare Business Group (global healthcare solutions company) and 3M (diversified global company)
	2005 - 2011	Various Global Business Leadership Positions, Medtronic (global medical technology company)
Prior
Various Marketing Leadership Positions, ev3 (medical device company)
Various Global Marketing Leadership Positions, Boston Scientific (global medical technology company)
Various Management Positions, Teleflex Medical (global medical device company)
Various Engineering Positions, GE Plastics (global engineering plastics company)

Other Board Positions
Integra LifeSciences Holdings Corporation (2025-Present)
iRhythm Technologies (2023-2025)[1]
CeramTec Advisory Committee (2022-Present)
Stanley Black and Decker (2021-2025)[2]

Notable Experience and Key Board Contributions
•Ms. Poul has 30 years of experience in various segments of the healthcare industry. She has a proven track record of delivering business growth and performance though portfolio transformation, value-creating innovation, and impactful capital allocation.
•Ms. Poul has deep expertise in corporate strategy, mergers and acquisitions, global profit and loss and operations management, and commercial excellence.

Education
M.B.A. from the University of North Carolina, Chapel Hill
Masters in Mechanical Engineering from the University of Louisville
B.S. in Mechanical Engineering from the University of Louisville

(1) Ms. Poul will not stand for re-election as a director of iRhythm at their 2025 annual meeting of shareholders.
(2) Ms. Poul will not stand for re-election as a director of Stanley Black and Decker at their 2025 annual meeting of shareholders.

Andrea L. Saia Age: 67 Director Since: 2013 Roles: Independent Director Committees: Compensation and Human Capital Committee; Audit Committee; Technology Committee
Experience:
	2011 - 2012	Global Head of Alcon Vision Care, Novartis AG (pharmaceutical company)
	2008 - 2011	President and CEO, CibaVision Corporation, (contact lens company)
	2002 - 2008	Various Positions including President of Europe, Middle East, and Africa, President of the Global Lens Business and Global Head of Marketing, CibaVision Corporation (contact lens company)
	Prior	Various Positions, Unilever (consumer goods company) Various Positions, Procter & Gamble (consumer goods company) Various Positions, Revlon (beauty supply company)

Other Board Positions
Outset Medical, Inc. (2021-present)
LivaNova PLC (2016-2023)
Coca-Cola Enterprises, Inc. (2012-2016)

Notable Experience and Key Board Contributions
•Ms. Saia brings 40 years of global experience within the healthcare, medical device and consumer products industries and expertise in global sales and marketing and strategic business development.
•Ms. Saia has worked with technologically driven companies dedicated to developing new solutions that significantly improve the health and well-being of consumers.

Education
B.S. in Business Administration from Miami University
M.B.A. from Northwestern University

Susan E. Siegel Age: 64 Director since: 2017 Roles: Independent Director Committees: Nominating and Governance Committee, Technology Committee
Experience: 2017 - 2019 2012 - 2017 Prior

Chief Innovation Officer, GE (conglomerate company)

CEO, GE Ventures and Licensing (conglomerate company)
General Partner, Mohr Davidow Ventures (multidisciplinary investment firm; Ms. Siegel focused investments in personalized medicine, life sciences and digital health)
Director and President, Affymetrix (genomics company)

	2017 - 2019	Chief Innovation Officer, GE (conglomerate company)
	2012 - 2017	CEO, GE Ventures and Licensing (conglomerate company)
Prior
General Partner, Mohr Davidow Ventures (multidisciplinary investment firm; Ms. Siegel focused investments in personalized medicine, life sciences and digital health)
Director and President, Affymetrix (genomics company)

Other Board Positions
Illumina, Inc. (2019-present)
Nevro Corporation (2020-present)
The Engine (2016- 2020), Chair (2020-present)
KFF (formerly Kaiser Family Foundation) (2019-present)
National Venture Capital Association (2012-2016)
Pacific Biosciences, Inc. (2006-2013)
Tech Interactive (2003-2007)
Affymetrix (2000-2006)

Notable Experience and Key Board Contributions
•Ms. Siegel brings extensive experience in identifying, funding, pioneering, and implementing industry-shifting innovations in the life sciences, biomedical research, and healthcare industries.
•Ms. Siegel led Affymetrix, one of the fastest growing genomics companies of its time. She led it from a pre-revenue startup to a multi-billion dollar publicly listed company that helped shape the emerging genomics industry, including addressing the bioethical issues of its day.
•Ms. Siegel has been recognized in Fortune’s “34 Leaders Who Are Changing Health Care,” as one of “The 100 Most Influential Women in Silicon Valley,” “Fierce Biotech’s Top 10 Women in Medical Devices,” and was awarded the “Lifetime Achievement Award” by Global Corporate Venture in 2020. She is an Aspen Institute Henry Crown Fellow and is a featured “Multiplier” in the bestselling book: “Multipliers: How the Best Leaders Make Everyone Smarter.”

Education
B.S. in Biology from the University of Puerto Rico
M.S. in Biochemistry and Molecular Biology from Boston University Medical School

Summary of Director Experience, Skills and Attributes
Our Board members have a balanced mix of skills, qualifications and experience and we believe their different backgrounds contribute to an effective and well-balanced Board. Listed below is a summary of the skills and attributes of the existing members of our Board.

Skills and Experience	Description
Finance	An understanding of accounting, financial reporting and financial markets, and effective oversight of our financial resources, risks and processes, which generates valuable advice and insights with respect to establishing a successful capital strategy critical to our success.
Health Care Industry	An understanding of the health care industry and markets as we continue transforming oral health standards of care and the practice of dentistry with doctors and lab technicians by providing digital solutions that increase operational speed and efficiency and provide solutions that allow them to deliver exceptional treatment outcomes and experiences to millions of people around the world.
Medical Device	Global experience and expertise in medical device companies and markets, including sales, marketing, healthcare, healthcare coverage and reimbursement, operations, and regulatory requirements.
Technology and Innovation	Experience innovating across digital platforms and transforming markets to drive digital innovations.
Global Company	International or global markets experience bring valuable knowledge and perspective of global industry dynamics to our international operations.
Enterprise Risk Management	Supervisory experience involving global operational risk assessment, mitigation and management covering digital and manufacturing operations beyond financial and accounting risk, that also encompasses supply chain and other related risk management.
Consumer Marketing/Brand Management	Experience effectively engaging doctor customers and consumers to promote medical devices, industry transformation or otherwise create a world class brand and experience.
Business Strategy and Operations	Practical understanding of developing, implementing, and assessing large scale operating plans and business strategies.
Cybersecurity/IT/AI	A history of technological innovation, cybersecurity and data security awareness, and artificial intelligence knowledge critical to achieving strategic objectives while maintaining the security of customers’ and companies’ information and data.
3D Printing and Materials Science	Experience with 3D printing and materials science properties and how each relate to strategic principles of engineering and manufacturing.
Mass Manufacturing	Knowledge of mass-customized treatment planning and manufacturing processes, including related risks and opportunities.
Dentistry/Orthodontics	An understanding of dentistry and orthodontics.
Sustainability and Corporate Governance	An understanding of operations predictability, resiliency and risk mitigation along with corporate governance experience gained from service on company boards that provides insight into the dynamics and operations of public company boards and the impact that governance and compensation decisions have on employees and stockholders.

Director Compensation
Cash Compensation
Equity Compensation
Total Compensation

Director Compensation

Our director compensation program is designed both to attract and fairly compensate highly qualified, non-employee directors to represent and act in the best interests of our stockholders, employees, and the communities we serve. For the purpose of determining non-employee director compensation for 2024, our Compensation and Human Capital Committee engaged Compensia, an independent third-party consulting firm that specializes in analyzing compensation practices and trends, to evaluate the competitiveness of our program. As part of its analysis for 2024, our Compensation and Human Capital Committee considered the following:

•the corporate governance environment as well as recent trends and developments relating to director compensation;
•amounts payable under, and the various components of, our director compensation program; and
•the aggregate director compensation cost, in comparison to boards of directors of the same group of peer companies used in determining executive management compensation(1).

Following its review, our Compensation and Human Capital Committee determined that our non-employee director compensation practices continued to be, in aggregate, generally aligned with market norms and emerging best practices and, as such, no changes were necessary for our 2024 non-employee director compensation program.

(1) For further details on our peer group, see the discussion of our “How We Determine Compensation” in the Compensation Discussion and Analysis section below).

Cash Compensation
Our 2024 non-employee directors cash compensation program was as follows and paid in quarterly installments:

Description	Current Fee
Annual Retainer for Board membership (1)	$50,000
Annual Retainer for membership on our Compensation and Human Capital Committee and our Audit Committee(2)	$13,500
Annual Retainer for Chairs of our Compensation and Human Capital Committee and our Audit Committee	$27,000
Annual Retainer for membership on our Nominating and Governance Committee and our Technology Committee(2)	$5,000
Annual Retainer for the Chairs of our Nominating and Governance Committee and our Technology Committee	$15,000
Annual Retainer for the Chair of our Board (1)	$100,000
(1)The Chair of our Board is only compensated in the form of an Annual Retainer for the Chair of our Board.
(2)The Chairs of each of our committees and the Chair of our Board are not additionally compensated as members of any committee.

Equity Compensation
In March 2024, our Compensation and Human Capital Committee approved an annual equity grant of RSUs to our non-employee directors (other than the Chair of our Board, Mr. Larkin) having a long-term incentive value equivalent to $300,000. For Mr. Larkin's additional responsibilities as Chair of our Board, the Committee approved an annual RSU grant of $400,000. The actual number of shares under the RSU awards was calculated using the closing price of our common stock on the date of our 2024 annual meeting of stockholders. Accordingly, on May 22, 2024, each non-employee director other than Mr. Larkin was granted 1,148 RSUs and Mr. Larkin was granted 1,531 RSUs based on the closing per share price of our common stock on that date of $261.12. Each of these RSU awards vests 100% upon the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next annual meeting of stockholders following the grant date, subject to the continued service on the non-employee director through such date. Assuming the continued service of each non-employee director, each of these equity awards are expected to fully vest on May 21, 2025.

Total Compensation
The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2024. The compensation of our President and CEO, Mr. Hogan, is shown in the Summary Compensation Table of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kevin T. Conroy	61,250	299,766	361,016
Kevin J. Dallas	76,833	299,766	376,599
Joseph Lacob	69,167	299,766	368,933
C. Raymond Larkin, Jr.	100,000	399,775	499,775
George J. Morrow	82,000	299,766	381,766
Anne M. Myong	90,500	299,766	390,266
Mojdeh Poul	61,250	299,766	361,016
Andrea L. Saia	82,000	299,766	381,766
Susan E. Siegel	60,000	299,766	359,766
(1)The amounts reflect the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718. There is no assurance the grant date fair value amounts will be realized. The RSUs are time-based awards not subject to performance or market conditions.

The aggregate number of shares underlying the stock awards granted to each non-employee director during the fiscal year ended December 31, 2024, were as follows:

Name	Stock Awards
Kevin T. Conroy	1,148
Kevin J. Dallas	1,148
Joseph Lacob	1,148
C. Raymond Larkin, Jr.	1,531
George J. Morrow	1,148
Anne M. Myong	1,148
Mojdeh Poul	1,148
Andrea L. Saia	1,148
Susan E. Siegel	1,148

Executive Compensation — Compensation Discussion And Analysis
Named Executive Officers
Executive Summary
Our Executive Compensation Program
How We Implement and Manage Our Executive Compensation Program
Principal Elements of Executive Compensation
Severance and Change of Control Arrangements
2024 Stockholder Say-on-Pay Vote Results
Compensation and Human Capital Committee Report

Executive Compensation — Compensation Discussion And Analysis

This section explains how we compensate our NEOs although much of the discussion also applies to all our executive management whose titles are executive vice president and above.

Named Executive Officers
Our NEOs for fiscal year 2024 include our CEO, CFO and our three other most highly compensated executive officers during fiscal year 2024. They are:

Joseph M. Hogan	John Morici	Emory Wright
President and CEO	CFO and Executive Vice President, Global Finance	Executive Vice President, Direct Fabrication Platform Operations(1)

Julie Coletti	Stuart Hockridge
Executive Vice President, Chief Legal and Regulatory Officer	Executive Vice President, Global Human Resources

(1) Mr. Wright served as Executive Vice President, Global Operations until May 2024. Effective with Mr. Wright’s changed role, he no longer serves as an executive officer of Align.

For more information on our NEOs’ backgrounds and experience, see Item 1, Business, of our Annual Report on Form 10-K filed with the SEC on February 28, 2025 (our “Annual Report”).

Executive Summary

Continued Emphasis on Pay for Performance

We believe the design of our executive compensation program is instrumental in helping us successfully execute our strategic growth drivers and reward financial performance commensurate with actual results. 2024 was a year of mixed performance. Our net revenue growth and adjusted operating income performance resulted in near, but below, target payouts on our annual cash incentive and the relative underperformance of our stock resulted in below target payouts for our long-term MSUs.

Key Executive Compensation Design Changes and Results

2024 Executive Compensation Design
Our Compensation and Human Capital Committee believes the rigorous objectives underpinning our performance-based programs incentivized positive operational and financial performance and value creation for our stockholders. In fiscal year 2024, we:

	_	decreased our CEO’s target TDC by $0.9 million compared to 2023
	_	maintained our incentive mix, which includes a predominance of at-risk target TDC and a clear emphasis on long-term MSUs, which pay out based on relative stock performance

2024 Executive Compensation Results	Our financial performance improved in 2024 relative to 2023, resulting in near target attainment in our cash bonus plan and below target attainment under our most recently completed long-term incentive performance period
Cash Bonus (98% of Target)
The cash bonus portion of our 2024 executive compensation plan paid out at 98% of target. Specifically, our net revenue results, which account for 60% of the plan, exceeded 2023 actual results but were slightly below our target attainment range and our adjusted operating income results, which account for 40% of the plan, were earned at target

MSUs (72.4% of Target)
MSUs for our CEO and our other NEOs awarded in February 2022 vested at 72.4% of target due to our stock underperformance relative to the Nasdaq Composite Index over the three-year period ending February 2025

	Reported Compensation (6% decline)	Our CEO’s reported pay declined in 2024 from $28.95 million in 2023 to $27.32 million in 2024

2025 Executive Compensation Preview
In 2025, to better align with stockholder expectations, we again reduced our CEO’s long-term incentive grant target value by $1 million, for a total reduction in CEO target compensation of $2 million or approximately 15% over the two-year period

Our 2025 cash-based Bonus Plan will only pay out to the degree 2025 revenue or operating income exceed the attainments under the 2024 Bonus Plan

Target Pay Versus Reported Value

The target value of the MSUs and RSUs granted to our CEO in 2024 was $12.5 million. However, the value reported in the Summary Compensation Table is $23.8 million, due primarily to a 190% premium placed on the value of our TSR-linked equity awards as assessed under the applicable accounting and SEC rules. This value premium is largely the result of a large run-up in our stock price immediately pre-grant which correspondingly inflated the reported value of equity granted to all NEOs.

Notwithstanding this reported value, our MSUs, which make up the vast majority of the 2024 long-term incentive for our NEOs, vest only after positive performance over three years. As a result, realizable pay is dependent on generating positive stockholder outcomes over three years and is not tied to the point-in-time value assessed by applicable accounting rules. As shown in the following section, realizable TDC has averaged 48% of reported TDC over the past three years, and 3-year cumulative realizable TDC has been 49% of 3-year cumulative reported TDC.

Realizable Pay

Realizable pay reflects a closer approximation for the market value of equity awards to the executive as of year-end, which value increases or decreases with fluctuations in market value. We believe it is important to consider the effect of the year-end value of our stock on those awards over time in addition to the grant date fair values included in the Summary Compensation Table. Considering approximately 80% of our CEO’s and 68% of our other NEOs’ target TDC for 2024 was equity-based, we consider realizable pay an essential component of evaluating the effectiveness of our pay for performance philosophy.

As shown below, for 2024, our CEO’s cumulative 3-year realizable TDC was 77% of his cumulative 3-year target TDC and 49% of his cumulative 3-year reported TDC, which is heavily driven by the reported grant date values of our equity-based long-term incentives. Further, as shown below, in the comparisons of target pay, realizable pay, and our TSR, positive real pay delivery for our executives is heavily dependent on the creation of stockholder value. Just as positive returns and the generation of stockholder value can increase pay above target, depressions in stock price can drive realizable TDC below target. Our Compensation and Human Capital Committee believes that this correlation between real pay delivery and stock price, visible in the following charts, demonstrates that our equity compensation programs are working as intended, providing meaningful incentives for our executive officers to drive strong stockholder returns relative to our peer group over the long-term.

CEO Realizable TDC vs. Target TDC and Reported TDC

				Realizable Pay
	Target TDC(1)	Reported TDC(4)		Realizable TDC(2)	% of Target TDC	% of Reported TDC
2024	$16.00M	$27.32M	2024	$12.90M	81%	47%
2023	$16.89M	$28.95M	2023	$16.14M	96%	56%
2022	$14.73M	$18.68M	2022	$7.44M	51%	40%
3-Year Cumulative	$47.61M	$74.95M	3-Year Cumulative	$36.48M	77%	49%

CEO TARGET REALIZABLE TOTAL DIRECT COMPENSATION (TDC) VS. INDEXED TSR

32%
42%
32%
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
$14.73
$7.44
$16.89
$16.14
$16.00
$12.90
2022
2023
2024
Target TDC (1)
Realizable TDC (2)
Indexed TSR (3)

(1)    Target TDC: Target TDC is the sum of our CEO’s base salary as disclosed in the Compensation Discussion and Analysis sections of this and prior proxy statements, the target annual incentive amount (which is the target bonus percentage multiplied by the respective base salary) and the target value of the CEO’s long-term incentive awards (which is the amount used to determine the number of shares underlying such awards). No other amounts are included.
(2)    Realizable TDC: Realizable TDC is the sum of our CEO’s actual earned base salary, non-equity incentive plan compensation, equity award values of RSUs and performance shares granted (calculated for performance shares as described in the following sentence) The Realizable TDC for 2022 and 2023 are the amounts that were provided in our 2024 proxy statement, as amended, that was filed on April 16, 2024. The 2024 equity award values for performance shares are based on target amounts under the relative TSR Goal multiplied by the closing stock price per share on the last day of fiscal year 2024 of $208.51.
(3)    Indexed TSR: Indexed TSR is calculated by taking the stock price per share on the last day of fiscal years 2022 to 2024 of $210.90, $274.00, and $208.51, respectively, and dividing each by the stock price per share on the last day of fiscal year 2021 of $657.18.
(4)    Represents the total compensation figures reported in the Summary Compensation Table with respect to each year. As described in the Target Pay and Reported Value section, above, these figures are heavily impacted by the reportable valuation of our TSR-linked awards, which is often more than the price of our stock on the date of grant.

Our Executive Compensation Program

Our program is designed to closely align executive compensation with investors’ interests. The program provides a mix of annual cash and equity, heavily weighted towards longer-term incentives and ties the majority of the compensation paid to our executive management to the achievement of performance goals. The intent of the compensation mix is to attract and retain high-caliber executives in a competitive market for talent and encourage our executive management to implement strategies and take actions in the long-term best interests of the Company and our stockholders.

Executive Compensation Philosophy and Core Objectives

The objective of our Executive Compensation Program is to encourage our corporate leaders to achieve our financial and strategic objectives, thereby creating long-term value for our stockholders. We remain committed to this longstanding philosophy.

Our compensation program is structured to align pay outcomes closely with performance: If we meet robust expectations overall, outcomes should approximate target, with upside and downside pay opportunities where we exceed or fall short of those expectations. In designing our compensation program, the Compensation and Human Capital Committee adheres to compensation governance best practices, including the following:

Offer competitive compensation	We seek to provide competitive compensation opportunities to attract, retain and incentivize superior talent
Reward performance
A significant portion of the target total direct compensation of our NEOs is tied to the achievement of financial and strategic objectives, directly linking rewards to achievement of measurable results

Link the interests of executive management with our stockholders
A significant portion of the target total direct compensation of our NEOs is in the form of long-term equity-based compensation. This structure is designed to focus decision-making and behavior on goals consistent with our overall strategy over a period of years

Solely Independent Directors	Our Compensation and Human Capital Committee is composed solely of independent directors, and retains an independent compensation consultant
Annual Say-on-Pay Votes
We submit annual proposals on the compensation of our NEOs (“say-on-pay”) to stockholders for advisory votes, with approximately 84% of votes cast in favor of our compensation plan in 2024. Our Compensation and Human Capital Committee considers the outcome of the vote each year in making future compensation decisions

Stock Ownership Guidelines(1)
We maintain meaningful stock ownership guidelines for executive management and non-employee directors as a matter of good corporate governance and to demonstrate that the interests of executive management and non-employee directors are consistent with those of our stockholders. In 2024, our CEO was subject to a stock ownership guideline equal to 6x his annual base salary. He has purchased approximately $7 million of our common stock with his personal funds since his last sale in 2021.(2) Each member of executive management other than our CEO was subject to a stock ownership guideline in 2024 equal to 3x their annual base salary

No “single-trigger” on Cash or Equity Compensation
All of our post-employment cash compensation arrangements in the event of a change in control of the Company are "double-trigger" arrangements requiring both a change in control and a qualifying termination of employment before any cash payments are made. In addition, the employment agreements entered into by our CEO and CFO, as well as others who join or are promoted to an executive management role after September 2016, provide that such individuals will only receive accelerated vesting of their outstanding and unvested equity awards if they are terminated without cause or for convenience within 18 months of a change of control (double trigger)

Annual Compensation-Related Risk Assessment
Our compensation policies are structured to discourage inappropriate risk-taking. There are no guarantees that bonuses will be paid or paid in the amounts anticipated under our annual cash bonus incentive program (none were paid in 2022, the payouts in 2023 and 2024 were 66% and 98% of target, respectively) and we cap the maximum bonus awards in part to discourage excessive risk-taking. The Compensation Risk Assessment located below in this proxy statement describes our Compensation and Human Capital Committee’s assessment that the risks arising from our company-wide compensation programs are reasonable, in the best interest of our stockholders, and unlikely to have a material adverse effect on us

No Hedging or Pledging of Our Stock
Employees (including officers) and directors may not directly or indirectly engage in transactions intended to hedge or offset the market value of our common stock they own. In addition, our Insider Trading Policy prohibits employees (including officers) and directors from directly or indirectly pledging our common stock as collateral for any obligation

Careful Management of Equity Burn Rates
We are committed to carefully managing the dilutive impact of equity compensation awards. Management and the Compensation and Human Capital Committee regularly evaluate share utilization levels by reviewing the dilutive impact of stock compensation. For 2024, our overall equity-award-based gross burn rate for our 2005 Incentive Plan was 1.0%. Gross burn rate is defined as the number of equity awards granted in the year divided by shares outstanding. While we no longer issue stock options and do not have any vested or unvested stock options outstanding, if we were to do so, we have pledged to not reprice, buyout or exchange underwater stock options and there is no liberal counting or recycling of shares. We believe this gross burn rate reflects our judicious and responsible approach to equity grant practices. Despite our stock repurchases during this period, our gross burn rate percentage is significantly below the benchmark published by a leading proxy advisory service for our index classification. We believe that our stock repurchase program has mitigated dilution attributable to our compensation program while modestly raising our burn rate percentage. In particular, over the course of fiscal 2022, 2023 and 2024, we have repurchased approximately 5,750,826 shares of our common stock

Insider Trading Arrangements and Policies
We have adopted an Insider Trading Policy governing the purchase, sale and other dispositions of our securities by our directors, officers, employees, consultants, contractors and our agents that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards. In addition, it is our policy that any trades by us will comply with applicable law, including laws with respect to insider trading

Clawback Policy
We have a clawback policy that provides for the recoupment of executive compensation in certain circumstances as required by the SEC’s rules that implement the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and corresponding Nasdaq listing standards

Regular Stockholder Outreach
We have an extensive and continuous stockholder outreach program through which we regularly connect members of our Board, executive management and other senior leaders with our stockholders for input and suggestions on a wide variety of topics, including our pay practices and governance. See section entitled “Stockholder Outreach and Engagement” for more information

Policies and Practices Related to the Grant of Certain Equity Awards
We do not grant stock options, stock appreciation rights, or similar option-like instruments and, as such, do not have any policy or practice in place on the timing of awards of options, stock appreciation rights, or similar option-like instruments in relation to the disclosure of material nonpublic information

(1) For purposes of this policy, “ownership” includes shares of our common stock directly held or held in trust for the benefit of such director, member of executive management or their family members living in the same household and shares of our underlying restricted stock units held directly, whether or not yet vested. “Ownership” does not include vested or unvested options to purchase our common stock or shares underlying unvested MSUs.
(2) Valued at the time of each purchase of our common stock.

Compensation Program Evaluation and Risk Management

Our Compensation and Human Capital Committee evaluates the various elements of our compensation programs to avoid encouraging, and to mitigate against, excessive risk taking, by promoting behaviors that support sustainable value creation. The Committee annually assesses the various components of our compensation programs and believes our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

In performing its assessment, our Compensation and Human Capital Committee monitors and evaluates our compensation programs to ensure that:

•We provide a mix of cash and equity, that in the aggregate are heavily weighted towards longer-term incentives to encourage strategies and actions in the long-term best interests of the Company and our stockholders;
•We set base salaries consistent with each employee’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;
•We set appropriate performance goals that we believe:
◦are reasonable in light of past performance and market conditions, and

◦encourage success without encouraging excessive risk-taking to achieve short-term results;
•We set annual cash incentive plan performance goals that are Company-wide in order to encourage sound decision-making and performance throughout Align and that are in the best long-term interests of Align and our stockholders as a whole;
•We do not employ an “all-or-nothing” approach. Under our annual cash incentive plan, achievement of performance goals at levels below full target goals reduces only the payout related to that goal, not the other goals;
•We cap the amount executive management can receive under our cash incentive compensation plan at a maximum of 240% of their targets to avoid incentivizing excessive risk-taking; and
•We use a portfolio of equity-based awards for executive management that incentivizes performance over a variety of time periods with respect to several balanced goals. For example:
◦RSUs retain value even in depressed markets making it less likely employees will take unreasonable risks to get, or keep, their equity awards “in the money;”
◦Performance-based MSUs measure relative stockholder return over a three-year performance cycle, thereby potentially retaining value even if the price of our common stock decreases in a market downturn, provided that the decrease is not more than 33 percentage points greater than other companies;
◦The number of shares potentially earned are capped at a maximum of 250% of the number of target shares to limit stockholder dilution; and
•Executive management is subject to material stock ownership guidelines.

How We Implement and Manage Our Executive Compensation Program
In addition to our Board’s role in approving compensation for our CEO, our Compensation and Human Capital Committee, its consultants and executive management contribute to the implementation of the executive compensation program. The table below specifies the responsible parties and their respective roles in determining our NEOs’ compensation:

Responsible Party	Roles and Responsibilities
Compensation and Human Capital Committee	Sets our overall compensation philosophy, which our Board reviews and approves
Reviews and approves our compensation programs; designs and monitors the execution of these programs
Reviews and approves all forms of compensation for executive management (other than our CEO)
Reviews and recommends to our Board all forms of compensation for our CEO

No member of the Committee is a former or current officer of Align or any of our subsidiaries. No member of executive management serves as a member of the board of directors or the compensation committee of any entity that has any members of executive management serving on our Board or the Committee

The Committee may delegate such portions of its authority as the Committee may deem appropriate, to one or more members of the Committee to the extent permitted by applicable law, our bylaws and any applicable resolutions of our Board

Consultant to the Compensation and Human Capital Committee (Compensia, Inc., an independent executive compensation consulting firm retained directly by the Compensation and Human Capital Committee to assist it in performing its responsibilities)

Compensia attends meetings of our Compensation and Human Capital Committee and communicates outside of meetings with its members and management with respect to the design and assessment of compensation packages for executive management. In 2024, Compensia provided the services below for, or at the request of, the Committee, according to the instructions provided by the Committee:
•Analyzed whether the elements of compensation and target TDC of executive management were consistent with our compensation philosophy and the competitive market (as defined by our compensation peer group companies);
•Assisted in defining the appropriate peer group of comparable companies;
•Assisted in the design of our incentive compensation programs for executive management and compensation arrangements for Board members, including discussing evolving compensation trends;
•Provided advice on stock ownership guidelines for executive management and non-employee directors;
•Compiled and provided competitive market data to assist in our compensation philosophy, establishment of plan parameters and selection of corporate performance measures;
•Conducted a comprehensive review of Board compensation and provided recommendations to the Committee and Board regarding non-employee director pay structure;
•Provided updates on Nasdaq listing standards, say-on-pay results, and regulatory developments; and,
•Assisted with the strategy for developing disclosure in support of our say-on-pay proposal.
In addition, the Committee conducted a formal review of Compensia’s independence and is satisfied with the qualifications, performance and independence of Compensia. Compensia performed no other work for us

Executive Management (Assisted by company staff)
Management’s role is to advise our Compensation and Human Capital Committee regarding the alignment and weighting of our performance measures under our annual cash incentive compensation plan with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation programs. Our CEO plays a significant role in setting the compensation for the members of our executive management team (other than himself). The CEO conducts performance reviews for the other NEOs and makes recommendations to the Committee with respect to the other NEOs’ compensation. The Committee has the discretion to accept, reject, or modify the CEO’s recommendations. Ultimately, all decisions regarding executive management compensation are made by the Committee or in the case of our CEO’s compensation, the independent members of our Board upon the Committee's recommendation

How We Determine Compensation

Within the overall framework of the objectives and principles discussed above, our Compensation and Human Capital Committee exercises its judgment when making executive management compensation decisions. The Committee considers the individual’s competitive position, market data, Align’s performance and the individual’s performance.

Competitive Positioning

Our Compensation and Human Capital Committee takes into consideration the unique roles played by each member of executive management and seeks to individually tailor their compensation to align their pay based on various factors, including:

•market compensation data (peer group data and survey data);
•the scope of the individual's role;
•the individual's experience, qualifications, skills, and performance during the fiscal year (see discussion below under “Role of Individual Performance”);
•internal equity; and
•our operational and financial performance.

After reviewing these various competitive positioning factors (none of which is determinative or weighted in any predetermined manner), the Committee relies upon the judgment of its members to make appropriate adjustments and recommendations to the compensation of executive management to meet our corporate objectives.

The Use of Market Comparison Data

In connection with our Compensation and Human Capital Committee’s continuing assessment of the competitiveness of executive management’s pay levels and practices relative to its peers, the Committee considers compensation data gathered from: (i) a selected peer group of companies, and (ii) published surveys with data from a broader mix of technology and life science companies.

Peer Group. Our Compensation and Human Capital Committee reviews our peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group. For compensation decisions applicable to 2024, the Committee, with the assistance of Compensia, reviewed and approved a peer group chosen based on the following selection criteria:

•Industry - medical device companies and technology companies, which are the industries which we primarily recruit from and compete with for executive talent;
•Market Capitalization - companies with a market capitalization between approximately $6.3 billion and $100.9 billion based upon the companies’ trading ranges at the time of selection which approximated 0.25 to 4.0 times our market capitalization at that time; and

•Revenue - companies with revenue between approximately $1.2 billion to $11.1 billion based upon the last four quarters of revenue at the time of selection which approximated 0.3 to 3.0 times our rolling four quarters of revenues at that time.

As a result of its review of the foregoing criteria, the Committee elected to make no changes to the peer group for 2024. At the time of the Committee's assessment of potential peers performed in the second quarter of 2023, we compared to the 2024 peer group as follows:

	Revenue ($B)	Market Capitalization ($B)	Market Capitalization as a Multiple of Revenue
Peer Group 50th Percentile	$3.9	$21.3	5.4
Align	$3.7	$25.2	6.8
Percentile Rank	45th	56th	60th

Based on its analysis and review of our existing peer group relative to the foregoing criteria and on the recommendation of our independent compensation consultant, our Compensation and Human Capital Committee elected to make no changes to the peer group. As a result, the Compensation and Human Capital Committee determined that the following peer group continued to constitute an appropriate comparative reference for determining executive management compensation for 2024:

Performance Peers

Agilent Technologies	IDEXX Laboratories	Revvity
Avantor	Illumina	STERIS
Bio-Rad Laboratories	Insulet	Teleflex
Dentsply Sirona	Intuitive Surgical	The Cooper Companies
DexCom	Masimo	Waters
Edwards Lifesciences	Mettler-Toledo	Zimmer Biomet Holdings
Hologic	ResMed

Reference Peers. Our Compensation and Human Capital Committee also considers the compensation data of other companies as reference peers, which are companies identified by management as key business or labor market comparators. The compensation data of these companies was used for informational purposes only and was not used in setting executive management compensation levels because the financial profiles of these companies are outside the peer group development parameters.

Survey Data. When peer data is unavailable, our Compensation and Human Capital Committee reviews various pay surveys, including the Radford Technology Survey. In addition, the Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.

Role of Competitive Data and our Compensation and Human Capital Committee’s Discretion. Our Compensation and Human Capital Committee uses the following percentiles of peer group and survey data as reference points for assessing appropriate base salary, target total cash compensation and equity compensation for our executive officers:

Element of Compensation	Percentile
Base salary	50th percentile
Target total cash compensation	65th to 75th percentile
Equity compensation	50th to 75th percentile

While we believe that comparisons to market data are useful, the Committee does not believe it appropriate to establish executive management compensation levels based solely on a comparison to market data. Due to the variations between companies reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not always available from each peer group company with respect to each of our NEOs. In considering market compensation data, the Committee recognizes that executive management roles at different companies can vary significantly, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Committee therefore uses the market data only as a reference point and incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements described in the competitive positioning factors above. After reviewing these various factors, the Committee relies upon the judgment of its members to adjust executive management compensation below or above these percentile ranges as it deems appropriate and to make recommendations to the independent members of our Board about the compensation of our CEO.

Role of Company Performance

Our Compensation and Human Capital Committee believes that executive management should be rewarded based on their collective success working as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under “Annual Cash Incentive Compensation” is the primary factor in determining whether and how much members of executive management are eligible to receive as cash incentive payments.

Role of Individual Performance

Although our Compensation and Human Capital Committee believes that the largest portion of the target TDC of each member of executive management should be based on their collaborative success and thus based on achievement of shared financial and critical strategic goals, it also believes there should be some flexibility to reward individual contributions. To evaluate individual performance, the Committee considers annual individual goals set for each member of executive management. These include shared financial and strategic objectives as well as objectives directly related to each individual's specific business function. Except with respect to the CEO’s own performance, this assessment is based on our CEO's recommendation to the Committee on how well an individual performed their job, and such assessment is largely (although not exclusively) qualitative, not quantitative, in nature. There is no specific weight given to any one individual goal or objective. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula-based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Committee to differentiate among individuals and emphasize the link between performance specific to their respective roles and compensation.

The Use of Tally Sheets

Our Compensation and Human Capital Committee uses tally sheets to understand executive management total annual compensation and to provide perspective on wealth accumulation from our compensation programs. Compensation previously paid to each individual, including amounts realized or not realized under prior equity-based compensation awards, did not affect the Committee's compensation decisions for 2024. The Committee believes that compensation should reflect an individual’s performance and the market value of their services and does not want to create a disincentive for exceptional performance.

Principal Elements of Executive Compensation

2024 Target Compensation Mix

CEO
8%
12%
24%
56%
92%
At Risk Compensation
Non- CEO NEO
18%
14%
22%
45%
82%
At Risk Compensation
Base Salary as a % of Target TDC
Target Annual Cash Incentive as a % of Target TDC
Time-Based RSUs as a % of Target TDC
Performance-Based MSUs as a % of Target TDC

* Target TDC reflects annual base salary, annual cash incentive opportunity at target and the target value of equity awards. The amounts indicated do not reflect realized value of compensation actually paid to our NEOs. Amounts may not necessarily sum due to rounding.

The principal elements of the target TDC package of each member of executive management are:
•annual base salary;
•target annual cash incentive awards; and
•long-term incentive compensation in the form of equity awards with performance-based equity awards based on target performance.

In determining the mix of compensation among these elements, our Compensation and Human Capital Committee does not assign specific ratios. Instead, it typically structures compensation so that a significant portion of the target TDC is “at-risk” or performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance goals. By linking a significant portion of the compensation payable to each member of executive management to performance, the Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value creation.

Consistent with this pay-for-performance orientation, we believe that annual cash incentive (bonus) awards and long-term equity awards should together represent the most significant portion of each executive’s target TDC. As a result, a larger portion of executive management’s target TDC is at risk relative to that of our employees generally. The Committee believes this is appropriate because the members of executive management bear the greatest responsibility for our results and can exert the greatest influence on our performance.

Base Salary

Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon our performance. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the target TDC opportunity for each member of executive management. In January 2024, our Compensation and Human Capital Committee reviewed the base salaries of our NEOs, comparing their salaries to the base salary levels of companies in our peer group, as well as considering their roles and responsibilities, expectations for future performance, tenure and their positioning for other elements of their compensation. After this review, our Compensation and Human Capital Committee made the adjustments to base salaries set forth in the table below.

Name	2023 Base Salary	2024 Base Salary	Percentage Increase
Joseph M. Hogan	$1,359,750	$1,400,000	3.0%
John F. Morici	$620,000	$680,000	9.7%
Emory Wright	$550,000	$570,000	3.6%
Julie Coletti	$570,000	$600,000	5.3%
Stuart Hockridge	$500,000	$520,000	4.0%

In the case of Mr. Hogan, his base salary reflects his position as our most senior executive officer, his years of successful leadership since joining us as our CEO, our strong performance throughout much of his tenure, his passion and dedication to the success of the Company and the recognition of the salary that someone with his proven ability and track record could command in the competitive market.

Annual Cash Incentive Compensation

We use an annual cash incentive compensation plan (the “Bonus Plan”) to reward executive management, including our NEOs for performance against pre-established financial goals intended to reward short term strategic benefits. In February 2024, our Compensation and Human Capital Committee conducted its annual review of our Bonus Plan. Based on its review, the Committee determined that the pool of funds available to pay awards to executive management for performance in 2024 would continue to be based on predetermined goals under the two following financial metrics, weighted as in prior years and identified below, for purposes of funding the overall Bonus Plan pool for 2024:

•Net Revenue - 60%
•Operating Income - 40%

Considered in the aggregate, the Committee believes these metrics are strong indicators of our overall performance and our ability to create stockholder value. These measures balance propelling growth while encouraging efficiency and are aligned with our strategic priorities of international expansion, GP dentist treatment, patient demand and conversion and orthodontist utilization.

Determining Bonuses

In determining actual bonuses to be awarded to each member of executive management, bonus amounts are adjusted, either up or down, based on each individual’s overall performance and contribution to the achievement of the performance goals pre-established by our Compensation and Human Capital Committee.

Target Bonus Percentage			x	Company Multiplier		x	Individual Performance Factor		Bonus Payout

Base Salary	x	Target Bonus Percentage		Net Revenues - 60%	Operating Income - 40%		Individual Goals	=

The Committee has the discretion, but not the obligation, to adjust the actual results of the cash incentive award (up or down) to eliminate the distorting effects of certain extraordinary items or events and therefore more accurately reflect the overall performance of the management team. Specifically, our 2024 Bonus plan expressly contemplated adjustment for (i) significant and/or extraordinary items not indicative of our core operating performance separately stated on our financial statements, such as restructuring costs and certain settlements; (ii) items identified as non-GAAP in our earnings announcements; and (iii) other discrete items as necessary that may result in unintended gain or loss under the Bonus Plan. The Committee believes that the items listed above are not indicative of our core operating performance and therefore, at its discretion, may adjust the cash incentive awards. For the 2024 Bonus Plan, the Committee made no adjustment to our revenue attainment, but excluded certain restructuring and settlement expenses, which are extraordinary and non-recurring items identified as non-GAAP adjustments in our earnings announcements, from the measurement of our operating income as further discussed below in “2024 Bonus Plan Financial Targets.”

In addition, our Board retains authority to pay additional discretionary bonuses outside the Bonus Plan if warranted by performance not measured under the Bonus Plan, although it did not authorize any such discretionary bonus payments to our NEOs in 2024.

Target Bonus Percentage

The Bonus Plan target award opportunity is the amount of cash compensation that each member of executive management can earn if we achieved our financial and strategic performance goals at target levels for the year. The incentive targets for members of executive management were set by our Compensation and Human Capital Committee based on the scope and significance of their roles as our leaders, with our CEO receiving the highest target award opportunity due to his greater responsibilities. The 2024 target award as a percentage of base salary for each member of executive management (other than our CEO) was 75% of base salary, an increase from 70% in 2023 to compete more effectively with practices observed in our peer group. Mr. Hogan’s 2024 target award opportunity remained unchanged at 150% of his base salary. In order to appropriately encourage and reward a range of acceptable performance and contributions in 2024, our awards were structured so that the actual payout to a member of executive management could be as low as 0% up to a maximum of 240% of target.

Company Multiplier

The Company Multiplier is the same for all members of executive management. It is determined based on pre-established goals under selected financial targets (net revenue and operating income, as noted above). For 2024, the targets approved by the Compensation and Human Capital Committee were established relative to our annual operating plan and the other factors as discussed in “2024 Bonus Plan Financial Targets.”

Individual Performance Factor

The Individual Performance Factor (expressed as a percentage ranging from 0% to 200%) reflects our Compensation and Human Capital Committee’s assessment of the specific performance of each member of executive management in light of the achievement of their individual goals that are set at the beginning of each year. There is no specific weight given to any one individual goal or performance criterion. The Committee considers the views of our CEO regarding how well each individual performed, and such assessment is qualitative, not quantitative, in nature. Our CEO does not provide input regarding his own performance. Individual performance that meets expectations yields a 100% multiplier which has no impact on attainment as determined under the above financial multipliers.

2024 Bonus Plan Financial Targets

Our Compensation and Human Capital Committee seeks to motivate executive management to continuously improve financial performance and achieve strategic objectives through a cash incentive (bonus) plan that rewards higher performance with increased incentive opportunities. This variable expense structure helps to reduce our compensation costs in challenging times such as 2022, 2023 and 2024 and reward achievements only when business conditions and results warrant. In determining the design of our targets for our Bonus Plan, we consider our annual operating plan as well as historical performance and revenue and operating profit growth rates at select comparable medical device companies. When establishing the 2024 executive compensation cash bonus targets in February of 2024, the Committee considered our 2023 results, our long-term business strategy and desire to return to historical levels of growth, continuing macroeconomic dynamics, inflation expectations and customer and consumer demand among other factors. To incentivize a return to higher long-term growth in 2024, the Committee set rigorous target goals and objectives intended to reward executive management for achieving notable growth over 2023’s actual results relative to our industry, notwithstanding the continued challenging business environment. For 2024, the Committee established at target Bonus Plan funding on revenues between $4,040 million and $4,140 million and operating income between $665 million and $709 million.

NET REVENUES
(IN MILLIONS)
5000
4000
3000
2000
1000
0
2021
2022
2023
2024
Target Net Revenue
Actual Net Revenue

OPERATING INCOME
(IN MILLIONS)
1200
1000
800
600
400
200
0
2021
2022
2023
2024*
Target Operating Income
Actual Operating Income

* Actual Operating Income results for 2024 were adjusted pursuant to the Bonus Plan as described above and below.

2024 Bonus Plan Attainment

In 2024, we achieved net revenue of $4.0 billion, exceeding our 2023 results by $137 million. Our operating income was down in 2024 to $608 million compared to $643 million in 2023, based in part from $73 million in extraordinary and non-recurring expenses associated with litigation settlements, restructuring costs and settlements of value added tax claims from prior years. Adjusting for these expenses, our adjusted operating income was $681 million, which represents a $38 million improvement over the prior year. Our net revenue and adjusted operating income performance resulted in the payout levels shown below:

The table below shows the net revenue and operating income metrics used in 2024, our level of performance with respect to these metrics and resulting payout achieved.

Measure/Weight	Why do we use this measure?	Threshold (2024) (in millions)	Target (2024) (in millions)	Achievement (2024) (in millions)	Impact on Company Multiplier
Revenues (1) (60%)	Improvement in this measure aligns with our overall growth strategy	$3,862	$4,040 - $4,140	$3,999	96.6.%(1)
Operating income (1) (40%)	Directly links incentive payments to profitability and provides incentives to employees (including management) to share in our profitability. Because profitability encompasses both revenues and expense management, our Compensation and Human Capital Committee believes this measure encourages a balanced, holistic approach to managing our business. As a pre-tax metric, operating income also focuses on core operations apart from tax impacts which management cannot control or reliably predict.	$643	$665 - $709	$681(2)	100%(1)(2)
COMPANY MULTIPLIER:					98.0%(2)
(1) The level of performance at which the funding for the particular financial performance measure is determined is as follows:
•A rating of zero if achievement for the revenues and operating income targets were lower as compared to 2023. Performance below target automatically reduces only the payout related to that goal, not the other goal, as we want executive management to have the same incentive to achieve other financial goals as well as their individual performance goals even if our performance tracks below the target during the course of the year;
•A rating of 100% for the performance metrics if the performance was in the established target range shown in the table above. For 2024, the Committee continued to set the target on net revenue and operating margin at a range instead of a point estimate because of the uncertain global macroeconomic environment conditions.
•A rating ranging below 100% for the performance metrics if performance was below the established range; and

•A rating of 101% and above if achievement exceeds the target performance level. Each individual financial metric is uncapped; however, once the Company Multiplier reaches 240% in the aggregate the Bonus Plan is fully funded. Therefore, in the aggregate, the Bonus Plan for our NEOs will not exceed 240% funding.
•For each financial performance measure, linear interpolation is applied to determine the multiplier if performance was achieved at between threshold and the low end of the target range or between the upper end of the target range and the achievement level resulting in full funding as noted above.
(2) Operating Income results were adjusted pursuant to the Bonus Plan as described below.

As discussed above and consistent with prior years, our 2024 Bonus Plan expressly contemplated adjustment for restructuring or litigation settlements that were not indicative of core operating performance. In 2024, pursuant to this authority, our Compensation and Human Capital Committee made the following adjustments to the measurement of attainment under the operating income component of the 2024 Bonus Plan, which are some of the same non-GAAP adjustments we make to operating income each year when reporting our adjusted earnings. Specifically, in order to align 2024 Bonus Plan payouts with the underlying performance of our business, the Committee excluded $73 million in expenses from our operating income of $608 million, resulting in an adjusted operating income of $681 million. Without these adjustments, the operating income component of the 2024 Bonus Plan would not have paid out. No adjustment was made to the net revenue component of the Bonus Plan. The thresholds for the 2025 Bonus Plan are based on our achieved results in 2024, including the as-adjusted operating income, and our 2025 Bonus Plan will not pay out unless we achieve results that are above those achieved in 2024, as-adjusted.

Operating Income Adjustments	Rationale
–Excluded $37M in restructuring costs.	These restructuring costs are non-recurring items and meant to be margin accretive to the business by streamlining our go-forward operating expenses.
–Excluded $36M related to certain legal and tax settlements.	These costs resulted from the conclusion of multi-year legal disputes that are non-recurring and separate from the core operations of our business.

2024 Bonus Plan Individual Performance Factor Attainment

Our Compensation and Human Capital Committee determined that, for 2024, our executives continued to perform in line with expectations in the context of a difficult macroeconomic environment, and graded all our executives’ individual performance factor at target. As a result, the 2024 individual performance factor component of our Bonus Plan did not modify payouts determined under our financial multipliers.

2024 Bonus Plan Results

The following chart shows attainment under our cash bonus plan for each of our executives. Our Compensation and Human Capital Committee did not exercise its discretion to increase or decrease the formulaic payout of our Bonus Plan.

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award	Company Multiplier	Individual Performance Factor	Actual Incentive Award	Actual Award as % of Target
Joseph M. Hogan	150%	$2,100,000	98%	100%	$2,058,000	98%
John F. Morici	75%	$510,000	98%	100%	$500,000	98%
Emory Wright	75%	$427,500	98%	100%	$419,000	98%
Julie Coletti	75%	$450,000	98%	100%	$441,000	98%
Stuart Hockridge	75%	$390,000	98%	100%	$382,000	98%

Long-Term Incentive Compensation

We use equity awards to more closely align our executive management’s long-term interests with those of our stockholders and to attract and retain high-caliber executives through recognition of anticipated future performance. We determine appropriate award amounts, if any, by reviewing competitive market data, individual performance assessments and business objectives with our Compensation and Human Capital Committee at least annually.

Award Type	Rationale for 2024 Portfolio	Vesting Detail
Why RSUs?
We believe RSUs provide a measure of retention (even in the event of a decline in the price of our common stock) and an incentive to grow the value of our common stock. In addition, RSUs enable our executive management to accumulate ownership of our common stock, which reinforces the alignment of their objectives with those of our stockholders.
Typically vest over four years with 25% vesting annually
Why MSUs?	We believe MSUs provide a consistent value delivery that also aligns the long-term interests of executive management and stockholders by rewarding executive management for our performance measured in relation to other companies over a specified period. The actual number of shares eligible to vest will be determined based on a comparison of our stock price performance relative to the performance of the constituents of the Nasdaq Composite Index over the three-year performance period, up to a maximum of 250% of the number of target shares. The number of shares that vest will be based on our relative total stockholder return compared to the stock price of the constituents of the Nasdaq Composite Index in the period beginning on the date the performance-based vesting restricted stock units were granted and ending three years after, as follows:	Three-year performance period with vesting ranging from 0% - 250% of target, with any vesting occurring entirely at the end of year three

	Relative Total Stockholder Return Below 25th percentile 25th percentile 50th percentile 90th percentile	Shares Subject to the Award 0% 50% 100% 250%

Linear interpolation will be used to determine the percentage of the shares subject to the MSU awards that are earned and will vest between each threshold. The number of shares that vest may not exceed 100% of the target shares if total stockholder return is less than zero.

2024 Awards

In 2024, our Compensation and Human Capital Committee reviewed our MSU program and concluded that the program, as designed, was generally aligned with market practices. In reviewing the equity portfolio for our non-CEO NEOs for 2024 annual focal awards, the Committee determined that a mix of 67% MSUs and 33% RSUs closely aligned their compensation with the interests of our stockholders. For the mix of MSUs and RSUs for our CEO in 2024, the Committee determined that the ratio of 70% and 30%, respectively, reflected an increased correlation between our long-term growth and our CEO’s compensation. The Committee calculated the target values for equity awards to achieve this desired mix and converted this to shares using a look back price that was based on the 30-trading day average closing price of our common stock for the period ending February 15, 2024. Based on this price per share, the total number of targeted shares was determined, then split between time-based RSUs and performance-based MSUs for non-CEO executive management and our CEO in the aforementioned ratios, each rounded down to the nearest whole share.

The target value of the equity awards granted to our NEOs is shown below, along with the number of shares granted, including the target number of shares under the MSUs. The realized value of the shares on vesting will deviate based on changes in our stock price on the dates of vesting over four years for our RSUs and the TSR of our stock as compared to the Nasdaq Composite Index on February 15th of the third year after the original year of grant of our MSUs.

The table below sets forth the target value and number of shares of common stock awarded to the NEOs in fiscal year 2024:

Name	Target Value (RSUs)	RSU (Shares)	Target Value (MSUs) (1)	Target MSUs (1) (Shares)
Joseph M. Hogan	$3,750,000	13,588	$8,750,000	31,707
John F. Morici	$924,000	3,348	$1,876,000	6,798
Emory Wright	$594,000	2,152	$1,206,000	4,370
Julie Coletti	$660,000	2,391	$1,340,000	4,855
Stuart Hockridge	$462,000	1,674	$938,000	3,399
(1)    The number of MSUs set forth in this column represents the number of shares at target; however, the actual number of shares that may be earned, if any, is determined based on the formula set forth in the MSU Agreement up to a maximum of 250% of the amount of the Target Shares. The Target Value of RSUs may not reflect the realized value of those RSUs upon vesting. The Target Value and Target MSUs shares awarded may not reflect the actual number of MSUs shares that ultimately vest, if any.

Achievement of prior year MSUs were impacted by underperformance

The actual values received by our NEOs under our annual equity awards vary based on our stock price performance. In particular, the amounts vesting under MSUs awarded to executive management are earned based on our relative stockholder return over a three-year performance period compared to the Nasdaq Composite Index, with the earned shares eligible to vest only at the end of three years. Over the three-year period including 2024, our TSR was -57.95% which was at the 36th percentile of our peer group. Accordingly, for MSUs granted in February 2022 that vested in February 2025, our NEOs vested at 72.4% of target based on stock underperformance from 2022 to 2024 against the Nasdaq Composite Index during the same period.

The following graph shows our one-year and three-year total stockholder returns compared to our peers, the S&P 500 and Nasdaq composite as of December 31, 2024.

Total Stockholder Return

Other Compensation Arrangements

Welfare and Other Employee Benefits

We maintain a tax-qualified Section 401(k) retirement plan with a matching contribution by Align for all U.S. employees, including members of executive management.

In addition, we provide health and welfare benefits to executive management on the same basis as our full-time employees in the country in which they are resident. These benefits may include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death, basic life insurance coverage, and participation in our employee stock purchase plan. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Consistent with the practices of our peer group companies, we provide limited perquisites to members of executive management, including the NEOs, and perquisites do not play a significant role in our compensation program.

Executive management may be reimbursed for travel by a non-employee companion (e.g., spouse) to customer events and certain other corporate events where appropriate and it is in our interest that the member of executive management have a companion join them. See “Summary Compensation Table for Fiscal Year 2024” below for more information concerning these benefits, if any. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it appropriate to assist a member of executive management in the performance of their duties, to make them more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits are approved and subject to periodic review by the Compensation and Human Capital Committee.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its covered employees for that taxable year, who consist of its CEO, CFO, up to three other members of executive management who are among the corporation’s five most highly compensated executive officers for that taxable year, and any individual who was a covered employee for any preceding taxable year beginning after December 31, 2016. While we consider the deductibility of awards in determining compensation payable to executive management, the Compensation and Human Capital Committee’s reserves flexibility to provide, and has provided, one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Compensation and Human Capital Committee believes that such compensation is appropriate to attract and retain executive talent.

Severance and Change of Control Arrangements

Each NEO is eligible to receive payments and benefits under certain conditions in accordance with their respective employment agreement, RSU or MSU agreements. Each such agreement provides for payments and benefits upon:

•a change of control of the Company; and
•termination without cause or for convenience.

In adopting the change of control provisions in these agreements, our Compensation and Human Capital Committee's primary objective was to ensure members of executive management have sufficient security such that they are not biased against a sale of the Company in the event a stockholder favorable merger and acquisition transaction is presented. If we pursue a change of control transaction beneficial to our stockholders, the Committee believes that executive management's active support of the transaction through closing would be critical to ensuring the success of such a transaction.

The severance payments and benefits are intended to provide consideration for executive management's service to Align and the expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting members of executive management given that their roles tend to carry higher risks.

Our Compensation and Human Capital Committee periodically reviews the terms and conditions of our change of control and severance compensation practices against those of our peers. As industry trends and best practices have evolved over the years, the Committee modifies its approach to change of control and severance compensation by looking for opportunities to prospectively implement modifications for new members of executive management and for members of executive management with existing agreements when circumstances allow. For instance, in September 2016, the Committee materially changed our practices regarding change of control payments and benefits. Prior to September 2016, upon a change of control alone, agreements with members of executive management allowed for the acceleration of vesting of outstanding and unvested RSUs as if the executive had performed twelve months of additional service and pro-rata MSU awards based upon the closing of the change in control ("single trigger"). Beginning in and after September 2016, the change of control acceleration benefits for new members of executive management also requires a termination of employment after a qualifying change of control event ("double trigger").

The amounts that each of our current NEOs would have been entitled to if one of the termination or change of control events described above occurred on December 31, 2024, are set forth in “Potential Payments Upon Termination or Change of Control” below.

Change of Control Only

Though the cash severance amounts payable to Messrs. Hogan, Wright and Hockridge in connection with a change of control are subject to a “double trigger” (meaning to get paid out the cash portion of their change of control severance arrangement, first there has to be a change of control and then the employment of the individual must be terminated without cause or for convenience within a specified period of time of such change of control), Mr. Hogan’s RSU and MSU agreements and Messrs. Wright’s and Hockridge’s pre-September 2016 employment agreements, RSU and MSU agreements include a “single trigger” for these individuals whereby the vesting of outstanding and unvested equity awards would be accelerated upon a change of control. Mr. Hogan’s RSUs and MSUs will vest pro rata as of the date a change of control and Messrs. Wright and Hockridge’s MSUs will vest pro rata as of the date a change of control and the vesting of their RSUs will be accelerated by one year upon a change of control.

With respect to Mr. Morici and Ms. Coletti (as well as any other individual who joins us or is promoted to an executive management position after September 2016), our Compensation and Human Capital Committee eliminated all single trigger severance and equity acceleration provisions. Rather, severance payments and equity acceleration for these members of executive management are subject to “double trigger” arrangements that require both a change of control plus a qualifying termination event before any cash payments are paid or any equity award acceleration occurs.

Termination Following a Change of Control

In the event any of the NEOs are terminated without cause or for convenience within 18 months (12 months in the cases of Messrs. Wright and Hockridge) of a change of control ("double trigger"), 100% of all remaining outstanding and unvested equity awards would be accelerated and a cash severance payment would be made.

Termination Unrelated to a Change of Control

For termination of employment without cause or for convenience unrelated to a change of control, the vesting of equity awards held by Messrs. Wright and Hockridge, is immediately accelerated by one year and a cash severance payment will be made. Messrs. Hogan and Morici and Ms. Coletti (as well as any other individual who joins us or is promoted to an executive management position after September 2016) would receive only a cash severance payment (no equity acceleration) if their employment is terminated without cause or for convenience unrelated to a change of control.

Retirement

In 2023, we revised our RSUs and MSUs to provide for continued vesting for our executive officers upon their retirement from Align subject to the following terms: (i) the executive officer is required to provide twelve months advance written notice of their desire to retire with such notice being subject to our CEO’s written pre-approval; (ii) the executive officer must be 55 years or older and have a minimum of ten years of continuous service at the time they provide their notice to the CEO; and (iii) the executive officer must have a minimum of six months of service after an equity grant award for such grant to be eligible for continued vesting under this retirement provision (collectively, the “Retirement Eligibility Terms”). If each of the Retirement Eligibility Terms are met, (i) each outstanding RSU award belonging to an executive officer will continue to vest for twelve months after the executive officer’s date of retirement from Align; (ii) for each outstanding MSU award belonging to the executive officer will be entitled to receive a pro-rated vesting of shares at the end of the applicable MSU performance period based on the date of retirement and subject to the conditions for vesting and release of shares under the original terms of the MSU are achieved in accordance with the terms of the applicable MSU award. The pro-rated vesting shall be based on the amount of time the executive officer was employed during the performance period and any vesting of shares under a RSU award and MSU award are subject to the executive officer complying with lawful non-compete, non-solicit, confidentiality and release of claims provisions set forth in the agreement. We added the Retirement Eligibility Terms to help better ensure retention of retiring executives through the hiring of their replacements and a smoother transition upon retirement. It also recognizes the service of the retiring executive to Align. As of December 31, 2024, only Mr. Wright has attained the age of 55 and a minimum of ten years of continuous service to Align and is the sole executive eligible for this benefit. In May 2024, Mr. Wright announced his intention to retire and will be eligible for the benefits set forth in this paragraph when his retirement becomes effective.

2024 Stockholder Say-on-Pay Vote Results

At our Annual Meeting of Stockholders in May 2024 (the “2024 Meeting”), our stockholders were asked to cast a non-binding advisory vote (“say-on-pay”) to approve the compensation for our 2023 named executive officers (“2023 NEOs”). At the 2024 Meeting, approximately 84% of the votes cast by our stockholders were in support of our “say-on-pay” proposal. Based on the results of this vote and our regular stockholder outreach and engagement, our Compensation and Human Capital Committee believes that subject to the above-described changes, our stockholders understand its philosophy on executive compensation, recognize how our compensation program aligns with our strategic goals and objectives and support our approach to executive compensation.

Compensation and Human Capital Committee Report

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the Compensation and Human Capital Committee's review and discussion with management, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE
George J. Morrow, Chair
Kevin T. Conroy
Anne M. Myong
Andrea L. Saia

Compensation Tables
Summary Compensation Table for Fiscal Year 2024
Grants of Plan-Based Awards for Fiscal Year 2024
Outstanding Equity Awards at Fiscal 2024 Year End
Option Exercises and Stock Vested During Fiscal Year 2024
Potential Payments Upon Termination or Change of Control
CEO Pay Ratio
Pay Versus Performance

Summary Compensation Table for Fiscal Year 2024

The following Summary Compensation Table sets forth certain information regarding the compensation for fiscal 2024, 2023 and 2022 of (i) our President and Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three next most highly compensated executive officers during fiscal year 2024.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Joseph M. Hogan,	2024	1,396,904	23,848,513	2,058,000	17,762	27,321,179(3)
President and Chief Executive Officer	2023	1,354,769	26,230,870	1,346,200	20,572	28,952,411
	2022	1,290,385	17,375,927	—	17,732	18,684,044
John F. Morici,	2024	675,385	5,249,435	500,000	11,567	6,436,387
Chief Financial Officer and Executive Vice President, Global Finance	2023	618,461	4,581,010	286,000	77,410	5,562,881
	2022	597,308	3,626,393	—	15,183	4,238,884
Emory Wright,	2024	568,462	3,374,459	419,000	11,499	4,373,420
Executive Vice President, Direct Fabrication Platform Operations	2023	548,462	3,435,758	254,000	10,977	4,249,197
	2022	527,692	2,870,354	—	10,318	3,408,364
Julie Coletti, Executive Vice President, Chief Legal and Regulatory Officer	2024	597,692	3,749,021	441,000	11,502	4,799,215
	2023	566,154	3,435,758	263,000	11,016	4,275,928
	2022	517,692	2,718,963	—	10,296	3,246,951
Stuart Hockridge,	2024	518,462	2,624,717	382,000	18,398	3,543,577
Executive Vice President, Global Human Resources	2023	498,462	2,672,150	231,000	10,879	3,412,491
	2022	478,462	2,114,814	—	17,165	2,610,441

(1)The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculations of these amounts are included in Note 1 - Summary of Significant Accounting Policies, Stock-Based Compensation and Note 10 - Stockholders’ Equity (collectively, “Notes 1 and 10”) to our audited financial statements for the year ended December 31, 2024 included in our Annual Report. This same method was used for the years ended December 31, 2023 and 2022.
(2)For a further description of the amounts included in this column, please see the paragraph entitled “All Other Compensation” below.
(3)Mr. Hogan’s 2024 realizable target direct compensation is $12.9M. We believe realizable pay reflects a closer approximation of the value of equity awards to the executive as of the year-end and that it is important to consider the effect of such year-end value of our stock on those awards over time in addition to the grant date fair values included in the Summary Compensation Table. See “Executive Compensation—Executive Summary—Realizable Pay” above, including the calculations used to determine realizable target direct compensation.

The grant date fair value of the MSU awards reflected in the Stock Awards column and the tables below is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost we expect to recognize over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718. Refer to Notes 1 and 10 of our audited financial statements for the year ended December 31, 2024, included in our Annual Report for the assumptions used to value the RSU and MSU awards. The amounts shown in the Stock Awards column and the tables below exclude the impact of estimated forfeitures and there can be no assurance that the grant date fair value amounts will ever be realized.

Name	Fiscal Year 2024 RSUs	Fiscal Year 2024 MSUs
Joseph M. Hogan	$4,260,246	$19,588,268
John F. Morici	$1,049,698	$4,199,736
Emory Wright	$674,717	$2,699,742
Julie Coletti	$749,650	$2,999,370
Stuart Hockridge	$524,849	$2,099,868

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the MSU awards at the grant date is as follows:

Name	Value of Fiscal Year 2024 MSUs Assuming Maximum Performance
Joseph M. Hogan	$48,970,669
John F. Morici	$10,499,341
Emory Wright	$6,749,356
Julie Coletti	$7,498,426
Stuart Hockridge	$5,249,671

Total Compensation

The NEOs’, other than the CEO, increase in total compensation in 2024 compared to 2023 was due to the grant date fair value of equity awarded, cash bonus paid for 2024 and an increase in base salary for each of the officers. The CEO’s decrease in total compensation in 2024 compared to 2023 was due primarily to the decreased grant date fair value of equity awarded. For additional information regarding the amounts included in the Summary Compensation Table, see “Executive Compensation—Compensation Discussion and Analysis” above.

Stock Awards

Stock awards for 2024 include time-based RSUs that typically vest over a four-year period, as well as MSUs which are earned based on a comparison of our stock price performance to the Nasdaq Composite Index over a three-year performance period and vest at the end of the third year.

Non-Equity Incentive Plan Compensation

The amounts shown in this column represent employee annual Bonus Plan payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of our Bonus Plan are described under “Executive Compensation—The Principal Elements of Executive Compensation—Annual Cash Incentive Compensation” above.

All Other Compensation

The amounts shown in this column and detailed in the tables below represent the aggregate dollar amount for each NEO for life insurance and accidental death and dismemberment premiums, our 401(k) matching program, as well as health spending account contributions, reimbursements for medical expenses, relocation expenses, personal and travel companion airfare expenses, and Invisalign treatment.

Name	Dollar Value of Life Insurance Premiums	Matching contributions under our 401(k) Plan	Airfare for travel(1)	Employer Contributions to HSA	Other(2)
Mr. Hogan	$1,728	$10,350	$5,203	$—	$482
Mr. Morici	$1,152	$10,350	$—	$—	$65
Mr. Wright	$1,149	$10,350	$—	$—	$—
Ms. Coletti	$1,152	$10,350	$—	$—	$—
Mr. Hockridge	$1,048	$10,350	$—	$2,000	$5,000
(1) Includes travel cost of $3,106 with the remainder to make the travel cost tax neutral.
(2) Includes reimbursement payments for medical expenses.

Grants of Plan-Based Awards for Fiscal Year 2024

The following table shows all plan-based awards granted to our NEOs during 2024 including:

•cash amounts that could have been received in 2024 by our NEOs under the terms of our Bonus Plan; and
•time-vested RSUs and performance-based MSUs awards granted to our NEOs in 2024 reflected on an individual grant basis.

2024 Grants of Plan-Based Awards

	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Non-equity Incentive	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair value of Awards ($)
Name				Target ($)	Maximum ($)	Target (#)	Maximum (#)
Joseph M. Hogan	Bonus Plan			2,100,000	5,040,000
	RSU	2/20/2024	1/23/2024					13,588	4,260,246
	MSU	2/20/2024	1/23/2024			31,707	79,268		19,588,268
John F. Morici	Bonus Plan			510,000	1,224,000
	RSU	2/20/2024	1/23/2024					3,348	1,049,698
	MSU	2/20/2024	1/23/2024			6,798	16,995		4,199,736
Emory Wright	Bonus Plan			427,500	1,026,000
	RSU	2/20/2024	1/23/2024					2,152	674,717
	MSU	2/20/2024	1/23/2024			4,370	10,925		2,699,742
Julie Coletti	Bonus Plan			450,000	1,080,000
	RSU	2/20/2024	1/23/2024					2,391	749,650
	MSU	2/20/2024	1/23/2024			4,855	12,138		2,999,370
Stuart Hockridge	Bonus Plan			390,000	936,000
	RSU	2/20/2024	1/23/2024					1,674	524,849
	MSU	2/20/2024	1/23/2024			3,399	8,498		2,099,868
Approval Date

For each NEO equity grant, our Compensation and Human Capital Committee met on January 23, 2024 to review the grant of annual equity awards. Upon approval of the RSU and MSU awards on January 23, 2024, the Committee determined that the actual date of grant would be February 20, 2024. This grant date was chosen in order to allow sufficient time for the CEO to notify each NEO and other members of the executive management team of their grants.

Estimated Future Payouts under Non-Equity Incentive Plan Awards

The amounts shown under this column represent the possible dollar payouts the NEOs could have earned for 2024 at target. For 2024, the target cash incentive award for the CEO was 150% of his base salary and for each NEO (other than the CEO) was 75% of their base salary.

For a description of the performance objectives applicable to the receipt of these payments, see “Executive Compensation—The Principal Elements of Executive Compensation—Annual Cash Incentive Compensation.” The

actual amount paid to each NEO for 2024 performance is set forth in the Summary Compensation Table above in the column “Non-Equity Incentive Plan Compensation.”

Threshold. There is no threshold performance level. Rather, our financial performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want executive management to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year.

Target. The target amounts assume a corporate performance percentage of 100% and that the NEO would be entitled to receive 100% of the targeted amount.

Maximum. The maximum amount a NEO can receive was capped at 240% of their target award opportunity.

Estimated Future Payouts under Equity Incentive Plan Awards

Focal Awards Granted February 2024. The amounts shown for MSU awards granted in February 2024 represent the potential share payouts with respect to MSUs. Each MSU vests at the conclusion of a three-year performance period, with the number of shares vesting, if any, to be determined in February 2027. The actual number of shares eligible to vest will be determined based on a comparison of our stock price performance relative to the performance of the constituents of the Nasdaq Composite Index over the three-year performance period, up to a maximum of 250% of the number of target shares. The number of shares will vest based on our relative total stockholder return compared to the stock price of the constituents of the Nasdaq Composite Index in the period beginning in February 2023 (on the date the performance-based vesting restricted stock units were granted by our Compensation and Human Capital Committee) and ending in February 2027, as follows:

Relative Total Stockholder Return	Shares Subject to the Award that Become Vested
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
90th percentile	250%

Linear interpolation will be used to determine the percentage of the shares subject to the MSU awards that will be earned and vest between each threshold. Vesting may not exceed 100% if total stockholder return is less than zero.

Stock Awards. Stock awards represent grants of RSUs and MSUs under our 2005 Incentive Plan. Since RSUs and MSUs are taxable to each NEO when they vest and are settled, the number of shares we issue to each will be net following settlement of applicable withholding taxes, which we will withhold and pay on behalf of each NEO. The RSUs and MSUs will result in payment to the NEO only if the vesting criteria is met and the NEO then sells the stock that has vested. Each RSU granted to our NEOs vests over a four-year period with 25% of the shares vesting each anniversary of the date of grant, with full vesting in four years. Each MSU granted to our NEOs has a three-year performance period. The actual number of shares of our common stock issuable under MSUs varies based on over- or under-performance of our stock price compared to the Nasdaq Composite Index during the performance period.

Grant Date Fair Value

The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and MSUs, excluding the effect of estimated forfeitures. Assumptions used in the calculations of MSUs amounts are included in Notes 1 and 10 to our audited financial statements for the year ended December 31, 2024, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2025. There is no assurance that the grant date fair value amounts will be realized. The RSUs are time-based awards and are not subject to performance conditions. Amounts for MSUs represent the estimate of the aggregate compensation cost to be recognized over the three-year performance period determined as of the grant date. For MSU awards granted in February 2024, the actual number of shares that will be paid out will depend on our stock price performance relative to the performance of the Nasdaq Composite Index over the three-year performance period, up to a maximum of 250% of the number of target shares.

Timing of Equity Grants

Our Compensation and Human Capital Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:

•Consistent with the policy described in the paragraph below, all awards of equity compensation for new employees (other than new members of executive management) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two months prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1, 2024, grants will cover new hires starting between March 16, 2024 and April 15, 2024; and
•Annual incentive grants are made on or about the same day for all employees (including members of executive management); in each of 2024, 2023, and 2022 such date was February 20. The Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide management with adequate time to inform each employee individually of their grant.

Outstanding Equity Awards at Fiscal 2024 Year End

The following table sets forth information regarding outstanding equity awards as of December 31, 2024 for each NEO. All vesting is contingent upon their continued service with Align on the applicable vesting date. Market values and payout values in this table are calculated based on the closing market price of our common stock of $208.51 per share, as reported on the Nasdaq Global Select Market on December 31, 2024, which was the last trading day of the year.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested(6) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Hogan	1,412(1)	294,416
	3,730(2)	777,742
	11,017(3)	2,297,155
	13,588(4)	2,833,234
			14,921(5)	3,111,178
			34,277	7,147,097
			31,707	6,611,227
John F. Morici	341(1)	71,102
	778(2)	162,221
	2,154(3)	449,131
	3,348(4)	698,091
			3,114(5)	649,300
			5,832	1,216,030
			6,798	1,417,451
Emory Wright	267(1)	55,672
	616(2)	128,442
	1,615(3)	336,744
	2,152(4)	448,714
			2,465(5)	513,977
			4,374	912,023
			4,370	911,189
Julie Coletti	222(1)	46,289
	583(2)	121,561
	1,615(3)	336,744
	2,391(4)	498,547

			2,335(5)	486,871
			4,374	912,023
			4,855	1,012,316
Stuart Hockridge	208(1)	43,370
	454(2)	94,664
	1,256(3)	261,889
	1,674(4)	349,046
			1,816(5)	378,654
			3,402	709,351
			3,399	708,725
(1) RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2022, February 20, 2023, February 20, 2024, and February 20, 2025.
(2) RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2023, February 20, 2024, February 20, 2025, and February 20, 2026.

(3) RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2024, February 20, 2025, February 20, 2026, and February 20, 2027.
(4) RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2025, February 20, 2026, February 20, 2027, and February 20, 2028.
(5) MSUs fully vested on February 20, 2025. The number of shares that vested on February 20, 2025 were 10,802 for Mr. Hogan; 2,254 for Mr. Morici; 1,784 for Mr. Wright; 1,690 for Ms. Coletti and 1,314 for Mr. Hockridge.
(6) These columns include unvested MSUs granted for the performance periods from (i) February 15, 2022 to February 15, 2025, (ii) February 15, 2023 to February 15, 2026 and (iii) February 15, 2024 to February 15, 2027 (collectively, the “Outstanding MSUs”), in each case, as of December 31, 2024. The Outstanding MSUs are eligible to vest on the 20th of February following the conclusion of the applicable three-year performance period. Our Compensation and Human Capital Committee determines the actual number of shares of the Outstanding MSUs that will vest on the applicable vesting date based on Align’s TSR relative to companies comprising the Nasdaq Composite Index (the “TSR Performance Measure”), in each case calculated on the applicable vesting date and up to a maximum of 250% of the target number of MSUs. It is not possible to determine the actual number of shares of the Outstanding MSUs that will vest, if any, until the applicable vesting date. In accordance with SEC rules, the amounts reported in these columns assumes that TSR Performance Measure is achieved at target (100%). Because the Outstanding MSUs will be settled in shares of our common stock, actual values will be based on the closing price of Align’s common stock at the time of settlement.

Option Exercises and Stock Vested During Fiscal Year 2024

The following table provides information concerning the vesting of Stock Awards for each NEO during the fiscal year ended December 31, 2024:

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Joseph M. Hogan	20,964	$6,572,843
John F. Morici	4,787	$1,500,868
Emory Wright	3,797	$1,190,473
Julie Coletti	3,289	$1,031,200
Stuart Hockridge	2,970	$931,184
(1)Each number of shares reported represents the gross number of shares acquired by the NEO on the vesting date; however, because RSUs and MSUs are taxable to the individuals when they vest and are settled, the number of shares we issue to each of our NEOs is net of the amount of applicable withholding taxes due, which are paid by us on their behalf.
(2)The value realized on vesting equals the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in footnote 1.

Potential Payments Upon Termination or Change of Control

Each of the tables in this section describes the potential payments upon termination or a change of control for our NEOs. All amounts are estimated based on an assumed triggering date of December 31, 2024, the closing sale price of our common stock of $208.51, on the Nasdaq Global Select Market on December 31, 2024, which was the last trading day of the year, and assuming maximum achievement of MSU performance requirements of 250% of target.

Mr. Hogan serves as our President and CEO pursuant to an employment agreement entered into on April 17, 2015. The employment agreement provides that Mr. Hogan is entitled to an annual target bonus of 150% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.

The following table describes the potential payments upon termination or a change of control for Mr. Hogan:

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Joseph M. Hogan	Severance Payment	$8,050,000	$8,050,000	$—
	RSUs	—	6,202,547	2,157,314
	MSUs	—	42,173,754	23,311,901
	Health and Welfare Benefits	31,983	31,983	—
	Total	$8,081,983	$56,458,284	$25,469,215

Termination Unrelated to a Change of Control

A termination unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. In the event Mr. Hogan is terminated other than for cause, death or disability or he resigns for good reason, Mr. Hogan is entitled to a payment (payable in a lump sum) equal to:

(1)twice his then current annual base salary;
(2)the then current year’s target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and
(3)the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.

Mr. Hogan’s employment agreement also provides that we will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.

Change of Control Only

In the event of a change of control, Mr. Hogan will immediately vest in an additional number of shares under all outstanding RSU awards as if he had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•the performance period shall be deemed to end upon the closing of the change of control in order to determine our stock price performance relative to the Nasdaq Composite Index for the purpose of calculating the amount that we have over or underperformed the Nasdaq Composite Index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of over-performance) (the “Performance Multiplier”); and
•our stock price performance will be based on the per share value of our common stock paid to our stockholders in connection with the change of control.

On the date of the change of control, Mr. Hogan will vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.

Termination Related to a Change of Control

A termination related to a change of control is a termination that occurs within 18 months after the change of control date. If within 18 months after a change of control either Mr. Hogan's employment is terminated other than for cause, death or disability or Mr. Hogan resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:

(1)twice his then current annual salary;
(2)the then current year's target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and
(3)the greater of 150% of the then current year's target bonus or the prior year’s actual bonus.

Mr. Hogan's employment agreement also provides that we will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.

Conditions to Payment

Prior to receiving any payments upon termination of his employment, Mr. Hogan must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, he has agreed, for a period of one year following termination, not to solicit our employees and has further agreed to be bound by the terms of a confidentiality agreement with us.

Mr. Morici and Ms. Coletti

Mr. Morici serves as our Chief Financial Officer pursuant to an employment agreement entered into on November 7, 2016, and Ms. Coletti serves as our Executive Vice President, Chief Legal and Regulatory Officer pursuant to a similar agreement entered into on May 17, 2019. In determining the terms of their agreements, our Compensation and Human Capital Committee determined that Mr. Morici and Ms. Coletti (as well as any other individual who joins us or is promoted to an executive management position after September 2016) would have a similar form of employment agreement and MSU agreements with severance and change of control provisions described in the table below. Specifically, these updated forms of employment agreement provide only for one year’s base salary upon termination by us for convenience unrelated to a change of control which is a termination that occurs either before or 18 months after the change of control date. In addition, in the event of a change of control, the Committee has determined that all cash severance and equity acceleration is subject to a double trigger as described below. Mr. Morici and Ms. Coletti are not eligible under the terms of their agreements for any additional or accelerated cash or equity compensation solely as a result of a change of control.

The following table describes the potential payments upon termination or a change of control for Mr. Morici and Ms. Coletti:

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control
John F. Morici	Severance Payment	$680,000	$1,700,000
	RSUs	—	1,380,545
	MSUs	—	8,206,954
	Health and Welfare Benefits	30,994	30,994
	Total	$710,994	$11,318,493

Julie Coletti	Severance Payment	$600,000	$1,500,000
	RSUs	—	1,003,142
	MSUs	—	6,028,024
	Health and Welfare Benefits	9,765	9,765
	Total	$609,765	$8,540,931

Termination Unrelated to a Change of Control

A termination for convenience unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. Upon such occurrence, the employment agreements of Mr. Morici and Ms. Coletti each provide that if their employment is terminated without cause or if either resigns for good reason, they will receive one year’s base salary.

A Termination Related to a Change of Control

A termination related to a change of control is a termination that occurs within 18 months after the date of a change of control. If within 18 months after a change of control the employment of either Mr. Morici or Ms. Coletti is terminated without cause or they resign for good reason, then they would:
(1)immediately vest in all outstanding equity awards;
(2)receive a lump sum payment equal to:
(a)their then current annual base salary;
(b)their then current year’s target bonus, prorated for the number of days they have been employed during the year; and
(c)the greater of their then current year’s target bonus or the prior year’s actual bonus.

The employment agreements also provide that we will pay their monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which they commence new employment.

Conditions to Payment

Prior to receiving any payments upon termination of employment, Mr. Morici and Ms. Coletti must each execute a general release of all known and unknown claims that they may have against us and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each of Mr. Morici and Ms. Coletti has agreed, for a period of one year following termination, not to solicit our employees and has further agreed to be bound by the terms of a confidentiality agreement with us.

Messrs. Wright and Hockridge

Mr. Wright serves as our Executive Vice President, Direct Fabrication Platform Operations pursuant to an employment agreement entered into on November 8, 2012, and Mr. Hockridge serves as our Executive Vice President, Global Human Resources pursuant to a similar agreement entered into on May 23, 2016. The employment agreements entered into by Messrs. Wright and Hockridge contain similar terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, equity awards, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires us to provide compensation to each of Messrs. Wright and Hockridge in the event of termination of employment or a change of control. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms “cause,” “good reason” and “change of control” is described more fully at the end of this section under the heading “Employment Agreement Definitions.” Additionally, because Mr. Wright is 55 years of age and has completed ten years of continuous service to Align, he is eligible to receive certain retirement benefits under his RSU and MSU award agreements for grants made in 2023 and thereafter.

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only	Retirement
Emory Wright	Severance Payment	$1,425,000	$1,425,000	$—	$—
	RSUs	344,320	969,572	344,320	224,565
	MSUs	3,302,838	5,842,971	3,302,838	633,533
	Health and Welfare Benefits	30,994	30,994	—	—
	Total	$5,103,152	$8,268,537	$3,647,158	$858,098

Stuart Hockridge	Severance Payment	$1,300,000	$1,300,000	$—	$—
	RSUs	265,259	748,968	265,259	—
	MSUs	2,518,488	4,491,827	2,518,488	—
	Health and Welfare Benefits	24,025	24,025	—	—
	Total	$4,107,772	$6,564,820	$2,783,747	—

Termination Unrelated to a Change of Control

A termination for convenience unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Upon such occurrence, these employment agreements provide that in the event the employment of Messrs. Wright and Hockridge is terminated without cause or if either resigns for good reason, each will:

(1) immediately vest in an additional number of shares under all outstanding option and RSU awards as if he had performed 12 additional months of service;
(2) in the case of MSUs, the performance period shall be deemed to end upon his employment termination date for the purpose of determining the percentage amount that our stock over or underperformed the Nasdaq Composite Index (the “Performance Multiplier”). The Performance Multiplier is calculated as follows:
(a) if our stock under-performs the Nasdaq Composite index, the percentage at which the MSUs convert into shares of our stock will be reduced from 100% at a rate of three to one; and
(b) if we outperform the index, the percentage at which the MSUs convert to shares will be increased from 100% at a rate of three to one.

Each NEO will then vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the termination of employment and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier. With respect to the MSU awards, from the beginning of the performance period in each of February 2022, 2023, and 2024 until the assumed December 31, 2024 termination date, if we had outperformed the Nasdaq Composite Index by more than 50% for the 2022, 2023, and 2024 grants which resulted in a Performance Multiplier of a maximum of 250% in the calculations set forth in the above table.
(3)each is also entitled to receive a lump sum payment equal to:
(a)his then current annual base salary;
(b)his then current year's target bonus, prorated for the number of days he has been employed during the year; and
(c)the greater of his then current year's target bonus or the prior year's actual bonus.

Each employment agreement also provides that we will pay such NEO’s monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which each commences new employment.

Change of Control Only

Each employment agreement with Messrs. Wright and Hockridge provides that in the event of a change of control each will immediately vest in an additional number of shares under all outstanding equity awards as if each had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:
•the performance period shall be deemed to end upon the closing of the change of control in order to determine our stock price performance relative to the Nasdaq Composite Index for the purpose of calculating the amount that we have over or underperformed the Nasdaq Composite Index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of over performance) at a rate of three to one (the "Performance Multiplier"); and
•our stock price performance will be based on the per share value of our common stock paid to our stockholders in connection with the change of control.
On the date of the change of control, each will vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.

A Termination Related to a Change of Control

A termination related to a change of control is a termination that occurs within 12 months from the change of control date. The employment agreements with Messrs. Wright and Hockridge provide that, if, within 12 months of a change of control either's employment is terminated without cause or either resigns for good reason then each will:
(1)immediately vest in all outstanding equity awards; and
(2)be entitled to a payment (payable in a lump sum) equal to:
a.his then current annual base salary;
b.his then current year's target bonus prorated for the number of days employed during the year, and
c.the greater of his then current year's target bonus or the prior year's actual bonus.

In addition, each of the MSU agreements Messrs. Wright and Hockridge provide that if, within 12 months of a change of control, the executive’s employment is terminated without cause or the executive resigns for good reason, then the executive will immediately vest in 100% of all outstanding MSU awards.

Each employment agreement also provides that we will pay their monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which each commences new employment.

Retirement

Mr. Wright’s 2023 and 2024 MSU and RSU award agreements provide for continued vesting based on the following terms: (i) each outstanding RSU award will continue to vest for twelve months after Mr. Wright’s date of retirement from Align; (ii) for each outstanding MSU award, Mr. Wright will be entitled to receive a pro-rated vesting of shares at the end of the applicable MSU performance period based on the date of retirement and subject to the conditions for vesting and release of shares under the original terms of the MSU are achieved in accordance with the terms of the applicable MSU award. The pro-rated vesting shall be based on the amount of time Mr. Wright was employed during the performance period.

Conditions to Payment

Prior to receiving any payments upon termination of employment or retirement, if applicable, Messrs. Wright and Hockridge must execute a general release of all known and unknown claims that the executive may have against us and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each has agreed, for a period of one year following termination, not to solicit our employees and further agreed to be bound by the terms of a confidentiality agreement with us.

Employment Agreement Definitions

Definition of Cause

In each employment agreement described above, cause generally means any of the following:
•unauthorized use or disclosure of our confidential information or trade secrets;
•any breach of the employment agreement, the Employee Proprietary Information and Inventions Agreement or the Align Protection Agreement between them and us;
•conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;
•misappropriation of our assets or any act of fraud or embezzlement by them, or any act of dishonesty by them in connection with the performance of their duties for us that adversely affects our business or affairs;
•intentional misconduct; or
•the individual's failure to satisfactorily perform their duties after having received written notice of such failure and was provided at least thirty (30) days to cure such failure.

Definition of Good Reason

In each employment agreement described above, good reason generally means the individual's resignation within 90 days of the occurrence of any one or more of the following events:
•their position, authority or responsibilities being significantly reduced;
•their being asked to relocate their principal place of employment such that the commuting distance from their residence prior to the change of control is increased by over 35 miles;
•their annual base salary or bonus being reduced; or
•their benefits being materially reduced.

Definition of Change of Control

In each employment agreement described above, change of control generally means any of the following:
•a sale of all or substantially all of our assets;
•the acquisition of more than 50% of our common stock by any person or group of persons;
•a reorganization wherein the holders of our common stock receive stock in another company (other than a subsidiary of ours), a merger of us with another company wherein there is a 50% or greater change in the ownership of our common stock as a result of such merger, or any other transaction in which we (other than as the parent corporation) are consolidated for federal income tax purposes or are eligible to be consolidated for federal income tax purposes with another corporation; or
•in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of our then outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of our then outstanding common stock.

Other Termination of Employment and Change of Control Arrangements

In addition to the termination of employment and change of control arrangements described above, our Compensation and Human Capital Committee has the authority as Plan Administrator of the 2005 Incentive Plan (as amended) to accelerate the vesting of outstanding equity immediately upon an acquisition or change in ownership or majority of our Board.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization. Compensation rates are benchmarked and set to be market-competitive in the country in which the jobs are performed.

We identified the median employee using our employee population as of December 31, 2024. To identify the median employee from our employee population, as well as to determine the annual total compensation of our median employee, we took the following steps:

•We determined that, as of December 31, 2024, we had 21,096 total employees worldwide, of which 1,947 were employed in the United States; 14,849 (approximately 70% of our global workforce) were employed in one of our manufacturing, technician and commercial operations in China, Costa Rica, Germany, Mexico, Poland or Spain; and the remaining 6,247 employees were employed in 42 other countries (including the United States). As of December 31, 2024, 19,149 employees were employed outside of the United States.
•In identifying the median employee, we excluded 1,039 workers (approximately 4.9% of our workforce) from the following countries: Austria, 79; Belgium, 7; Canada, 184; Croatia, 5; Czech Republic, 6; Denmark, 29; Finland, 3; Ghana, 17; Hong Kong, 32; Hungary, 1; Ireland, 9; Italy, 109; Latvia, 1; Luxembourg, 1; Morocco, 15; Netherlands, 51; New Zealand, 9; Norway, 1; Portugal, 4; Russia, 40; Saudi Arabia, 1; Slovakia, 3; South Africa, 12; South Korea, 86; Sweden, 4; Taiwan, 82; Thailand, 70; Turkey, 63; United Arab Emirates, 47; and Vietnam, 68. After taking into account the de minimis exemption, 1,947 employees in the United States and 18,110 employees located outside of the United States were considered for identifying the median employee.
•We considered actual annual base pay, actual bonus payout, and equity income, for the purposes of determining the median employee.
•We annualized the salaries for those employees that were hired in 2024. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.
•In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2024 Summary Compensation Table with respect to each of the NEOs.

Using this methodology, we determined that our median employee was a Supervisor, Tool Crib working in our manufacturing facility in Juarez, Mexico. Our median employee compensation for a Supervisor, Tool Crib position in Juarez, Mexico in 2024 as calculated using Summary Compensation Table requirements was $24,348. Our CEO’s compensation as reported in the Summary Compensation Table was $27,321,179. Therefore, our CEO to median employee pay ratio is 1,122 to 1.

This information is being provided for compliance purposes. Neither our Compensation and Human Capital Committee nor our executive management used the pay ratio measure in making compensation decisions.

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below.

Year	Summary Compensation Table Total for Joseph M. Hogan (1) ($)	Compensation Actually Paid to Joseph M. Hogan (1) (2) (3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1) (2) (3) ($)	Value of Initial Fixed $100 Investment based on: (4)		Net Income ($ Millions)	Net Revenues (5) ($ Millions)
					TSR ($)	Peer Group TSR ($)
2024	27,321,179	5,198,289	4,788,150	1,542,978	75	125	421	3,999
2023	28,952,411	29,461,070	4,375,124	4,701,234	98	115	445	3,862
2022	18,684,044	(61,348,849)	3,376,160	(10,393,452)	76	107	362	3,735
2021	21,591,400	76,152,942	4,328,778	9,498,811	236	139	772	3,953
2020	15,522,289	107,989,279	3,381,923	12,747,282	192	117	1,776	2,472
(1)Joseph Hogan was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023	2024
Simon Beard	Julie Coletti	Julie Coletti	Julie Coletti	Julie Coletti
John F. Morici	Stuart Hockridge	Stuart Hockridge	Stuart Hockridge	Stuart Hockridge
Raj Pudipeddi	John F. Morici	John F. Morici	John F. Morici	John F. Morici
Julie Tay	Emory Wright	Emory Wright	Emory Wright	Emory Wright
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the amounts from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2024	27,321,179	(23,848,513)	1,725,623	5,198,289

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	4,788,150	(3,749,408)	504,236	1,542,978

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2024	12,790,376	(11,807,613)	742,860	1,725,623

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	2,023,402	(1,650,044)	130,878	504,236
(4) The Peer Group TSR set forth in this table utilizes the S&P 1500 Composite Health Care Equipment & Supplies Index (“Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in Align and in the Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5) We determined Net Revenues to be the most important financial performance measure used to link Align’s performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024. We may determine a different financial performance measure to be the most important financial performance measure in future years. For additional information regarding Net Revenue, including how the measure was determined for purposes of our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis” above.

Relationship Between Compensation Actually Paid and Company and Peer Group TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, Align’s cumulative TSR over the five most recently completed fiscal years and the Index’s TSR over the same period.

The following chart sets forth the relationship between the average of Compensation Actually Paid to our Non-PEO NEOs, Align’s cumulative TSR over the five most recently completed fiscal years, and the Index’s TSR over the same period.

Average Non-PEO NEO Compensation Actually Paid Versus TSR
(12/31/2019 Indexed to $100)
15
10
5
0
-5
-10
-15
Compensation Actually Paid ($ Millions)
$300
$200
$100
$0
TSR (12/31/2019 Indexed to $100)
12.7
235.51
191.51
9.5
100.00
138.70
117.47
107.02
114.67
124.52
75.58
98.19
74.72
1.5
4.7
-10.4
2019
2020
2021
2022
2023
2024
Fiscal Year
Average Non-PEO NEO Compensation Actually Paid
Align Technology, Inc. TSR
S&P 1500 Composite Health Care Equipment & Supplies Index TSR

Relationship Between Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and our net income during the five most recently completed fiscal years.

The following chart sets forth the relationship between the average of Compensation Actually Paid to our Non-PEO NEOs and our net income during the five most recently completed fiscal years.

Average Non-PEO NEO Compensation Actually Paid
Versus Net Income
Compensation Actually Paid ($ Millions)
15
10
5
0
-5
-10
-15
Net Income ($ Millions)
2,000
1,500
1,000
500
0
12.7
9.5
-10.4
4.7
1.5
1,776
772
362
445
421
2020
2021
2022
2023
2024
Fiscal Year
Average Non-PEO NEO Compensation Actually Paid
Align Technology, Inc. Net Income

Relationship Between Compensation Actually Paid and Net Revenues

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and our Net Revenues during the five most recently completed fiscal years.

The following chart sets forth the relationship between Compensation Actually Paid to our Non-PEO NEOs and our Net Revenues during the five most recently completed fiscal years.

Average Non-PEO NEO Compensation Actually Paid
Versus Net Revenues
Compensation Actually Paid ($ Millions)
Net Revenues ($ Millions)
15
10
5
0
-5
-10
-15
5,000
4,000
3,000
2,000
1,000
0
12.7
9.5
-10.4
4.7
1.5
2,472
3,953
3,735
3,862
3,999
2020
2021
2022
2023
2024
Fiscal Year
Average Non-PEO NEO Compensation Actually Paid
Net Revenues

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that we consider to have been the most important in linking Compensation Actually Paid to our NEOs for 2024 to Align’s performance. The measures in this table are not ranked.

Operating Income
Net Revenues
Stock Price

Audit Committee
Our Auditor
Report of the Audit Committee of the Board

Our Auditor

Our Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2025.

Fees to PwC for 2024 and 2023

The following table presents fees for professional services rendered by PwC for the audit of our annual financial statements for 2024 and 2023 and fees billed for audit-related services and tax services rendered by PwC for 2024 and 2023:

	2024	2023
Audit fees (1)	$5,726,176	$5,341,244
Audit-related fees (2)	—	—
Tax fees (3)	$1,929,326	$1,281,643
All other fees (4)	$4,400	$7,900
Total fees	$7,659,902	$6,630,787
(1)Audit fees consist of fees for professional services performed for the annual audit of our financial statements and review of financial statements included in our quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
(2)Audit-related fees consist of fees related to assurance and related services.
(3)Tax fees consist of fees for professional services performed with respect to tax compliance, tax advice and tax planning.
(4)All other fees consist of all other fees billed to us for professional services performed and not reported under “Audit fees,” “Audit-related fees” and “Tax fees.”

Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2024 and 2023 were pre-approved by our Audit Committee.

Report of the Audit Committee
The following is the report of the Audit Committee with respect to Align’s audited financial statements for the year ended December 31, 2024, which include our consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years ended December 31, 2024, 2023 and 2022 and the notes thereto.
The Audit Committee is comprised entirely of independent directors who meet all applicable Nasdaq and SEC independence requirements. In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of among other things:
•the integrity of Align’s financial statements;
•Align’s compliance with legal and regulatory requirements;
•the independent registered public accounting firm's qualifications, independence and performance;
•Align's internal control over financial reporting and disclosure controls and procedures; and
•Align’s internal audit department.
The full text of the Audit Committee’s charter is available on the “Investors” section of Align’s website (www.investor.aligntech.com/corporate-gov/documents). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and Nasdaq listing standards.
In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:
•providing guidance with respect to Align’s relationship with the independent auditors, including having responsibility for their appointment, compensation, retention, evaluation and oversight;
•providing guidance with respect to the selection of the audit firm’s lead engagement partner;
•reviewing the results and audit scope;
•approving audit and non-audit services;
•reviewing and discussing with management the quarterly and annual financial reports;
•overseeing and reviewing Align’s cybersecurity, data privacy and other information technology risks; and
•overseeing management’s implementation and maintenance of effective systems of internal control over financial reporting and disclosure controls and procedures.
The Audit Committee recognizes the importance of maintaining the independence of Align’s independent registered public accounting firm. Each year, the Audit Committee evaluates the qualifications, performance and independence of Align’s independent registered public accounting firm and determines whether to re-engage the current independent firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. Based on this evaluation, the Audit Committee has retained PwC as Align’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2024 with Align’s management and PwC. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence. The Audit Committee has concluded that the provision by PwC of non-audit related services is compatible with maintaining the independence of PwC as Align’s independent accountants.
Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align’s audited consolidated financial statements in Align’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Audit Committee Members
Anne M. Myong (Chair)
Mojdeh Poul
Kevin J. Dallas
Andrea L. Saia

Security Ownership and Related Party Transactions
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Party Transactions

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted in the footnotes, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 24, 2025, by:

•each stockholder known by us to own beneficially more than 5% of our common stock;
•each of our NEOs listed in the table entitled “Summary Compensation Table for Fiscal Year 2024” in the section of this proxy statement entitled “Compensation Tables”;
•each of our directors; and
•all of our current directors and executive officers as a group (13 persons).

Beneficial ownership is determined based on the rules of the SEC. The column captioned “Total Shares Beneficially Owned” represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to RSUs and MSUs that will vest on or before May 23, 2025. The number of shares subject to RSUs and MSUs that will vest on or before May 23, 2025 is listed separately under the column “Number of Shares Underlying RSUs/MSUs vesting on or before May 23, 2025.” The beneficial owners listed do not hold options in our common stock. The shares noted below are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. “Percentage of Outstanding Shares Beneficially Owned” is based upon 73,210,327 shares of our common stock outstanding as of March 24, 2025. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 410 N. Scottsdale Rd., Suite 1300, Tempe, AZ 85288. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying RSUs/MSUs vesting on or before May 23, 2025 (1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
The Vanguard Group (2)	8,349,611	—	8,349,611	11.4%
BlackRock, Inc. (3)	7,697,251	—	7,697,251	10.5%
Family members of Gordon Gund and affiliated entities(4)	4,337,648	—	4,337,648	5.9%
Joseph M. Hogan (5)	234,136	—	234,136	*
John F. Morici	16,023	—	16,023	*
Emory Wright (6)	14,989	—	14,989	*
Julie Coletti	7,068	—	7,068	*
Stuart Hockridge	11,558	—	11,558	*
Kevin T. Conroy	660	1,148	1,808	*
Kevin J. Dallas	13,275	1,148	14,423	*
Joseph Lacob	133,023	1,148	134,171	*
C. Raymond Larkin, Jr.	23,597	1,531	25,128	*
George J. Morrow	5,416	1,148	6,564	*
Anne M. Myong	6,937	1,148	8,085	*
Mojdeh Poul	660	1,148	1,808	*
Andrea L. Saia	14,425	1,148	15,573	*
Susan E. Siegel	7,830	1,148	8,978	*
All current executive officers and directors as a group (13 persons)	474,608	10,715	485,323	*
* Less than 1%
(1)Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the vesting and release of restricted stock units on or before May 23, 2025. There are no stock options outstanding that can be exercised to acquire shares of our common stock. This column includes the full amount of RSUs/MSUs that will vest and be released on or before May 23, 2025.

(2)Based on a filing with the SEC on Schedule 13G/A on February 13, 2024 indicating beneficial ownership as of December 29, 2023. Includes shares held by direct and indirect subsidiaries. The mailing address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)Based on a filing with the SEC on Schedule 13G/A on March 7, 2024 indicating beneficial ownership as of February 29, 2024. Includes shares held by direct and indirect subsidiaries. The mailing address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(4)Based on a filing with the SEC on Schedule 13G on January 27, 2025, indicating beneficial ownership as of December 31, 2024. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for each reporting person is 14 Nassau Street, Princeton, NJ 08542.
(5)Includes 1,500 shares held by a member of the household.
(6)Mr. Wright served as Executive Vice President, Global Operations until May 2024. Effective with Mr. Wright’s changed role, he no longer serves as an executive officer of Align.

Certain Relationships and Related Party Transactions

Review, Approval or Ratification of Related Party Transactions

Our Global Code of Conduct is applicable to all directors, officers and employees of Align, including our principal executive officer, principal financial officer and controller. Under the Code and pursuant to our other policies and procedures, we encourage our directors, officers and employees to avoid actual or potential conflicts of interest, including by discouraging conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a “Related Party”). If, however, such a Related Party transaction is unavoidable, all employees (other than our directors and executive officers) who are entering into a Related Party transaction must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Legal and Regulatory Officer must approve in advance the Related Party transaction. If, however:

•the person is a director or member of executive management and they desire to enter into a transaction with a Related Party (as defined above); or
•the person is an employee (other than a director or member of executive management) and they desire to enter into a transaction with a Related Party that the Chief Legal and Regulatory Officer has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to, and approved by, our Audit Committee.

Related Party Transaction Disclosure

In April 2018, we entered into a membership agreement with an affiliate of the Golden State Warriors, pursuant to which we purchase tickets to Golden State Warriors home games on an annual basis. Joseph Lacob, a member of our Board, is the Governor, Co-Executive Chairman and CEO of Golden State Warriors, LLC. The cost associated with the agreement is in excess of $120,000 per year but is not an amount material to us. This related party transaction was not approved in advance of entering into the contract which was inconsistent with the related party pre-approval requirements of the charter of the Audit Committee of our Board. The Audit Committee ratified this related party transaction in March 2025.

In February 2021, as amended in June 2023 and August 2024, we entered into a sponsorship agreement with the Golden State Warriors, LLC, pursuant to which the Invisalign brand is the Official Smile Partner of the Golden State Warriors of the National Basketball Association and the Santa Cruz Warriors of the NBA G League. The sponsorship includes an omni-channel activation across television, digital media, social media and in-arena rights to display advertising. Additionally, we sponsored two NCAA Women’s basketball games in 2024 that took place in the Chase Center, the arena for the Golden State Warriors. Joseph Lacob, a member of our Board, is the Governor, Co-Executive Chairman and CEO of Golden State Warriors, LLC. The cost associated with the agreement is in excess of $120,000 per year but is not an amount material to us.

The son-in-law of John Morici, our Chief Financial Officer and Executive Vice President, Global Finance, is employed by us as a Territory Manager in our North America Sales organization. In 2024, the aggregate value of the compensation paid to Mr. Morici’s son-in-law was in excess of $120,000, consisting of salary, commission and RSUs. In addition, Mr. Morici’s son-in-law received standard benefits provided to other non-executive employees.

Proposals
Company Proposals

Proposal 1    Election of Directors
Proposal 2    Advisory Vote to Approve the Compensation of our Named Executive Officers
Proposal 3    Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal 4    Replacement of Supermajority Provisions in our Charter with a Simple Majority Vote
Proposal 5    Approval of an Amendment to the Align Technology, Inc. 2005 Incentive Plan
Proposal 6    Advisory Vote to Allow Stockholders Owning 25% of our Stock to Call a Special Meeting

Stockholder Proposal

Proposal 7    Support for Shareholder Ability to Call for a Special Shareholder Meeting

COMPANY PROPOSAL 1
Election of Directors

Our Amended and Restated Bylaws (our “Bylaws”) provide that our Board will consist of one or more members with the number of directors determined from time to time by resolution of our Board. As of the date of this proxy statement, the number of directors is set at ten (10). Upon the recommendation of the Nominating and Governance Committee, our Board has nominated the ten (10) Nominees named below for election at the Annual Meeting, each to serve for a one-year term or until a successor is elected and qualified or appointed.

Our Board unanimously recommends that you vote “FOR” each of the Nominees named below
Kevin T. Conroy	C. Raymond Larkin, Jr.	Mojdeh Poul
Kevin J. Dallas	George J. Morrow	Andrea L. Saia
Joseph M. Hogan	Anne M. Myong	Susan E. Siegel
Joseph Lacob

Information concerning each of the Nominees can be found above in the section entitled “Director Nominees.”

In the event a Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board to fill the vacancy. As of the date of this proxy statement, we are not aware of any Nominee who is unable or will decline to serve as a director.

Our Bylaws state that a Nominee is elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. A majority of votes cast shall mean that the number of shares voted “FOR” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. In determining the total number of votes cast, votes “FOR” and “AGAINST” will be counted. Abstention votes, which are votes marked “ABSTAIN,” will not be counted toward total votes cast. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the record date, present in person or represented by proxy, shall constitute a quorum.

Each Nominee is currently serving on our Board. If a Nominee is not re-elected at the Annual Meeting, Delaware law provides that the director will continue to serve as a “holdover director.” Under our Bylaws and Guidelines, each director has submitted a contingent, irrevocable resignation that our Board may accept if the director is not re-elected. If that were to occur, our Nominating and Governance Committee would make a recommendation to our Board whether to accept or reject the resignation, or whether to take other action. Our Board would act on the Nominating and Governance Committee's recommendation, and publicly disclose its decision and the rationale behind it within 90 days following the date the election results are certified.

Unless marked otherwise, proxies returned to us will be voted “FOR” each of the Nominees named above. If you hold your shares through a broker, bank or other nominee holder of record you must instruct your broker, bank or other nominee how to vote your shares so that your vote can be counted for this Proposal 1. If you do not provide voting instructions to your broker, bank or other nominee, your shares will be considered “broker non-votes” with regard to this matter. Broker non-votes are counted for the purposes of determining a quorum but will be excluded from determining the number of votes cast.

COMPANY PROPOSAL 2
Advisory Vote to Approve the Compensation of our Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21 under the Exchange Act, and because our Board believes that an annual advisory vote to approve the compensation of our NEOs allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices described in our proxy statement every year and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on these matters.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the related compensation philosophy, policies, and practices described in this proxy statement.

Accordingly, we are again requesting that you approve, on an advisory basis, the compensation of our NEOs as described in this proxy statement, including the section entitled “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure in this proxy statement.

Our compensation program is designed to motivate and reward exceptional performance in a straight-forward and effective way, while also recognizing the success of our business. Our 2024 financial results improved relative to 2023 and in general we achieved our internal financial objectives for the year. The actual compensation paid to our executives in 2024 reflects that financial performance, although total shareholder return did not meet our long-term expectations. Overall, we believe our compensation program operated as designed and is aligned with the long-term interests of our stockholders. We encourage stockholders to read the section in this proxy statement entitled “Compensation Discussion and Analysis,” which describes the details of our executive compensation program and the decisions made by the Compensation and Human Capital Committee in 2024.

Stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding on us, our Board, or our Compensation and Human Capital Committee. However, the Committee and Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. We expect the next say-on-pay vote will occur at our annual meeting of stockholders in 2026.

Authorization of this Proposal 2 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

You may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on this matter. An “ABSTAIN” vote will have the same effect as an “AGAINST” vote for this Proposal 2. Unless marked otherwise, proxies returned to us will be voted “FOR” Proposal 2. If you hold your shares through a broker, bank or other nominee holder of record you must instruct your broker, banker or other nominee how to vote your shares so that your vote can count for this Proposal 2. If you do not provide voting instructions to your broker, bank or other nominee holder of record, your shares will be considered “broker non-votes” with regard to this matter. Broker non-votes will have no effect on the vote for this Proposal 2.

COMPANY PROPOSAL 3
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board (our “Audit Committee”) has selected PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2025. In making its recommendation to appoint PwC, our Audit Committee considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm's independence.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our Bylaws or any other applicable law, our Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board will reconsider whether or not to retain PwC. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Ratification of the selection of PwC requires that the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “FOR” this Proposal 3. An “ABSTAIN” vote will have the same effect as an “AGAINST” vote in this Proposal 3. Unless marked otherwise, proxies returned to us will be voted “FOR” Proposal 3. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted toward the quorum requirement and will affect the outcome of the vote. Broker non-votes, if any, will have no effect on the vote for this Proposal 3.

COMPANY PROPOSAL 4
Replacement of Supermajority Provisions in our Charter with a Simple Majority Vote

At our 2024 annual meeting of stockholders, our stockholders voted on a non-binding stockholder proposal requesting that our Board take each step necessary to eliminate each stockholder voting requirement in our Amended and Restated Certificate of Incorporation (our “Charter”) or Bylaws that calls for a greater than simple majority vote. The proposal passed with the support of a majority of the votes cast at the meeting.

There are only two such supermajority provisions explicit in our Charter. Our Charter requires the affirmative vote of the combined voting power of 66 2/3% of the outstanding shares to approve the following actions:

1.Amendment of our Bylaws by stockholders (Article IX); and
2.Amendment of certain provisions of our Charter (Article X) (collectively, the “Supermajority Provisions”).

Following the 2024 annual meeting of stockholders, our Nominating and Governance Committee, which oversees and advises our Board with respect to corporate governance matters, policies and practices, coordinated with management to review the resolution, the stockholder vote, and analyze industry practices. Thereafter, we engaged with stockholders seeking further clarification regarding their assessment of the vote as well as a variety of other issues raised either by them or us. From January 2025 to March 2025, we met with holders of over 25% of our common stock after affirmatively reaching out to over 65% of our stockholders.

In light of the passage of the non-binding stockholder proposal in 2024, stockholder engagement, and after careful consideration and upon the recommendation of the Committee, our Board is asking our stockholders to approve the proposed amendment and restatement of our Charter in the form attached as Appendix A to this proxy statement (the “Proposed Restated Charter”).

The Proposed Restated Charter would amend and restate the Charter to:

•eliminate the Supermajority Provisions and replace them with a requirement of an affirmative vote of a majority of the outstanding shares of voting stock entitled to vote;
•reflect two prior certificates of amendment to the Charter from 2016 and 2023 (the “Prior Amendments”) and include other technical and administrative updates; and
•restate the Charter to reflect the foregoing amendments.

Appendix A shows the proposed changes to the Charter, inclusive of the Prior Amendments, with deletions indicated by ~~strikeouts~~ and additions indicated by underlining. The above summary of the Proposed Restated Charter is qualified in its entirety by reference to Appendix A.

Our Board approved the Proposed Restated Charter, and recommended its adoption by our stockholders, on February 25, 2025. If adopted by our stockholders, the Proposed Restated Charter would become effective upon the filing of that document with the Secretary of State of the State of Delaware. We intend to make the filing promptly after the Annual Meeting. If the Proposed Restated Charter is not adopted by our stockholders at the Annual Meeting, the Proposed Restated Charter will not be filed with the Secretary of State of the State of Delaware and the Supermajority Provisions will remain in our Charter.

Our Board has approved, effective and contingent upon stockholder approval of the Proposed Restated Charter, an amendment to our Bylaws that would conform to the Proposed Restated Charter by replacing the only provision in our Bylaws that calls for a greater than simple majority vote with a simple majority voting requirement of the outstanding shares of voting stock entitled to vote.

Authorization of this Proposal 4 requires the affirmative vote of 66 2/3% of the outstanding voting stock entitled to vote at the Annual Meeting.

You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this matter. An “ABSTAIN” vote will have the same effect as an “AGAINST” vote for this Proposal 4. Unless marked otherwise, proxies returned to us will be voted “FOR” Proposal 4. If you hold your shares through a broker, bank or other nominee holder of record you must instruct your broker, banker or other nominee how to vote your shares so that your vote can count for this Proposal 4. If you do not provide voting instructions to your broker, bank or other nominee holder of record, your shares will be considered “broker non-votes” with regard to this matter. Broker non-votes will have the same effect as an “AGAINST” vote for this Proposal 4.

COMPANY PROPOSAL 5
Approval of an Amendment to the Align Technology, Inc. 2005 Incentive Plan

Our 2005 Incentive Plan, as amended and restated (the “Incentive Plan”), allows Align to grant stock options, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights and other stock-based and cash incentives to our employees and other eligible service providers. Our stockholders last approved, at our 2023 annual meeting of stockholders, the Incentive Plan as amended and restated and approved by our Board in March 2023. On March 19, 2025, our Board approved an amendment of the Incentive Plan (the “Incentive Plan Amendment”) solely to increase the number of shares authorized for issuance under the Incentive Plan by 2.5 million, from 32,168,895 to 34,668,895 shares.

The Incentive Plan has not been materially amended with respect to any other terms or provisions since stockholders last approved the Incentive Plan in 2023. To the extent stockholders do not approve this Proposal 5, the Incentive Plan will continue as if the Incentive Plan Amendment did not apply and was not adopted by the Board.

REASONS WHY YOU SHOULD VOTE TO APPROVE THE INCENTIVE PLAN AMENDMENT

Long-Term Stock Ownership is a Key Component of our Compensation Objective

Our overall compensation objective is to compensate our employees generally, including our executives and non- employee directors in a manner that attracts and retains the caliber of individuals needed to manage, staff and supervise our business in a competitive industry. Our employees are our most valuable asset, many with skills and experiences highly sought after by technology companies against whom we compete for talent. Accordingly, it is imperative to our future success that we provide our employees with compensation packages that are not only competitive but also that reward personal performance, help meet our retention needs and incentivize them to manage our business as owners, thereby more closely aligning their interests with those of our stockholders.

To achieve these objectives, we historically have provided a meaningful portion of our key employees’ total compensation in the form of equity awards through our equity incentive programs, the value of which depends on our stock performance. Our goal is for equity awards to continue to represent a meaningful portion of our key employees’ total compensation. Awards generally are subject to vesting over an extended period of time subject to continued service with us and we believe this approach helps to encourage long-term focus and commitment from our employees and provides Align with an important retention tool for key employees. In addition, we believe we need to continue to use equity awards to help attract, retain and motivate employees and other service providers to continue to grow our business and ultimately increase stockholder value as we compete for a limited pool of talented people and hiring and retaining such talent.

Reserving Shares Available for Granting Equity Awards is Important for Meeting our Future Compensation Needs

A significant portion of the compensation for our executive officers is in the form of equity compensation. In addition, approximately 5,406 of our regular, full-time employees hold outstanding equity awards as of February 28, 2025. We expect to exhaust the existing share reserve of the Incentive Plan as early as 2026 and believe it is prudent to replenish the share reserve at this time. Without the additional shares, we likely would need to make changes to our long-term incentive program in order to conserve the remaining share reserve, which would impact the mix of compensation elements used. See “Executive Compensation—Compensation Discussion and Analysis.” In order to enable us to continue offering meaningful equity-based incentives, our Board believes it is both necessary and appropriate to increase the number of shares available for these purposes. If the Incentive Plan Amendment is approved, we expect that the share reserve increase will allow us to continue to grant stock-based compensation at levels we deem appropriate for approximately the next 3 years (as discussed further below). If the Incentive Plan Amendment is not approved by stockholders, then to remain competitive without stock-based compensation arrangements, it will likely be necessary to replace components of compensation previously awarded in equity with cash. We do not believe increasing cash compensation to make up for any shortfall in equity compensation would be practical or advisable, because we believe that a combination of equity awards and cash compensation provides a more effective compensation strategy than cash alone for attracting, retaining and motivating our employees for the long term and more closely aligning employees’ and stockholders’ interests. In addition, any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which could adversely affect our business results and could adversely affect our business strategy, including our ability to use cash flow for research and development of innovative new products and improvements in the quality and performance of existing products.

We Manage Our Equity Incentive Program and Stockholder Dilution Carefully

We manage our long-term stockholder dilution by limiting the number of equity awards granted for each of our fiscal years and granting what we believe to be the appropriate number of equity awards needed to attract, reward and retain employees. In doing so, we are also mindful of the potential dilution of stockholder value.

We last requested approval of our stockholders for additional shares under our Incentive Plan in 2023. At that time, we requested and received stockholder approval to increase the number of shares authorized under the Incentive Plan by 2,000,000 shares. Since that last increase, we have repurchased 3,060,121 million shares and our total issued and outstanding shares has decreased from 76,738,628 shares on February 28, 2023, to 73,726,315 shares on February 28, 2025.

Overhang

As of February 28, 2025, there were unvested RSUs (that vest based on a continued service-based schedule) covering an aggregate of 1,365,538 shares, and with respect to performance-based RSUs, unvested Performance Share Units (“PSUs”) covering an aggregate of 6,300 shares, and unvested performance-based market stock units (“MSUs”) covering an aggregate of 390,908 shares (assuming maximum levels of achievement) outstanding under the Incentive Plan.

Accordingly, the approximately 1,762,746 shares subject to currently outstanding Incentive Plan awards, together with the shares remaining available for grant under the Incentive Plan which as of February 28, 2025, was 998,018 shares after applying the 1.9 fungible share ratio assuming all future awards are granted as RSUs (commonly referred to as the “overhang”), represent approximately 3.74% of our outstanding shares of common stock. Subject to approval by our stockholders, the overhang after taking into account the number of shares requested under the Incentive Plan Amendment (which would be an additional 1,315,789 shares assuming all future awards are granted as RSUs), will be approximately 5.53% (which includes currently outstanding stock awards, plus shares available for grant under our current available pool and the proposed pool under the Incentive Plan, after applying the 1.9 fungible share ratio for awards granted as RSUs, and excluding our ESPP and any purchase rights thereunder).

Under the heading “Equity Compensation Plan Information” as required by Securities and Exchange Commission rules set forth below, we provide information about shares of our common stock that may be issued under our equity compensation plans as of December 31, 2024. To facilitate the approval of the Incentive Plan Amendment, set forth below is certain additional information. As of the close of trading on the Nasdaq on February 28, 2025:

a.73,726,315 shares of our common stock were outstanding.
b.The market value of one share of our common stock was $187.03.
c.The number of shares remaining available for future grants, under the Incentive Plan was 1,896,236. The proposed Incentive Plan Amendment would increase the number of available shares for future grants under the Incentive Plan to 4,396,236. However, due to the 1.9 fungible share ratio that applies to shares issued pursuant to RSUs granted under the Incentive Plan, the actual number of available shares for future grants if made solely in the form of RSUs under the Incentive Plan would be lower. Thus, the number of shares remaining available if all future grants were solely RSUs under the Incentive Plan would be 998,018, and the proposed Incentive Plan Amendment would increase the number of available shares if all future grants were solely RSUs under the Incentive Plan, to 2,313,808.

Historical Burn Rate

We look at the rate at which we grant awards under our equity incentive programs (also known as our “burn rate”) by measuring the number of shares subject to equity awards granted in a fiscal year divided by the weighted average equivalent of shares of common stock outstanding for that fiscal year. For fiscal years 2024, 2023 and 2022, our burn rates for the Incentive Plan were approximately 1.01%, 0.77%, and 0.45%, respectively, resulting in a three-year average burn-rate for the Incentive Plan of approximately 0.74%. We believe this burn rate reflects our judicious and responsible approach to equity grant practices. Despite our stock repurchases during this period, our three-year average burn rate percentage is significantly below the benchmark published by a leading proxy advisory service for our index classification. We believe that our repurchase practices have mitigated dilution attributable to our compensation program while modestly raising our burn rate percentage over what it would have been if we had not repurchased shares. In particular, over the course of fiscal 2022, 2023 and 2024, we have repurchased approximately 5,750,826 shares of our common stock (approximately 8% over the three-year timeframe).

Anticipated Forfeitures

We currently forecast granting awards covering approximately 4,990,668 shares over the next three-year period (calculated using a fungible ratio of 1.9 for full value awards in accordance with the terms of the Incentive Plan), which is equal to 6.7% of our common shares outstanding as of February 28, 2025. We also anticipate cancellation or forfeitures of RSUs, PSUs and MSUs covering approximately 815,176 shares over this period (calculated using a fungible ratio of 1.9), based on our historic rates. If our expectation for cancellations is accurate, our net grants (grants less cancellations) over the next three-year period would cover approximately 4,175,492 shares (calculated using a fungible ratio of 1.9), or approximately 5.6% of our common stock outstanding as of February 28, 2025. Accordingly, we expect that the share reserve increase pursuant to the Incentive Plan Amendment will allow us to continue to grant stock-based compensation at levels we deem appropriate for approximately the next 3 years. However, we cannot predict our future equity granting practices with precision at this time, and fluctuations in our stock price, changes in hiring activity and needs, and other factors can affect our share usage under the Incentive Plan. Accordingly, it is possible that our share reserve could last for a longer or shorter time based on future circumstances and business needs.

SUMMARY OF THE INCENTIVE PLAN

The following is a summary of the material features of the Incentive Plan (as amended by the Incentive Plan Amendment) and its operation. This summary is qualified in its entirety by reference to the Incentive Plan itself. A copy of the amended and restated Incentive Plan that includes the Incentive Plan Amendment is attached to this proxy statement as Appendix B. Appendix B shows the Incentive Plan (as amended by the Incentive Plan Amendment), with deletions indicated by ~~strikeouts~~ and additions indicated by underlining.

Purpose

The purposes of the Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to individuals who perform services to Align and to promote the success of Align’s business.

Eligibility

The Incentive Plan provides that stock options, restricted stock, RSUs, performance shares, performance units, stock appreciation rights (“SARs”), and other stock or cash awards (each, an “Award” under this summary of the Incentive Plan) may be granted to employees of Align and its affiliates (including Align’s officers), members of the Board, and consultants of Align or any parent, subsidiary or affiliate of Align. However, incentive stock options may be granted only to employees of Align or any parent or subsidiary of Align. Generally, an affiliate refers to any corporation or other entity controlling, controlled by, or in common control with Align.

The Plan Administrator (as defined below) will determine which eligible persons will be granted Awards. As of February 28, 2025, approximately 8,908 employees of ours or our affiliates (including four officers) and nine non-employee members of our Board were eligible to participate in the Incentive Plan. We do not grant Awards under the Incentive Plan to service providers who are not employees, other than members of our Board. Accordingly, no consultants of ours or any parent, subsidiary or affiliate of ours are eligible to participate in the Incentive Plan.

Administration

The Incentive Plan is administered by the Board or a committee designated by the Board made up of Board members or other individuals satisfying applicable laws (in either case, the “Plan Administrator”). The Incentive Plan provides that if transactions under the Incentive Plan are desired to be exempt under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), such transactions will be structured to so qualify for exemption under Rule 16b-3 (including, for example, satisfying any committee requirements under Rule 16b‑3).

Subject to the terms of the Incentive Plan, the Plan Administrator has the authority to determine the fair market value of our common stock; to select the employees, consultants, and directors to whom Awards may be granted; to determine the number of shares to be covered by each Award; to approve forms of award agreements for use under the Incentive Plan; to determine the terms and conditions of Awards; to interpret the provisions of the Incentive Plan and Awards; to prescribe, amend and rescind rules and regulations relating to the Incentive Plan; to modify or amend each Award (subject to the restrictions of the Incentive Plan); to allow a participant to satisfy tax withholding obligations (as prescribed in the Incentive Plan); to authorize any person to execute on behalf of Align any instrument required to effect the grant of an Award previously granted by the Administrator; to allow a participant to defer the receipt of a payout under an Award pursuant to such procedures as the Plan Administrator may determine; and to make all other determinations deemed necessary or advisable for administering the Incentive Plan. The Plan Administrator may permit a participant to satisfy tax withholding obligations with respect to an Award by paying cash, having Align withhold otherwise deliverable cash or shares under the Award, having the participant deliver already-owned shares of Align’s common stock, selling shares otherwise deliverable to the participant, such other consideration and method as the Plan Administrator may determine as permitted by applicable laws, or a combination of any of the above. The amount of such withholding generally will be limited to the maximum rates applicable to the participant but may be such greater amount that the Plan Administrator determines will not have adverse accounting consequences. The Plan Administrator’s decisions, determinations, and interpretations will be final and binding on all participants and any other holders of Awards and will be given the maximum deference permitted by applicable laws.

Shares Available under the Incentive Plan

A maximum aggregate of 34,668,895 shares will be reserved for issuance under the Incentive Plan, after giving effect to the Incentive Plan Amendment. Prior to the Incentive Plan Amendment, a maximum of 32,168,895 shares have been reserved for issuance under the Incentive Plan. The shares issuable under the Incentive Plan may be authorized, but unissued, or reacquired common stock of the Company. As of March 24, 2025, the closing price of our common stock on Nasdaq was $170.37 per share.

Each share subject to an option or SAR will be counted as one share for purposes of determining the available number of shares for issuance under the Incentive Plan. Each share subject to an Award of restricted stock, RSUs or performance shares or units with a per share or unit purchase price lower than the fair market value of a share on the date of grant will be counted as 1.9 shares (or for any such Award granted before May 16, 2013, as 1.5 shares) for purposes of determining the available number of shares for issuance under the Incentive Plan. To the extent a share that was subject to an Award that counted as 1.5 shares or 1.9 shares against the shares reserved under the Incentive Plan is recycled back into the Incentive Plan (as described below), the Incentive Plan will be credited with 1.5 shares or 1.9 shares, respectively.

If an Award expires or becomes unexercisable without having been exercised in full or, with respect to RSUs, or performance shares or units, is terminated due to failure to vest, the unpurchased shares (or for Awards other than options or SARs, the unissued shares) which were subject thereto will become available for future grant or sale under the Incentive Plan (unless the Incentive Plan has terminated). Upon the exercise of a SAR settled in shares, the gross number of shares covered by the portion of the Award so exercised will cease to be available under the Incentive Plan. Shares that have actually been issued under the Incentive Plan under any Award will not be returned to the Incentive Plan and will not become available for future distribution under the Incentive Plan, except if shares issued pursuant to restricted stock, RSUs, performance shares or performance units are repurchased by Align or are forfeited to Align due to failure to vest, such shares will become available for future grant under the Incentive Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Incentive Plan. To the extent an Award is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Incentive Plan. Subject to adjustment under the Incentive Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the maximum aggregate number shares reserved for issuance under the Incentive Plan plus, to the extent allowable under Section 422 of the Internal Revenue Code, any shares that become available for issuance pursuant to the share recycling provisions under the Incentive Plan (summarized above in this section).

Limitations

Prohibition on Repricing and Exchange Programs. The Incentive Plan prohibits any program under which participants are provided the opportunity to transfer outstanding Awards to a financial institution or other person or entity selected by the Plan Administrator, outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, or the exercise price of outstanding Awards are repriced (i.e., increased or reduced).

No Dividends with Respect to Unvested Awards. Dividends or other distributions payable with respect to shares subject to Awards will not be paid before and unless the underlying shares vest. No dividends or other distributions will be paid with respect to shares that are subject to unexercised options or SARs granted under the Incentive Plan.

Minimum Vesting Requirements for Awards. In general, no portion of an Award will vest earlier than the 1-year anniversary of the grant date. The Incentive Plan provides certain limited exceptions to this limitation. For example, without regard to this 1‑year vesting limitation, the vesting of Awards may be accelerated pursuant to our change in control (as defined in the Incentive Plan), certain terminations of a participant’s status as a service provider on or after our change in control, or a participant’s death or disability, and such accelerations will not be subject to the 5% limit described in the next sentence. Additionally, without regard to this 1‑year vesting limitation, Awards that result in issuing up to 5% of the maximum aggregate shares reserved for issuance under the Incentive Plan may be granted to employees of Align or any affiliate of Align or to non-employee Board members or otherwise may be discretionarily accelerated.

Grant Limits. No non-employee director may be granted in any fiscal year Awards (other than any Awards granted to such director while an employee of Align or its affiliates or while a consultant of Align or any parent, subsidiary or affiliate of Align but not a non-employee director) that exceed the lesser of (i) Awards covering 100,000 shares, or (ii) Awards with a grant date fair value (determined in accordance with GAAP) of greater than $1,000,000.

In any fiscal year, a participant will not receive a cash Award described in the “Other Cash or Stock Awards” section below in excess of $5,000,000.

Options

The exercise price per share of options granted under the Incentive Plan is determined by the Plan Administrator and must not be less than 100% of the fair market value of a share of Align’s common stock on the date of grant (except as permitted under Section 424(a) of the Internal Revenue Code). Options granted under the Incentive Plan expire as determined by the Plan Administrator, but in no event later than 7 years from date of grant. However, incentive stock options granted under the Incentive Plan to a participant owning stock representing more than 10% of the voting power of all classes of stock of Align or any parent or subsidiary of Align must have an exercise price per share no less than 110% of the fair market value of a share on the date of grant and the term of such option must be no more than 5 years from the date of grant. The fair market value of Align’s common stock generally is determined by reference to the price of Align’s common stock on the Nasdaq Stock Market on the determination date.

Options granted under the Incentive Plan become exercisable at such times and under such conditions as are determined by the Plan Administrator and as are set forth in the individual award agreements. An option is exercised by giving notice to Align specifying the number of full shares to be purchased and tendering payment of the purchase price together with any applicable tax withholdings. The method of payment of the exercise price for the shares purchased upon exercise of an option will be determined by the Plan Administrator. Each option grant is evidenced by an agreement that specifies the exercise price, the term of the option, the forms of consideration for exercise, and such other terms and conditions as the Plan Administrator will determine.

The Incentive Plan gives the Plan Administrator the authority to vary the terms of the individual award agreements, including exercisability of the Award following termination of service with Align. In the absence of a period specified in the award agreement, generally if a participant ceases to be an employee, director or consultant for any reason other than disability, death or misconduct, then the participant will have the right to exercise their outstanding Award for 3 months (or 12 months if termination is due to death or disability) after the date of termination, but only to the extent the option is vested on the date of termination. In no event will an option be exercisable beyond its term.

There are no unexercised stock options outstanding under the Incentive Plan. We last issued stock options under the Incentive Plan in 2011 and do not currently have plans to grant stock options under the Incentive Plan in the future.

Stock Appreciation Rights

An Award of SARs gives a participant the right to receive the appreciation in the fair market value of Align common stock between the date of grant of the Award and the date of its exercise. The Plan Administrator, subject to the provisions of the Incentive Plan, will have complete discretion to determine the terms and conditions of Awards of SARs granted under the Incentive Plan. However, no SAR Award may have (i) a term of more than 7 years from the date of grant or (ii) an exercise price per share below 100% of the fair market value of a share of Align’s common stock on the grant date (except as permitted under Section 424(a) of the Internal Revenue Code).

Upon exercise of a SAR Award, the holder of the Award will be entitled to receive payment from us in an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of shares with respect to which the Award is exercised. At the discretion of the Plan Administrator, such payment may be in cash, shares or a combination of both. Each Award of SARs will be evidenced by an award agreement that specifies the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Plan Administrator will determine. The terms and conditions relating to the period of exercise following termination of service with respect to options described above also apply to Awards of SARs. There are no SARs outstanding under the Incentive Plan, and we do not currently have plans to grant SARs under the Incentive Plan in the future.

Restricted Stock

Awards of restricted stock are grants of shares of Align’s common stock, which vest in accordance with the terms and conditions established by the Plan Administrator, subject to the provisions of the Incentive Plan. Restricted stock also may be issued under the Incentive Plan pursuant to the early exercise of options. Shares of restricted stock granted under the Incentive Plan may not be transferred by the participant until vested. Generally, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service (or such other date set forth in the award agreement). Unless determined otherwise by the Plan Administrator, participants providing services who hold shares of restricted stock will have the right to vote the shares. The Plan Administrator may accelerate the time at which any restrictions under a restricted stock Award will lapse or be removed. Each restricted stock Award will be evidenced by an award agreement that specifies the period over which the Award vests and becomes transferable, the number of shares granted, and such other terms and conditions as the Plan Administrator will determine. There are no Awards of restricted stock outstanding and we do not currently have plans to grant restricted stock under the Incentive Plan in the future.

Restricted Stock Units

The Plan Administrator may grant Awards of RSUs under the Incentive Plan. Each RSU under the Incentive Plan is a bookkeeping entry representing an amount equal to the fair market value of a share of Align’s common stock as an unfunded and unsecured obligation of Align. Each RSU granted under the Incentive Plan will be evidenced by an award agreement that specifies the number of shares subject to the Award and such other terms and conditions as the Plan Administrator will determine. The Plan Administrator will set the vesting criteria for an Award of RSUs in its discretion, subject to the provisions of the Incentive Plan, and the extent the vesting criteria are met will determine the number of RSUs that become payable to the participant. The Plan Administrator may establish vesting criteria for an RSU Award in its discretion, which may be based on company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis. Earned RSUs will be paid, in the sole discretion of the Plan Administrator, in the form of cash, shares of Align’s common stock, or a combination of both.

After the grant of an RSU Award, the Plan Administrator may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned RSUs as of the date set forth in the award agreement.

Performance Units and Performance Shares

Performance units and performance shares also may be granted under the Incentive Plan. Each Award of performance shares or units granted under the Incentive Plan will be evidenced by an award agreement that specifies the performance period and other terms and conditions of the Award as the Plan Administrator will determine. The Plan Administrator will set the performance objectives or other vesting provisions for an Award of performance shares or units in its discretion, subject to the provisions of the Incentive Plan, and the extent the vesting criteria are met over the applicable performance period will determine the extent to which the Award becomes payable to the participant. The Plan Administrator may establish performance objectives based on company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis. Earned performance units and performance shares granted under the Incentive Plan will be paid, in the sole discretion of the Plan Administrator, in the form of cash, shares of Align’s common stock, or a combination of both.

After the grant of an Award of performance shares or units, the Plan Administrator may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. Each performance unit under the Incentive Plan will have an initial value established by the Plan Administrator on or before the date of grant. Each performance share under the Incentive Plan will have an initial value equal to the fair market value of a share on the grant date. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement.

Other Cash or Stock Awards

In addition to the Awards described above, the Plan Administrator may grant other incentives payable in cash or shares of Align's common stock under the Incentive Plan as it determines to be in the best interests of Align and pursuant to such other terms and conditions as it deems appropriate, subject to the terms of the Incentive Plan.

Non-Transferability of Awards

Unless determined otherwise by the Plan Administrator, Awards granted under the Incentive Plan generally are not transferable other than by will or by the laws of descent or distribution, and may be exercised, during a participant’s lifetime, only by the participant. However, an Award may not be transferred to a financial institution for value.

Misconduct

If a participant’s service terminates as a result of their misconduct (as defined in the Incentive Plan) or the participant engages in misconduct while holding an outstanding Award, then all Awards granted under the Incentive Plan that the participant holds will terminate immediately and the participant will have no further rights with respect to those Awards. Shares under such Awards that terminate will revert to the Incentive Plan.

Adjustments

In the event of any dividend or other distribution (whether in the form of cash, shares of Align’s common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares of common stock or other securities of Align, or other change in the corporate structure of Align affecting its common stock, the Plan Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be available under the Incentive Plan, will adjust the number and class of shares of our common stock that may be delivered under the Incentive Plan and/or the number, class and price of shares of our common stock subject to each outstanding Award, and the numerical limits in the Incentive Plan.

Dissolution or Liquidation

In the event of Align’s proposed dissolution or liquidation, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to consummation of such proposed action to the extent the Award has not been previously exercised.

Change in Control

In the event of our merger with or into another corporation or other entity or our change in control, each outstanding Award will be treated as the Plan Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted for by the successor corporation (or a parent or subsidiary of the successor corporation). If the successor corporation does not assume or substitute for the Award, options and SARs not assumed or substituted will become fully vested and exercisable, all restrictions on restricted stock, RSUs and performance shares and units not assumed or substituted will lapse, and with respect to Awards with performance-based vesting, all performance goals or other vesting criteria generally will be deemed achieved at

100% of target levels and all other terms and conditions met, unless specifically provided otherwise by the Plan Administrator or under the applicable award agreement or other written agreement authorized by the Plan Administrator. In such event for a change in control, unless specifically provided otherwise by the Plan Administrator or under the applicable award agreement or other written agreement authorized by the Plan Administrator, the Plan Administrator will notify participants holding options and/or SARs that the Award is fully vested and exercisable for a period of time as the Plan Administrator may determine and that the Award will terminate upon expiration of such period. With respect to Awards granted to non-employee directors that are assumed or substituted for, if on the date of or following such assumption or substitution such director is terminated in their capacity as a director other than upon their voluntary resignation, then they will fully vest in and have the right to exercise options and/or SARs as to all of the shares subject to such awards, all restrictions on restricted stock, RSUs and performance shares and units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise by the Plan Administrator or under the applicable award agreement or other written agreement authorized by the Plan Administrator. The Plan Administrator will not be required to treat all Awards similarly in the transaction.

Forfeiture Events

Awards granted under the Incentive Plan, and any rights, payments and benefits under such Awards, may be subject to reduction, cancellation, forfeiture, or recoupment rights in favor of Align upon the occurrence of certain specified events as the Plan Administrator may provide in an award agreement. All applicable Awards are subject to our clawback policy as established and/or amended from time to time, and the Plan Administrator may require a participant to forfeit, return or reimburse Align for all or a portion of an Award and any amounts paid under the Award pursuant to such clawback policy or as necessary or appropriate to comply with applicable laws.

Amendment and Termination of the Incentive Plan

The Plan Administrator will have the authority to amend, alter, suspend or terminate the Incentive Plan at any time, except that the Incentive Plan requires stockholder approval for any increases in the number of shares available under the Incentive Plan and for any other amendment to the Incentive Plan to the extent necessary and desirable to comply with applicable laws. Any amendment, alteration, suspension or termination of the Incentive Plan will not, without the written consent of the participant, impair any rights of any participant under the Incentive Plan. The Incentive Plan will terminate on May 17, 2033, unless the Plan Administrator terminates it earlier pursuant to the terms of the Incentive Plan.

SUMMARY OF U.S. FEDERAL INCOME TAX INFORMATION

The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and Align of equity awards granted under the Incentive Plan as of the date of this filing. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the tax laws of any municipality, state or non‑U.S. country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on his or her individual circumstances.

Nonstatutory Stock Options

A participant generally will not recognize taxable income upon the grant of a nonstatutory stock option with a per share exercise price at least equal to the fair market value of a share of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Incentive Stock Options

A participant generally will not recognize taxable income when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case, the spread upon exercise will be an alternative minimum tax adjustment item, unless the exercised shares are disposed of in the same tax year as exercise). If the participant exercises the option and then later sells or otherwise disposes of the shares more than 2 years after the grant date and more than 1 year after the exercise date, the difference between the sale price and the exercise price will be taxed as long-term capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the 2-year or 1-year holding periods described above, he or she generally will recognize ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date minus the exercise price of the option, and any additional gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Stock Appreciation Rights

A participant generally will not recognize taxable income upon the grant of a stock appreciation right with a per share exercise price equal to the fair market value of a share of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Restricted Stock

A participant generally will not recognize taxable income at the time an award of restricted stock is granted. Instead, he or she will recognize ordinary income in the first taxable year in which the shares underlying the award becomes transferable or no longer subject to a substantial risk of forfeiture at the then fair market value of the shares. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives shares under the award in an amount equal to the then-current fair market value of the shares less any amount paid for the shares. Any gain or loss recognized upon any later disposition of shares acquired through the grant of restricted stock generally will be treated as capital gain or loss.

Restricted Stock Units, Performance Units and Performance Shares

A participant generally will not recognize taxable income at the time an award of restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in an amount equal to the fair market value of shares issued to the participant at the end of the applicable vesting period or, if later, the settlement date of the award. Any gain or loss recognized upon any later disposition of shares acquired through the grant of restricted stock units, performance shares or performance units generally will be treated as capital gain or loss.

Cash Payments

A participant will recognize ordinary income upon receipt of a cash payment pursuant to any award in an amount equal to the cash received.

Tax Effects for Align

Align generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income recognized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Pursuant to Section 162(m) of the Internal Revenue Code for federal income tax purposes, a publicly traded corporation is not permitted to deduct compensation in excess of $1 million paid in any taxable year to its covered employees for that taxable year, who consist of its CEO, CFO, up to three other members of executive management who are among the corporation’s five most highly compensated executive officers for that taxable year, and any individual who was a covered employee for any preceding taxable year beginning after December 31, 2016.

Section 409A

Section 409A of the Internal Revenue Code (“Section 409A”) sets forth requirements with respect to how an individual may elect to defer compensation and select the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions under deferred compensation arrangements must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred.

Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION LAWS UPON THE PARTICIPANT AND ALIGN WITH RESPECT TO AWARDS GRANTED UNDER THE INCENTIVE PLAN AND DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR NON-U.S. COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PLAN BENEFITS

The number of awards (if any) that an employee, consultant, or director may receive under the Incentive Plan is in the discretion of the Plan Administrator and therefore cannot be determined in advance. Our executive officers and non-employee members of the Board have an interest in this proposal because they are eligible to receive awards under the Incentive Plan. The following table sets forth (i) the aggregate number of shares of our common stock subject to RSUs, PSUs, and MSUs (in the case of performance-based awards, at target levels) granted under the Incentive Plan to our NEOs and the below-listed groups during the last fiscal year (no other types of awards were granted to such individuals during the last fiscal year) and (ii) the dollar value of such RSUs, PSUs, and MSUs based on their aggregate grant date fair value determined pursuant to FASB ASC Topic 718.

Name of Individual and Position, or Group	Number of RSUs, PSUs, and MSUs(1)	Dollar Value of RSUs, PSUs, and MSUs(2)
Joseph M. Hogan, Director, President and CEO	45,295	$23,848,513
John F. Morici, CFO, EVP Global Finance	10,146	$5,249,435
Emory Wright, EVP, Direct Fabrication Platform Operations	6,522	$3,374,459
Julie Coletti, EVP, Chief Legal and Regulatory Officer	7,246	$3,749,021
Stuart Hockridge, EVP, Global Human Resources	5,073	$2,624,717
All executive officers, as a group	74,282	$38,846,145
All directors who are not executive officers, as a group	10,715	$2,797,901
All employees who are not executive officers, as a group	661,538	$212,859,386
(1) In the case of performance-based awards, the number of shares reflects the target number. For additional information regarding each equity award granted to the NEOs, refer to the 2024 Grants of Plan-Based Awards table above. The maximum number of shares subject to RSUs, PSUs and MSUs granted during the last fiscal year to all employees who are not executive officers, as a group, was 679,672 shares. No MSUs or PSUs were granted during the last fiscal year to our directors who are not executive officers.
(2) Reflects the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718.

In March 2025, our Compensation and Human Capital Committee approved an annual equity grant of RSUs to our non-employee directors (other than the Chair of our Board, Mr. Larkin) having a long-term incentive value equivalent to $300,000, and an annual grant of RSUs to Mr. Larkin, in recognition of his additional responsibilities as Chair of our Board, with a long-term incentive value equal to $400,000. These RSU awards will become effective as of the date of our 2025 annual meeting of stockholders. If stockholders approve the Incentive Plan Amendment, then these RSU awards will be granted under the Incentive Plan as amended by the Incentive Plan Amendment. If stockholders do not approve the Incentive Plan Amendment, these RSU awards will be granted under the Incentive Plan without the Incentive Plan Amendment having been given effect. The following table shows the aggregate grant date fair value, determined pursuant to FASB ASC Topic 718, of such RSUs to be granted to our non‑employee directors, assuming each such individual remains a member of our Board through the grant date.

Name of Group	Number of RSUs (1)	Dollar Value of RSUs (2)
All directors who are not executive officers, as a group	Not yet determinable	$2,800,000
(1) The number of shares under the RSU awards will be calculated using the closing price of our common stock on such date, and accordingly, the number of shares is not determinable until such date.
(2) Reflects the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718. Actual grant date fair value of the equity awards upon grant may differ slightly because only whole shares will be subject to the RSU awards.

VOTE REQUIRED

Authorization of this Proposal 5 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

You may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on this matter. An “ABSTAIN” vote will have the same effect as an “AGAINST” vote for this Proposal 5.

Unless marked otherwise, proxies returned to us will be voted “FOR” Proposal 5. If you hold your shares through a broker, bank or other nominee holder of record you must instruct your broker, banker or other nominee how to vote your shares so that your vote can count for this Proposal 5. If you do not provide voting instructions to your broker, bank or other nominee holder of record, your shares will be considered “broker non-votes” with regard to this matter. Broker non-votes will have no effect on the vote for this Proposal 5.

The Board believes it is in the best interests of Align that stockholders approve the Amendment.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024, about our common stock that may be issued upon the awards granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans, including the Incentive Plan and the Employee Stock Purchase Plan (“ESPP”), each as amended, and certain individual arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	$1,223,152	(1)	$	$5,406,500	(2),(3)
Equity compensation plans not approved by security holders	—		—	—
Total	$1,223,152		$	5,406,500

(1) Includes 1,018,981 RSUs, 193,143 MSUs at target and 11,028 PSUs which have an exercise price of zero.
(2) Includes 1,875,920 shares available for issuance under our ESPP. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights or the weighted average exercise price of outstanding rights under the ESPP.
(3) Includes additional 550,095 of potentially issuable MSUs if performance targets are achieved at maximum payout.

COMPANY PROPOSAL 6
Advisory Vote to Allow Stockholders Owning 25% of our Stock to Call a Special Meeting

We are conducting an advisory vote to gather stockholder perspectives on allowing stockholders holding 25% of our outstanding common stock the right to call a special meeting of stockholders.

Overview

Our stockholders do not currently have the right to call a special meeting of stockholders. Our Board recognizes that some stockholders feel that a stockholder right to call a special meeting is an important corporate governance practice. At the same time, our Board believes that special meetings should only be called to discuss critical, time-sensitive issues that cannot wait until our next annual meeting of stockholders and only in cases where a substantial portion of stockholders agree that a special meeting must be called. A failure to receive the support of 25% of stockholders to convene a special meeting is a strong indicator that the issue is unduly narrow and not deemed critical by our stockholders generally.

In considering both this Proposal 6 and Proposal 7, our Board was aware that preparing for, and holding, special meetings is time-consuming and expensive, and that holding a special meeting at the request of a small number of stockholders has the potential to injure Align, as special meetings demand significant attention from our Board and senior management and disrupt normal business operations. In addition, with each special meeting, we must pay to prepare, print, and distribute disclosure documents to stockholders, solicit proxies, hold the meeting, and tabulate votes, among other things, regardless of whether the meeting is held in person or virtually.

This Proposal 6 is the product of our Board’s continuing review of our corporate governance practices, our Board’s consideration of the stockholder special meeting proposal outlined in Proposal 7, and our Board’s desire for our stockholders play an active role in the governance of their company. Our Board believes that the 10% ownership threshold to call a special meeting, as provided in Proposal 7, is too low and results in the risk that a single stockholder, or a small group of stockholders, calls a special meeting of stockholders to advance their own special interests at our expense. In contrast, our Board believes that a 25% ownership threshold is consistent with market practice.

Our Board believes that a 25% ownership will contribute to an open and constructive forum for stockholders to express concerns, allow Align to understand the priorities and perspectives of its stockholders, and enable Align to effectively address the issues that matter most to its stockholders, while ensuring that special meetings are held sparingly to address extraordinary matters considered so significant or urgent that they require immediate consideration by all stockholders outside of an annual meeting.

Role of Stockholder Engagement

Align has extensive history proactively engaging with stockholders, listening and responding to their questions and seeking out their input as well as ensuring open and robust two-way communications exist between stockholders and our Board. As part of Align’s extensive stockholder outreach program, members of the Board, management and other senior leaders at least annually (and frequently more often) seek out engagement with, and meet, large percentages of our stockholders to gather their input on a wide variety of topics, including our corporate governance practices. In 2022, 2023 and 2024, we reached out to 67%, 57% and 71% of our stockholders, respectively, and thereafter engaged with 31%, 22% and 39% of our stockholders, respectively. In fact, as recently as the period from January 2025 to March 2025, we met with holders of over 25% of our common stock after affirmatively reaching out to over 65% of our stockholders seeking their input on a variety of matters raised by us and them. The stockholders to whom we reached out varied broadly in size, ranging from our largest holders to those holding as little as 0.01% of our common stock. We also regularly conduct an investor perception survey through a third-party service and share the results with management and the Board.

During years of stockholder engagement that have included extensive discussions regarding governance, stockholders have not raised any significant concerns regarding voting rights, nor the ability to call special meetings. It was not until the proponent of Proposal 7, Mr. John Chevedden, holder of 15 shares of our common stock, submitted the Proposal 7 that we became aware that any stockholder desired a change to our Certificate of Incorporation and bylaws to allow stockholders to call a special meeting. In light of the receipt of Proposal 7, and our Board’s perspective as outlined above, our Board concluded that it would be beneficial to gather stockholder perspectives on allowing stockholders holding 25% of our outstanding common stock the right to call a special meeting.

Your Vote

This Proposal 6 is not binding upon Align or our Board. Notwithstanding the advisory nature of this proposal, our Board values the priorities and perspectives of our stockholders and will consider the outcome of the vote along with any further stockholder feedback we receive after the vote when considering whether and how to implement Proposal 6 and Proposal 7. Approval of this Proposal 6 is not conditioned on approval or disapproval of Proposal 7.

Approval of this Proposal 6 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on this Proposal 6. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on this matter. An “ABSTAIN” vote will have the same effect as an “AGAINST” vote for this Proposal 6. Unless marked otherwise, proxies returned to us will be voted “FOR” this Proposal 6. If you hold your shares through a broker, bank or other nominee holder of record, you must instruct your broker, banker or other nominee how to vote your shares so that your vote can count for this Proposal 6. If you do not provide voting instructions to your broker, bank or other nominee holder of record, your shares will be considered “broker non-votes” with regard to this matter. Broker non-votes will have no effect on the vote for this Proposal 6.

STOCKHOLDER PROPOSAL

Proposal 7 (the “Stockholder Proposal”) is a proposal we received from a stockholder. If the proponent of this Stockholder Proposal, or representatives who are qualified under state law, are present at our Annual Meeting and submit the proposal for a vote, then the Stockholder Proposal will be voted upon.

The text of the Stockholder Proposal and supporting statement appear exactly as received from the proponent unless otherwise noted. In accordance with SEC rules, we have set forth below the Stockholder Proposal. All statements contained in the Stockholder Proposal, supporting statements and graphics are the sole responsibility of the proponent and Align and our Board accepts no responsibility for their accuracy or content. The Stockholder Proposal may contain assertions about Align or other matters that we believe are incorrect, but we have not attempted to refute any such assertions. The response from our Board and the recommendation on the proposal is presented immediately following the Stockholder Proposal.

Information contained on or accessible through any website links included in the Stockholder Proposal, supporting statements, and the responses from our Board is not incorporated in, and does not constitute a part of, this proxy statement. The Stockholder Proposal is required to be voted on at our Annual Meeting only if properly presented.

We will promptly provide our stockholders with the name, address, and, to our knowledge, the number of voting securities held by the proponent of the Stockholder Proposal, upon receiving a written request sent to us by mail directed to:

Corporate Secretary
Align Technology, Inc.
410 N. Scottsdale Rd., Suite 1300
Tempe, AZ 85288

STOCKHOLDER PROPOSAL 7
Support for Shareholder Ability to Call for a Special Shareholder Meeting
Mr. John Chevedden has notified the Company that he intends to present the following advisory proposal for consideration at the Annual Meeting:

Proposal 7 – Support for Shareholder Ability to Call for a Special Shareholder Meeting

Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.

A shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. A shareholder right to call for a special shareholder meeting will help ensure that the Align Technology Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting.

To guard against the Align Technology Board of Directors becoming complacent shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when the need arises.

This proposal topic is now more important than ever because there has been a mad rush of Board exculpation proposals to limit the financial liability of directors when they violate their fiduciary duty. This is a disincentive for improved director performance. Since a special shareholder meeting can be called to replace a director, adoption of this proposal could foster better performance by our directors.

Companies often claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a letter to the CEO.

With the widespread use of online shareholder meetings it is much easier for a company to conduct a special shareholder meeting for important issues and Align Technology bylaws thus need to be updated accordingly.

Please vote yes:
Support for Shareholder Ability to Call for a Special Shareholder Meeting– Proposal 7

Statement in Opposition to the Advisory Stockholder Proposal

The Board has carefully considered this advisory proposal and recommends you vote AGAINST it for the reasons described below.

Our Board has carefully considered this advisory proposal and recommends a vote against it. Our Board recommends a vote AGAINST this advisory proposal for the following reasons:

•Proposal 6 better balances stockholder rights with protecting Align’s and our stockholders’ long-term interests.
•Proposal 6 is more consistent with market practice.
•Align has strong corporate governance practices and a long and demonstrated record of continuous and extensive outreach to stockholders as well as responsiveness to their requests.

•Special meetings require substantial company resources and time.
•Align provides multiple channels for stockholders to raise matters.

Proposal 6 better balances stockholder rights with protecting Align’s and our stockholders’ long-term interests

We believe that giving stockholders holding 25% of our outstanding common stock the right to call a special meeting of stockholders strikes the appropriate balance between stockholder rights and protecting the long-term interests of Align and its stockholders. Special meetings should only be called to discuss critical, time-sensitive issues that cannot wait until our next annual meeting of stockholders and only in cases where a substantial portion of stockholders agree that a special meeting must be called. A failure to receive the support of 25% of stockholders to convene a special meeting is a strong indicator that the issue is unduly narrow and not deemed critical by our stockholders generally.

Providing a special meeting request right at a low threshold, such as the one proposed in this Proposal 7, risks giving a small number of stockholders a disproportionate amount of influence over our affairs. Our Board believes such a low threshold creates the risk that one or a limited number of stockholders may use this procedure to act unilaterally, or threaten to do so, to pressure Align into advancing their own special interests at Align’s expense as well as the expense of other stockholders. A higher threshold than the one contemplated by this Proposal 7 also ensures that a more meaningful number of stockholders are seeking to call the special meeting, rather than only one or a few. Otherwise, stockholders have other, less disruptive and costly means, to have their issues brought before all stockholders at recurring annual meetings of stockholders through stockholder proposals. Based on these considerations, the Board believes the 25% threshold outlined in Proposal 6 strikes a more appropriate balance than the 10% threshold in this Proposal 7. Requiring a 25% threshold ensures that stockholders have the right to request a special meeting to act on extraordinary and urgent matters while minimizing the risk that one or a small minority of stockholders will pursue special interests that are not aligned with, or in the best interests of, the Company or its other stockholders.

Proposal 6 is more consistent with market practice.

The Board believes that a 25% ownership threshold for requesting a special meeting by stockholders is in the best interests of the Company and its stockholders and is consistent with market practice. The 10% ownership threshold requested by the stockholder is lower than that of a significant majority of S&P 500 companies that offer stockholders a special meeting right. Based on Align’s review of current market practice, only approximately 22% of S&P 500 companies provided stockholders holding 10% of a company’s shares with a right to call special stockholder meetings, while approximately 61% set the threshold at or above 20%.

Align has strong corporate governance practices and a long and demonstrated record of continuous and extensive outreach to stockholders as well as responsiveness to their requests.

Align has extensive history proactively engaging with stockholders, listening and responding to their questions, and seeking out their input. We believe strongly in ensuring open and robust two-way communications between stockholders and our Board. As part of Align’s extensive stockholder outreach program, members of the Board, management and other senior leaders at least annually (and frequently more often) seek out engagement with, and meet, large percentages of our stockholders seeking their input on a wide variety of topics, including our corporate governance practices. In 2022, 2023 and 2024, we reached out to 67%, 57% and 71% of our stockholders, respectively, and thereafter engaged with 31%, 22% and 39% of our stockholders, respectively. In fact, as recently as the period from January 2025 to March 2025, we met with holders of over 25% of our common stock after affirmatively reaching out to over 65% of our stockholders seeking their input on a variety of matters raised by us and them. The stockholders to whom we reached out varied broadly in size, ranging from our largest holders to those holding as little as 0.01% of our common stock. We also regularly conduct an investor perception survey through a third-party service, and share the results with management and the Board.

As a result of our frequent meetings with stockholders, we have maintained strong corporate governance practices over the years, including:

•Independent Board: Nine of our 10 current Board members are independent (our CEO being the only non-independent director exception).
•Independent Board Leadership: Align’s CEO and Chairman of the Board are separate individuals, with the Chairman of the Board being an independent director.

•Independent Key Committees: Each of the Board’s three key standing committees (the Audit Committee, the Compensation and Human Capital Committee, and the Nominating and Corporate Governance Committee) are comprised solely of independent directors.
•Annual Election of Directors: Our directors stand for election on an annual basis.
•Majority Voting Standard: Align has a majority voting standard for uncontested elections of directors.
•Proxy Access: Align stockholders may nominate directors through the existing proxy access right that is consistent with market practice.

It was not until the proponent of this Proposal 7, Mr. John Chevedden, holder of 15 shares of our common stock, submitted this Proposal 7 that we received feedback from any of our stockholders on an interest in a special meeting right.

Special meetings require substantial company resources and time.
Preparing for, and holding, special meetings is time-consuming and expensive. In connection with conducting a special meeting, Align must pay to prepare, print, and distribute disclosure documents to stockholders, solicit proxies, hold the meeting, and tabulate votes, among other things, regardless of whether the meeting is held in person or virtually. Moreover, holding a special meeting at the request of a small fraction of stockholders has the potential to injure Align, as special meetings demand significant attention from our Board and senior management and disrupt normal business operations. Special meetings should only be called to discuss critical, time-sensitive issues that cannot wait until our next annual meeting of stockholders in cases where a substantial portion of stockholders agree that a special meeting must be called.

Align provides multiple channels for stockholders to raise matters.

Align provides multiple channels for stockholders to raise matters, including the right to nominate directors through proxy access, the ability to submit stockholder proposals, regular engagement with stockholders, and the ability to communicate directly with any of our directors individually, any committee of the Board, the independent directors as a group, the Chairman of the Board, and the Board generally. Align’s ongoing engagement with stockholders is an open and constructive forum for stockholders to express concerns, allows Align to understand the priorities and perspectives of its stockholders, and enables Align to effectively address the issues that matter most to its stockholders. Through these engagements, the Company receives input, provides additional information, and addresses questions on Align’s corporate strategy, executive compensation programs, corporate governance, and other topics of interest to stockholders.

Your Vote

This Proposal 7 is not binding upon Align or our Board. Notwithstanding the advisory nature of this proposal, our Board values the priorities and perspectives of our stockholders, and will consider the outcome of the vote when considering whether and how to implement Proposal 6 and this Proposal 7. Approval of Proposal 6 is not conditioned on approval or disapproval of this Proposal 7.

Approval of this Proposal 7 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on this Proposal 7. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on this matter. An “ABSTAIN” vote will have the same effect as an “AGAINST” vote for this Proposal 7. Unless marked otherwise, proxies returned to us will be voted “AGAINST” this Proposal 7. If you hold your shares through a broker, bank or other nominee holder of record, you must instruct your broker, banker or other nominee how to vote your shares so that your vote can count for this Proposal 7. If you do not provide voting instructions to your broker, bank or other nominee holder of record, your shares will be considered “broker non-votes” with regard to this matter. Broker non-votes will have no effect on the vote for this Proposal 7.

ALIGN TECHNOLOGY, INC.
410 N. Scottsdale Rd., Suite 1300
Tempe, AZ 85288
 _______________________________
Proxy Statement for the
2025 Annual Meeting of Stockholders
__________________________________
GENERAL INFORMATION

Why am I receiving these materials?
We have made these materials available to you via the Internet or delivered paper copies to you by mail in connection with the solicitation by our Board of proxies to be voted at our 2025 Annual Meeting of Stockholders (“Annual Meeting”), which will take place online at 10:00 a.m., Mountain Standard Time, on Wednesday, May 21, 2025. As a stockholder, you are invited to participate in the Annual Meeting via live webcast and vote on the items of business described in this proxy statement.

What is included in these materials?

The proxy materials include:

•this proxy statement; and
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“Annual Report”).

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the Annual Meeting. If you received a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials, see “How do I vote my shares during the Annual Meeting?” below.

What information is contained in these materials?

The information in this proxy statement contains important information regarding our Annual Meeting. Specifically, it:

•identifies the proposals on which you are being asked to vote;
•provides information regarding voting procedures at the Annual Meeting;
•discusses our corporate governance policies and practices;
•describes the compensation paid to our directors and certain executive officers; and
•discloses other information that we are required to provide to you under applicable laws and regulations.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

In accordance with rules adopted by the SEC, we are making our proxy materials available over the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (“Notice”) mailed to most of our stockholders describes how you may access and review the proxy materials on the Internet. The Notice also provides instructions as to how you may submit your proxy via the Internet. If you received the Notice by mail and would prefer to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

How can I access the proxy materials over the Internet?
Our proxy materials are available at https://web.viewproxy.com/aligntech/2025 and will be available during the voting period at www.proxyvote.com.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?
No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions as to how to cast your vote.

What is the difference between holding shares directly or as a beneficial owner, in street name?

Most of our stockholders hold their shares as beneficial owners through a brokerage firm, bank or other nominee. As summarized below, there are some differences between shares held directly (of record) and those owned beneficially.

Stockholder of Record: If on the March 24, 2025 (the “Record Date”) your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are considered the “stockholder of record.” As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Beneficial Owner: If on the Record Date your shares were held on your behalf in an account with a brokerage firm, bank or other nominee, the brokerage firm, bank or other nominee is considered the stockholder of record of your shares and you are considered the beneficial owner of those shares held in “street name.” If you are a beneficial owner, these proxy materials are being forwarded to you by the organization considered the stockholder of record of your shares. As a beneficial owner, you may direct your nominee as to how to vote your shares. Your nominee should have enclosed or provided voting instructions for you to use directing it as to how to vote your shares. Please note that as a beneficial owner, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that is your nominee holding your shares, giving you the right to vote the shares at the Annual Meeting.

VIRTUAL ANNUAL MEETING INFORMATION

How can I participate in the Annual Meeting?

Our Annual Meeting will be an entirely virtual meeting conducted via live webcast. The Annual Meeting webcast will begin promptly at 10:00 a.m., Mountain Standard Time, on Wednesday, May 21, 2025. Online access will begin at 9:30 a.m., Mountain Standard Time, and we encourage you to access the Annual Meeting early.

To be admitted to the Annual Meeting, stockholders as of the Record Date must register in advance at https://web.viewproxy.com/aligntech/2025.

• Registered Stockholders: Stockholders who hold shares in their own name or have received a Notice or proxy card must click “Registration for Registered Holders” and enter their name, phone number, Virtual Control Number (found on your Notice or proxy card) and email address.

• “Street name” or Beneficial Stockholders: Stockholders who hold shares through a bank, broker, or other similar agent, must click “Registration for Beneficial Holders” and enter their name, phone number and email, and click submit. Thereafter, please email a copy of your legal proxy or proof of ownership that you obtain from your bank or broker to Virtualmeeting@viewproxy.com. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://web.viewproxy.com/aligntech/2025.

Why is the Annual Meeting only virtual?

We have chosen to conduct the Annual Meeting in a virtual-only meeting format, via live audio webcast. A virtual meeting provides a convenient and efficient means to administer our Annual Meeting while enabling increased stockholder attendance and participation because stockholders can participate from any location around the world.

What if multiple stockholders share the same address?

To reduce expenses, we are delivering a single copy of the Notice and, if applicable, the proxy materials to certain stockholders who share a single address, unless otherwise requested by one of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. To receive a separate copy of the Notice and, if applicable, the proxy materials you may contact us by calling (408) 470-1000 or by writing to us at Align Technology, Inc., 410 N. Scottsdale Rd., Suite 1300, Tempe, AZ 85288, Attn: Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

How can I submit questions during the Annual Meeting?

During registration and also the Annual Meeting, you may submit questions pertaining to the business of the Annual Meeting according to instructions to be provided either during registration or the Annual Meeting. At the Annual Meeting, each stockholder will be limited to one question. Questions pertinent to the business of the Annual Meeting will be read aloud and answered, subject to time constraints, after the end of the business portion of the Annual Meeting.

What are the rules of procedure for the Annual Meeting?
The rules and procedures for the Annual Meeting will be available at https://web.viewproxy.com/aligntech/2025.

Will the list of stockholders be available during the Annual Meeting?

During the Annual Meeting, the list of our stockholders of record entitled to vote at the Annual Meeting will be available for viewing by stockholders as of the Record Date upon request, for any purpose germane to the Annual Meeting.

What if I have technical difficulties or trouble accessing the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you experience accessing the Annual Meeting. If you encounter any difficulties, please call:

866-612-8937(toll-free)
973-873-7684 (international)

VOTING INFORMATION

Who can vote at the Annual Meeting?

If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on the Record Date, you are entitled to vote at the Annual Meeting. As of the Record Date, 73,210,327 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

How do I vote my shares during the Annual Meeting?

By logging into the webcast, Registered Stockholders will be able to vote electronically on all proposals to be considered at the Annual Meeting. Please note, Beneficial Stockholders must submit a copy of their legal proxy or proof of ownership in advance to https://web.viewproxy.com/aligntech/2025 in order to vote their shares during the Annual Meeting.

Even if you plan to participate in the Annual Meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate.

How can I vote my shares without participating in the Annual Meeting?

Internet. You may vote over the Internet by following the instructions on the Notice. Stockholders who receive printed proxy materials may vote over the Internet by following the instructions on the proxy card. Most of Align’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker, bank or other nominee. A number of banks and brokerage firms are participating in a program provided through Broadridge Investor Communication Solutions that offers the means to vote their shares through the Internet. If your shares are held in an account with a participating broker or bank, you may grant a proxy to vote those shares via the Internet by contacting the website shown on the instruction form received from your broker or bank. To be counted at the Annual Meeting, your vote must be received by 8:59 p.m. Mountain Standard Time, on May 20, 2025.

Telephone. Stockholders of record may vote by following the “Vote by Telephone” instructions on their Notice or on their proxy cards until 8:59 p.m. Mountain Standard Time, on May 20, 2025.

Mail. If you requested printed proxy materials, you can submit your vote by completing, signing and dating the proxy card mailed to you and returning it in the accompanying pre-addressed envelope. Proxy cards must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded.

What if I don’t give specific voting instructions?

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN” in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For these other items of business, if you elect to abstain, the abstention will have the same effect as an “AGAINST” vote.

If you indicate your choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a Registered Stockholder and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

If you are a Beneficial Stockholder and the nominee organization holding your shares does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm) but may not vote on non-routine proposals (each of the other proposals). We encourage you to provide instructions to your broker regarding the voting of your shares.

If you hold your shares through a broker, bank or other nominee holder of record, you must instruct your broker, banker or other nominee how to vote your shares so that your vote can count for each of the proposals. If you do not provide voting instructions to your broker, bank or other nominee holder of record, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but will not be considered as entitled to vote with respect to a particular proposal and are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on Proposal 1 or on the proposals that require the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy and will have no effect on Proposals 2, 3, 5, 6 and 7. For Proposal 4, which requires 66 2/3% of the outstanding shares of voting stock to vote “FOR,” a broker non-vote will have the same effect as an “AGAINST” vote. For information regarding the required vote for each proposal, see “Q: What are we voting on and what vote is required to approve each item?"

Can I change or revoke my vote?

You may change your proxy voting instructions at any time before your votes are cast at the Annual Meeting.
If you are a Registered Stockholder, you may either:
•grant a new proxy bearing a later date by following the instructions provided in the Notice or the proxy card, which will automatically revoke the previous proxy;
•provide written notice of the revocation to:
Corporate Secretary
Align Technology, Inc.
410 N. Scottsdale Rd., Suite 1300
Tempe, AZ 85288
prior to the time we take the vote at the Annual Meeting; or
•participate in the Annual Meeting and vote. Your presence at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request that it be revoked.
If you are a Beneficial Stockholder, you may either:
•timely submit new voting instructions to your broker or other nominee; or
•if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares during the Annual Meeting, participate in the Annual Meeting and vote online.

What are we voting on and what vote is required to approve each item?

The proposals that will be presented at the Annual Meeting, the vote required for passage of each, our Board’s voting recommendations, and the way the vote is calculated for the proposals are as follows:

PROPOSALS	Vote Required	Board's Voting Recommendation	Broker Discretionary Voting Allowed?
COMPANY PROPOSALS
Proposal 1: Election of Directors	For Each Nominee, a Majority of the Votes Cast when a Quorum is Present	FOR EACH NOMINEE	NO
Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority of the Voting Power of the Shares Present in Person or Represented by Proxy at the Meeting and Entitled to Vote	FOR	NO
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of the Voting Power of the Shares Present in Person or Represented by Proxy at the Meeting and Entitled to Vote	FOR	YES
Proposal 4: Replacement of Supermajority Provisions in our Charter with a Simple Majority Vote	66 2/3% of the Outstanding Shares of Voting Stock, meaning Common Shares Outstanding	FOR	NO
Proposal 5: Approval of an Amendment to the Align Technology, Inc. 2005 Incentive Plan	Majority of the Voting Power of the Shares Present in Person or Represented by Proxy at the Meeting and Entitled to Vote	FOR	NO
Proposal 6: Advisory Vote to Allow Stockholders Owning 25% of Our Stock to Call a Special Meeting	Majority of the Voting Power of the Shares Present in Person or Represented by Proxy at the Meeting and Entitled to Vote	FOR	NO
STOCKHOLDER PROPOSAL
Proposal 7: Support for Shareholder Ability to Call for a Special Shareholder Meeting	Majority of the Voting Power of the Shares Present in Person or Represented by Proxy at the Meeting and Entitled to Vote	AGAINST	NO

We will also consider any other business that properly comes before the Annual Meeting. As of April 8, 2025, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxy in accordance with the recommendation of our Board or, if the Board has not provided a recommendation, in accordance with their own judgment, including any matters dealing with the conduct of the Annual Meeting.

What constitutes a quorum?

A quorum, which is a majority of the outstanding shares of our common stock as of the Record Date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the Record Date, 73,210,327 shares of common stock, representing the same number of votes, were outstanding. That means that we need the holders of at least 36,605,164 shares of common stock to be represented for us to have a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and so are included for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present at the scheduled time of the Annual Meeting, then either the chair of the Annual Meeting or the stockholders by vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting are authorized by our Bylaws to adjourn the Annual Meeting until a quorum is present or represented.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials, and making the proxy materials and voting options available online and by phone. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you and establishing and administering the Annual Meeting.

Who will count the vote?
We expect a representative from Align will tabulate the proxies and act as inspector of the election.

ADDITIONAL INFORMATION

What is Align’s website address?

Our website address is www.aligntech.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, available on our website in the “Investors” section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department by sending a written request to Align Technology, Inc., 410 N. Scottsdale Rd., Suite 1300, Tempe, AZ 85288, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com

Where can I find the voting results of the meeting?
We expect to announce preliminary results at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we expect to file with the SEC by May 28, 2025.

Is there any information that I should know regarding future annual meetings?

Stockholder proposals, including a proposal to nominate a person for election to our Board at an annual meeting, that timely satisfy the conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials may be included in our proxy statement for an annual meeting. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2026 Annual Meeting of Stockholders (“2026 Annual Meeting”), we must have received the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than December 9, 2025. A stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2026 Annual Meeting so long as we received information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than February 20, 2026, nor earlier than January 21, 2026. Any notice of director nomination submitted to Align must include the additional information required by Rule 14a-19(b) under the Exchange Act. These requirements are separate from the requirements a stockholder must meet to have a proposal included in our proxy statement under Rule 14a-8.

Other Matters
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend or, if the Board has not provided a recommendation, in accordance with their own judgment, including any matters dealing with the conduct of the Annual Meeting.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF
ALIGN TECHNOLOGY, INC.

April 8, 2025

Appendix A
EXPLANATORY NOTE: The Company’s Amended and Restated Certificate of Incorporation (the “Original Charter”) was filed on April 3, 1997 and was amended on May 19, 2016 (revising the final paragraph of Article V) and May 18, 2023 (amending and restating Article VII in its entirety) by certificates of amendment that were each duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Company’s Board of Directors and the Company’s stockholders (the “Prior Amendments”).

The version of the Second Amended and Restated Certificate of Incorporation that follows includes ~~strikeouts~~ for deletions of text from the Original Charter and and underlining for additions of text to the Original Charter, including the Prior Amendments.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ALIGN TECHNOLOGY, INC.

~~ZIA CHISHTI hereby certifies that:~~

~~ONE: The present name of this~~Align Technology, Inc., a corporation ~~is ALIGN TECHNOLOGY, INC.~~organized and existing under the laws of the State of Delaware (the “Corporation”), ~~which is the~~hereby certifies as follows:

1.The name ~~under which~~of the Corporation ~~was originally incorporated; and the date of filing of the~~is Align Technology, Inc. The Corporation’s original Certificate of Incorporation ~~of the Corporation~~was filed with the Secretary of State of the State of Delaware ~~is~~on April 3, 1997.

~~TWO: He is the duly elected and acting Chief Executive Officer of the Corporation.~~

2.~~THREE:~~ The following Amended and Restated Certificate of Incorporation, which restates, integrates and further amends provisions of the Certificate of Incorporation of the Corporation, has been duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.The following Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

4.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read ~~in full~~ as follows:
ARTICLE I.
NAME

The name of the ~~corporation~~Corporation is Align Technology, Inc.

ARTICLE II.
REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is:

~~9 East Loockerman Street~~ 251 Little Falls Drive
City of ~~Dover~~Wilmington
County of ~~Kent~~New Castle
Delaware ~~19901~~19808

The name of the Corporation’s registered agent at said address is ~~National Registered Agents, Inc~~Corporation Service Company.

ARTICLE III.

POWERS/TERM

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the ~~General Corporation Law of the State of Delaware~~DGCL. The Corporation ~~is to~~shall have perpetual existence.
ARTICLE IV.
CAPITAL STOCK

A.Classes of Stock. ~~This corporation~~The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares, Two Hundred Million (200,000,000) shares of which shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of one-hundredth of one cent ($0.0001) per share and the Preferred Stock shall have a par value of one-hundredth of one cent ($0.0001) per share.

B.Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

i.The designation of the series, which may be by distinguishing number, letter or title.
ii.The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).
iii.The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.
iv.Dates at which dividends, if any, shall be payable.
v.The redemption rights and price or prices, if any, for shares of the series.
vi.The terms and amount of any sinking funds provided for the purchase or redemption of shares of the series.
vii.The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
viii.Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or change may be made.
ix.Restrictions on the issuance of shares of the same series or of any other class or series.
x.The voting rights, if any, of the holders of shares of the series.

C.Common Stock; Voting. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

The number of shares of authorized Common Stock may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, notwithstanding the provisions of Section 242(b)(2) of the ~~General Corporation Law of the State of Delaware~~DGCL.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V.
DIRECTORS

The number of directors of the Corporation shall be determined by resolution of the Board of Directors.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of ~~stockholders~~stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of ~~this~~the Corporation.

At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a ~~stockholder's~~ meeting of stockholders called and held in accordance with the ~~General Corporation Law of the State of Delaware~~DGCL.

Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. A director or the entire Board of Directors may be removed from office at any time by the affirmative vote of ~~at least sixty-six and two-thirds percent (66 2/3%)~~a majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors~~, provided that such removal is for cause~~.

ARTICLE VI.
STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the ~~bylaws~~Bylaws of the Corporation may provide. Special meetings of stockholders for any purpose may be called only by the Board of Directors. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the ~~bylaws~~Bylaws of the Corporation. The stockholders of the Corporation may not take any action by written consent in lieu of a meeting.
ARTICLE VII.
LIMITATION OF DIRECTORS’ AND OFFICERS’ LIABILITY
~~A~~To the fullest extent permitted by law, no director or officer of the Corporation shall ~~not~~ be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the ~~General Corporation Law of the State of Delaware~~DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. ~~If the General Corporation Law of the State of Delaware~~If the DGCL is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the ~~General Corporation Law of the State of Delaware~~DGCL, as so amended.

ARTICLE VIII.
INDEMNIFICATION

A.Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he is or was or has agreed to become, or a person for whom he is the legal representative, is or was or has agreed to become a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in this Article VIII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation. The rights to indemnification provided herein shall continue with respect to a Covered Person notwithstanding that such Covered Person ceases to be a director, officer or other employee or agent of the Corporation.

B.Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

C.Claims. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within sixty (60) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D.Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those provided herein.

E.Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.

F.Amendment, Modification or Repeal. Any ~~repeal or~~amendment, modification or repeal of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such ~~repeal or~~amendment, modification or repeal.

G.Other Indemnification and Prepayment of Expenses. This Article VIII shall not limit the right to the Corporation to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX.
AMENDMENT OF BYLAWS

In furtherance of and not in limitation of powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, ~~repeal, alter,~~amend, modify and ~~rescind~~repeal the ~~bylaws~~Bylaws of the Corporation by vote of a majority of the Board of Directors. In addition, the ~~bylaws~~Bylaws of the Corporation may be amended, adopted or repealed by the affirmative vote of holders of at least ~~sixty-six and two-thirds percent (66 2/3%)~~a majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
ARTICLE X.
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles V, VI, VII, VIII, IX and X of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders of at least ~~sixty-six and two-thirds percent (66-2/3%)~~a majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
***

~~FOUR: That the foregoing Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.~~

~~FIVE: That the foregoing Amended and Restated Certificate of Incorporation of the Corporation was approved by the holders of the requisite number of shares of the Corporation, and written notice was given, in accordance with Section 228 of the General Corporation Law of the State of Delaware.~~

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been ~~signed this ___ day of December, 2000~~duly executed by an authorized officer of the Corporation on _________.

ALIGN TECHNOLOGY, INC.

By: /s/ ~~Zia Chishti~~Julie Coletti
~~Zia Chishti, Chief~~ Name: Julie Coletti
Title: Executive Vice President, Chief Legal and Regulatory Officer

Appendix B
EXPLANATORY NOTE: Appendix B shows the Align Technology, Inc. 2005 Incentive Plan as amended by the Incentive Plan Amendment contained in Proposal 5, with deletions indicated by ~~strikeouts~~ and additions indicated by underlining.
ALIGN TECHNOLOGY, INC.
2005 INCENTIVE PLAN
AMENDED AND RESTATED: MAY 17, 2023
AMENDMENT APPROVED BY THE BOARD OF DIRECTORS: MARCH 19, 2025
AMENDMENT TO BE APPROVED BY THE STOCKHOLDERS: MAY 21, 2025
1.Purposes of the Plan. The purposes of this Plan are:

•to attract and retain the best available personnel for positions of substantial responsibility,

•to provide incentives to individuals who perform services to the Company, and

•to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, SARs, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.
2.Definitions. As used herein, the following definitions will apply:
(a)    “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
(c)    “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
(d)    “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, SARs, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.
(e)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Change in Control” means the occurrence of any of the following events:
(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(h)    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or Treasury Regulation promulgated thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(i)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
(j)    “Common Stock” means the common stock of the Company.
(k)    “Company” means Align Technology, Inc., a Delaware corporation, or any successor thereto.
(l)    “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(m)    “Director” means a member of the Board.
(n)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(o)    “Employee” means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)    “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced.
(r)    “Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock as the Administrator may determine in good faith.
(s)    “Fiscal Year” means the fiscal year of the Company.
(t)    “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(u)    “Inside Director” means a Director who is an Employee.
(v)    “Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company or its Affiliates, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company or its Affiliates in a material manner. The foregoing definition will not in any way preclude or restrict the right of the Company or its Affiliates to discharge or dismiss any Participant for any other acts or omissions, but such other acts or omissions will not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.
(w)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(x)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)    “Option” means a stock option granted pursuant to the Plan.
(z)    “Outside Director” means a Director who is not an Employee.
(aa)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(bb)    “Participant” means the holder of an outstanding Award.

(cc)    “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.
(dd)    “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.
(ee)    “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.
(ff)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(gg)    “Plan” means this 2005 Incentive Plan, as may be amended from time to time.
(hh)    “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.
(ii)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 10. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(jj)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(kk)    “Securities Act” means the Securities Act of 1933, as amended.
(ll)    “Section 16(b)” means Section 16(b) of the Exchange Act.
(mm)    “Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as may be amended from time to time.
(nn)    “Service Provider” means an Employee, Director or Consultant.
(oo)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 17 of the Plan.
(pp)    “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.
(qq)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan.
(a)    Stock Subject to the Plan. Subject to the provisions of Section 17 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is ~~32,168,895~~ 34,668,895 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
(b)    Full Value Awards. Any Shares subject to Options or SARs will be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares subject to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units with a per Share or unit purchase price lower than 100% of Fair Market Value on the date of grant that were granted prior to May 16, 2013, will be counted against the numerical limits of this Section 3 as one and one-half (1 ½) Shares for every one (1) Share subject thereto. To the extent that a Share that was subject to an Award that counted as one and one-half (1 ½) Shares against the Plan Share reserve pursuant to the preceding sentence is recycled back into the Plan under Section 3(c) below, the Plan will be credited with one and one-half (1 ½) Shares.

Any Shares subject to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units with a per Share or unit purchase price lower than 100% of Fair Market Value on the date of grant that were granted on or after May 16, 2013, will be counted against the numerical limits of this Section 3 as one and nine-tenths (1.9) Shares for every one (1) Share subject thereto. To the extent that a Share that was subject to an Award that counted as one and nine-tenths (1.9) Shares against the Plan Share reserve pursuant to the preceding sentence is recycled back into the Plan under Section 3(c) below, the Plan will be credited with one and nine-tenths (1.9) Shares.
(c)    Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full or, with respect to an Award of Restricted Stock Units, Performance Units or Performance Shares, is terminated due to failure to vest, the unpurchased Shares (or for Awards other than Options or SARs, the unissued Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon the exercise of a SAR settled in Shares, the gross number of Shares covered by the portion of the Award so exercised (i.e., Shares actually issued pursuant to a SAR, as well as the Shares that represent payment of the exercise price and any applicable tax withholdings) will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 17, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 3(c).
(d)    Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.Administration of the Plan.
(a)    Procedure.
(i)    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)    Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)    to determine the Fair Market Value;
(ii)    to select the Service Providers to whom Awards may be granted hereunder;
(iii)    to determine the number of Shares to be covered by each Award granted hereunder;
(iv)    to approve forms of Award Agreements for use under the Plan;
(v)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;
(viii)    subject to Section 6, to modify or amend each Award (subject to Section 22(c) of the Plan) including, without limitation, the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;
(ix)    to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 18;
(x)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;
(xii)    to grant in addition to the incentives described in Sections 7, 8, 9, 10, and 11 below, other incentives payable in cash or Shares under the Plan as determined by the Administrator to be in the best interests of the Company and subject to any terms and conditions the Administrator deems advisable; and
(xiii)    to make all other determinations deemed necessary or advisable for administering the Plan.
(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
(d)    No Liability. Under no circumstances will the Company, its Affiliates, the Administrator, or the Board incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, the Administrator’s or the Board’s roles in connection with the Plan.
5.Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or any Parent or Subsidiary of the Company.
6.Limitations.
(a)    No Exchange Program. Notwithstanding the powers of the Administrator set forth herein, the Administrator may not institute an Exchange Program.
(b)    Dividends. Dividends or other distributions payable with respect to Shares subject to Awards will not be paid before and unless the underlying Shares vest. No dividends or other distributions will be paid with respect to Shares that are subject to unexercised Options or Stock Appreciation Rights.
(c)    Minimum Vesting Requirements.
(i)    General. Except as specified otherwise in Section 6(c)(ii), no portion of an Award will vest earlier than the 1-year anniversary of the Award’s date of grant, unless the vesting of the Award is accelerated pursuant to a Change in Control, certain terminations of a Participant’s status as a Service Provider on or after a Change in Control, a Participant’s death, or a Participant’s Disability (each, an “Acceleration Event”).

(ii)    Exception to Minimum Vesting Requirements. Awards that result in issuing up to 5% of the maximum aggregate number of Shares authorized for issuance under the Plan (the “5% Limit”) may be granted to any one or more Employees or Outside Directors without respect to the minimum vesting requirements set forth in Section 6(c)(i). All Awards that have their vesting discretionarily accelerated (except if accelerated pursuant to an Acceleration Event) are subject to the 5% Limit. For purposes of clarification, the Administrator may accelerate the vesting of any Award pursuant to an Acceleration Event without such vesting acceleration counting toward the 5% Limit. The 5% Limit applies in the aggregate to Awards that do not satisfy the minimum vesting requirements set forth in Section 6(c)(i) and to the discretionary vesting acceleration of Awards as specified in this Section 6(c)(ii).
(d)    Grant Limits.
(i)    Other Cash or Stock Awards. In any Fiscal Year, a Participant will not receive a cash Award under Section 12 in excess of $5,000,000.
(ii)    Outside Director Award Limitations. No Outside Director may be granted in any Fiscal Year Awards that exceed the lesser of (i) Awards covering 100,000 Shares or (ii) Awards with a grant date fair value (determined in accordance with GAAP) of greater than $1,000,000. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, shall not count for purposes of this limitation. The foregoing limitation will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 17.
7.Stock Options. Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(a)    Limitations.
(i)    Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options. For purposes of this Section 7(a), Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(b)    Term of Option. The term of each Option will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement as determined by the Administrator in its sole discretion. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)    Option Exercise Price and Consideration.
(i)    Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)    In the case of an Incentive Stock Option
(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.
(B)    granted to any Employee other than an Employee described in paragraph (1) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.
(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)    Option Agreement. Each Option grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the acceptable forms of consideration for exercise (which may include any form of consideration permitted by Section 7(c)(iv), the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(iv)    Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.
(d)    Exercise of Option.
(i)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 17 of the Plan.
(ii)    Termination of Relationship as a Service Provider other than Death, Disability or Misconduct. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as a result of the Participant’s death, Disability or Misconduct, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)    Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
8.Restricted Stock.
(a)    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)    Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
(c)    Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)    Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)    Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)    Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
9.Stock Appreciation Rights.
(a)    Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)    Number of Shares. Subject to Section 6, the Administrator will have complete discretion to determine the number of SARs granted to any Participant.
(c)    Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing provisions of this Section 9(c), Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and the Treasury Regulations thereunder.

(d)    SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)    Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than seven (7) from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 7(d) also will apply to SARs.
(f)    Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)    The number of Shares with respect to which the SAR is exercised.
At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.Restricted Stock Units.
(a)    Grant. Subject to the terms of the Plan, Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)    Vesting Criteria and Other Terms. Subject to the terms of the Plan, the Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(c)    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.
(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will not reduce the number of Shares available for grant under the Plan.
(e)    Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and become available for grant under the Plan.

11.Performance Units and Performance Shares.
(a)    Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant.

(b)    Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)    Performance Objectives and Other Terms. Subject to the terms of the Plan, the Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based on the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)    Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)    Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period, or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)    Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
12.Other Cash or Stock Awards. In addition to the incentives described in Sections 7 through 11 above, and subject to the terms of the Plan, the Administrator may grant other incentives payable in cash or Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.
13.Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral of Awards will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.
14.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
15.Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary, an Award may not be transferred to a financial institution for value.
16.Termination of Relationship as a Service Provider due to Misconduct. If a Participant ceases to be a Service Provider due to his or her Misconduct or should a Participant engage in Misconduct while holding an outstanding Award, then all Awards that the Participant then holds will immediately terminate and the Participant will have no further rights with respect to such Awards. Upon such a termination, the Shares covered by the Awards that so terminate will revert to the Plan.
17.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share and unit limits set forth in Sections 3 and 6.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)    Change in Control. In the event of a merger of the Company with or into another corporation or other entity, or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.
In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), (and for the avoidance of doubt, notwithstanding the vesting limitations under Section 6) the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights that are not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Shares/Units not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
With respect to Awards granted to Outside Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.
For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 17(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance objectives will not be considered assumed if the Company or its successor modifies any of such performance objectives without the Participant’s consent; provided, however, a modification to such performance objectives only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 17(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A of the Code and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A of the Code, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A of the Code without triggering any penalties applicable under Section 409A of the Code.
18.Tax Withholding.
(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy U.S. federal, state, and local, non-U.S., and other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents; (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion; (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (v) such other consideration and method of payment for the meeting of tax withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws; or (vi) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
19.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company, or Parent or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
20.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
21.Term of Plan. Subject to Section 25 of the Plan, this Plan as adopted by the Board in its amended and restated form will become effective as of the date of the Company’s 2023 Annual Meeting of Stockholders and will continue in effect for a term ending on the ten (10) year anniversary of such meeting, unless terminated earlier under Section 22 of the Plan.
22.Amendment and Termination of the Plan.
(a)    Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Without limiting the foregoing sentence, the number of Shares available under the Plan pursuant to Section 3 herein may not be increased without approval of the Company’s stockholders, except as provided in Section 3.
(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
23.Conditions Upon Issuance of Shares.
(a)    Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)    Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
24.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary to or advisable for the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
25.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

ALIGN TECHNOLOGY, INC.
410 North Scottsdale Road, Suite 1300, Tempe, AZ 85288

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2025 AT 10:00 A.M. MST

The undersigned stockholders of Align Technology, Inc. hereby acknowledge receipt of the Notice of Annual Meeting of Stockholders and proxy statement (the "Proxy Statement") for the 2025 Annual Meeting of Stockholders of Align Technology, Inc. (the "Annual Meeting") and hereby appoint Joseph M. Hogan and Julie Coletti, or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned to represent the undersigned at the Annual Meeting to be held virtually on Wednesday, May 21, 2025 at 10:00 A.M. MST, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present. In order to attend the meeting, you must register at https://web.viewproxy.com/aligntech/2025 by 8:59 P.M. MST on May 20, 2025. On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting are contained in the Proxy Statement in the sections titled "Virtual Annual Meeting Information—How can I participate in the Annual Meeting?" and "Voting Information—How do I vote my shares during the Annual Meeting?"

This proxy, when properly executed, will be voted in the manner directed. If no such directions are specified, this proxy will be voted "FOR" each nominee listed in Proposal 1 and "FOR" Proposals 2, 3, 4, 5 and 6 and "AGAINST" Stockholder Proposal 7.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

A. COMPANY PROPOSALS – Our Board of Directors recommends you vote FOR each nominee listed in Proposal 1 and FOR Proposals 2, 3, 4, 5 and 6.

1. Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Kevin T. Conroy	☐	☐	☐	05 C. Raymond Larkin, Jr	☐	☐	☐	09 Andrea L. Saia	☐	☐	☐
02 Kevin J. Dallas	☐	☐	☐	06 George J. Morrow	☐	☐	☐	10 Susan E. Siegel	☐	☐	☐
03 Joseph M. Hogan	☐	☐	☐	07 Anne M. Myong	☐	☐	☐				
04 Joseph Lacob	☐	☐	☐	08 Mojdeh Poul	☐	☐	☐				

DO NOT PRINT IN THIS AREA
(Stockholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box) ☐

VIRTUAL CONTROL NUMBER

B. STOCKHOLDER PROPOSAL – Our Board of Directors recommends you vote AGAINST Stockholder Proposal 7.

C. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Sign: ____________________

Date: ____________________

Signature: ____________________

Signature: ____________________
(Joint Owners)

Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

VIRTUAL CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/ALGN

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.